  As filed with the Securities and Exchange Commission on April 7, 2000
                                           Registration Statement No. 333-96391

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 2
                                      to
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       Broadview Networks Holdings, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                    4813                    11-3310798
                              (Primary Standard           (I.R.S. Employer
     (State or other              Industrial             Identification No.)
     jurisdiction of         Classification Code
     incorporation or              Number)
      organization)

                   Vern M. Kennedy, Chief Executive Officer
                       Broadview Networks Holdings, Inc.
                         45-18 Court Square, Suite 300
                          Long Island City, NY 11101
                                (718) 707-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
        Thomas M. Vitale, Esq.                  John T. Gaffney, Esq.
         Mayer, Brown & Platt                  Cravath, Swaine & Moore
             1675 Broadway                        825 Eighth Avenue
          New York, NY 10019                     New York, NY 10019
            (212) 506-2500                         (212) 474-1000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                     Proposed
                                                     Maximum
                                                    Aggregate      Amount of
     Title of Each Class of         Amount to be     Offering     Registration
   Securities to be Registered     Registered (1)  Price(1)(2)       Fee(3)
------------------------------------------------------------------------------
Common Stock ($0.01 par value per
 share)..........................    8,050,000     $161,000,000     $42,504

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 1,050,000 shares issuable pursuant to an overallotment option granted to the underwriters.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(3) Previously paid.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell securities, and we are not + +soliciting offers to buy these securities, in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated April 7, 2000.

                          [LOGO OF BROADVIEW NETWORKS]

                                7,000,000 Shares

                       Broadview Networks Holdings, Inc.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Broadview Networks Holdings, Inc. All of the 7,000,000 shares of common stock are being sold by Broadview Networks.

  Prior to this offering, there has been no public market for the common stock. Broadview Networks currently anticipates that the initial public offering price will be between $18.00 and $20.00 per share. Broadview Networks has applied for quotation of the common stock on the Nasdaq National Market under the symbol "BDVU."

  See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                          Per Share    Total
                                                          ---------    -----
Initial public offering price............................   $       $
Underwriting discount....................................   $       $
Proceeds, before expenses, to Broadview Networks.........   $       $

  To the extent that the underwriters sell more than 7,000,000 shares of common stock, the underwriters have the option to purchase an additional 1,050,000 shares of common stock from Broadview Networks at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares of common stock on      , 2000.


Goldman, Sachs & Co.                                   Bear, Stearns & Co. Inc.
                          Donaldson, Lufkin & Jenrette

                                  -----------

                    Prospectus dated                , 2000.

                              [INSIDE FRONT COVER]

    [Examples of opening computer screens of our operating and customer care systems]

    You should rely only on the information contained in this prospectus. Broadview Networks has not authorized anyone to provide you with any other information. Broadview Networks is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until                   , 2000, all dealers that buy, sell or trade our
common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Use of Proceeds..........................................................  14
Corporate Information....................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  24
Management...............................................................  47
Certain Transactions.....................................................  56
Principal Stockholders...................................................  61
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  69
Underwriting.............................................................  71
Legal Matters............................................................  73
Experts..................................................................  73
Where You Can Find More Information about Broadview Networks.............  73
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

    This summary highlights information that is set forth in more detail later in this prospectus. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 8.

                               Broadview Networks

Overview

    We are an electronically integrated communications provider, or e-ICP, a new type of competitive communications carrier that can electronically connect with the information systems of Bell Atlantic and other key suppliers, then automatically process data from those suppliers and incorporate it into its own systems. We offer high-speed internet access and services using digital subscriber line, or DSL, technology, data services, and local, long-distance and international voice service to small and medium-sized businesses, small office/home office customers and communications-intensive residential consumers in the northeastern United States.

    Despite our limited operating history, as of December 31, 1999, we had approximately 39,000 customers with approximately 72,000 access lines. In 1999, our revenues were $37.2 million, compared with revenues of $10.9 million in 1998. As we grow and expand our network, we expect to incur significant expenditures as well as continued operating losses and negative cash flow for the next few years.

    Our business is founded on the premise that a communications provider needs integrated systems and highly-automated processes to cost-effectively meet customers' needs in an increasingly competitive environment. As such, in October 1996, we became the first company to implement software systems that automatically and electronically process data from Bell Atlantic and incorporate it directly into its network provisioning, billing and customer care systems. We believe the level of electronic integration provided by our proprietary OPENnet systems represents a significant improvement over the electronic bonding traditionally used by competitive telephone carriers.

    We have developed and implemented the following three customized processes, collectively known as Smart/3/, by which we sell to customers, place them on our network and provide them with customer care:

  . SmarterAcquire. In order to provide services rapidly, generally within five business days of taking an order, we initially resell the services of Bell Atlantic and others. In comparison, we believe our competitors, who put new customers directly onto their networks, typically experience a delay of 20-30 business days in providing services.

  . SmarterBuild. After we acquire a customer base in a particular geographic area, we migrate our customers' lines in bulk from the Bell Atlantic network onto our own network using a highly-automated, efficient process we developed. We believe our unique high-volume migration process reduces labor, time, cost, efforts and service disruptions compared to companies who connect access lines to their networks one at a time.

  . SmarterCare. Our customer care associates, supported by our proprietary systems, are able to address all customer care functions, including service and features ordering, billing, service inquiry and account administration. They are available to customers 24 hours a day, seven days a week.

Business Strategy

    The key elements of our business strategy are:

  . Focus on small and medium-sized businesses. We use a dedicated sales force to target small and medium-sized businesses and address their needs for simplicity and one-stop shopping by providing integrated bundles of data and voice services which are invoiced on a single bill.

  . Rapidly acquire customers and provide services with SmarterAcquire. We will continue to use our systems and processes to rapidly enter new markets and generate customer revenues.

  . Increasingly focus on data services. We have recently begun our commercial introduction of DSL-based services in New York, augmenting our DSL-trained sales force with data sales specialists and installing high-speed data switches.

  . Foster customer loyalty by providing SmarterCare. We intend to further enhance our customer care by permitting customers to interact directly with our systems online, giving them a choice of self-service over the internet or personalized attention from one of our customer care associates.

  . SmarterBuild our state of the art, scalable network. We will continue to deploy our network assets in a particular location after we have acquired a customer base, reducing our capital risk and producing an improved return on invested capital.

  . Capture market share through geographic expansion. We currently offer services in New York and Massachusetts, and intend to expand our operations into other markets within the Bell Atlantic region as well as into selected other regions.

  . Leverage the experience of our management team. Our eight executive officers have an average of 18 years of experience in the communications industry, and are former executives of companies including Bell Atlantic, Teleport Communications Group, Covad, MFS Communications, AT&T and MCI.

                                  The Offering

 Common stock offered............................ 7,000,000 shares
 Common stock to be outstanding after this
  offering....................................... 32,627,116 shares
 Over-allotment option........................... 1,050,000 shares
 Proposed Nasdaq National Market symbol.......... BDVU
 Use of proceeds................................. We currently intend to use the net proceeds for
                                                  expansion and development of
                                                  our network infrastructure
                                                  and other general corporate
                                                  purposes including sales and
                                                  marketing, information
                                                  technology systems and the
                                                  funding of operating losses.

    Unless otherwise specifically stated, all information in this prospectus, including the calculation of the number of shares to be outstanding after this offering:

  . reflects the automatic conversion of all outstanding shares of our Series A convertible preferred stock, Series B convertible preferred stock, Series C mandatorily redeemable convertible preferred stock and Series D mandatorily redeemable convertible preferred stock into 17,561,703 shares of our common stock following the closing of this offering;

  . reflects the termination of the mandatory redemption feature of 370,000 shares of mandatorily redeemable common stock;

  .   assumes the underwriters do not exercise their over-allotment option;
      and

  . does not reflect shares that may be issued upon the exercise of options.

                               Recent Events

    On March 31, 2000, we entered into a non-binding letter of intent with GE Capital and First Union National Bank detailing a proposed senior credit facility in an aggregate principal amount of $150 million. If finalized, it is expected that the proceeds from this financing would be used in connection with the deployment and expansion of our telecommunications network and that this facility would replace our existing vendor credit facility with NTFC Capital Corporation.

                      Summary Consolidated Financial Data

    The following tables list our summary consolidated financial data. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    In the following table, "adjusted EBITDA" is defined as earnings before interest income, income taxes, depreciation, amortization, and non-cash compensation expense. EBITDA is a non-GAAP measure commonly used by investors and analysts to analyze companies on the basis of operating performance, leverage and liquidity. We present adjusted EBITDA, which is also a non-GAAP measure, to enhance the understanding of our operating results. We believe adjusted EBITDA is an indicator of our operating profitability since it excludes items which are not directly attributable to our ongoing business operations. Broadview Networks excludes non-cash compensation from adjusted EBITDA because the nature of the charge is non-recurring and does not reflect the ongoing performance of the business. However, adjusted EBITDA relies upon management's judgment to determine which items are directly attributable to our ongoing business operations and as such is subjective in nature. Neither EBITDA nor adjusted EBITDA should be construed as an alternative to net income as an indicator of a company's operating performance or as an alternative to cash flow from operating, investing and financing activities as a measure of a company's liquidity. For information about cash flows or results of operations in accordance with generally accepted accounting principles, please see the audited consolidated financial statements included elsewhere in this prospectus.

    The pro forma balance sheet data gives effect to the sale and issuance of 6,006,959 shares of Series D mandatorily redeemable convertible preferred stock for net proceeds of $27.9 million and the assumed conversion of all preferred stock and mandatorily redeemable common stock outstanding into shares of common stock upon the completion of this offering.

    The pro forma as adjusted balance sheet data gives effect to the sale of 7,000,000 shares of common stock in this offering, assuming an initial public offering price of $19 per share and after deducting underwriting discounts and commissions and estimated offering expenses of $2.2 million.

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
                                                         (in thousands)
Consolidated Statement of Operations Data:
Revenues, net.....................................  $ 2,070  $10,866  $ 37,203
Operating expenses:
Cost of revenues (excluding depreciation and
 amortization)....................................    1,759    9,507    33,965
Operating expenses (excluding non-cash
 compensation and depreciation and amortization)..    1,503   10,172    29,406
Non-cash compensation.............................      --       495    10,920
Depreciation and amortization.....................      124      610     1,060
                                                    -------  -------  --------
  Total operating expenses........................    3,386   20,784    75,351
                                                    -------  -------  --------
Operating loss....................................   (1,316)  (9,918)  (38,148)
                                                    -------  -------  --------
Net loss..........................................  $(1,302) $(9,711) $(37,631)
                                                    =======  =======  ========
Other Consolidated Financial Data:
Capital expenditures..............................  $    62  $   601  $ 15,678
Cash used in operating activities.................     (688)  (9,309)  (19,652)
Cash used in investing activities.................     (249)    (474)  (14,252)
Cash provided by financing activities.............    1,416   12,064    36,424
Adjusted EBITDA...................................   (1,192)  (8,813)  (26,168)

                                                          December 31,
                                                   ----------------------------
                                                                        1999
                                                                      Pro Forma
                                                              1999       as
                                                    1999    Pro Forma Adjusted
                                                   -------  --------- ---------
                                                         (in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents......................... $ 5,572   $33,522  $155,012
Working capital...................................  (1,292)   26,658   148,148
Total assets......................................  30,709    58,659   180,149
Long-term obligations, less current portion.......   7,979     7,979     7,979
Mandatorily redeemable securities.................  44,068       --        --
Stockholders' equity (deficit).................... (36,675)   35,343   156,833

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Our limited operating history makes evaluating our performance and prospects difficult

    We were incorporated and began operations in March 1996. As a result of our limited operating history, we have limited historical financial data on which an evaluation of our performance or our prospects can be based. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly those in new and rapidly evolving markets. To address these risks, we must, among other things: expand the geographic coverage of our services; attract and retain customers within our existing and new regions; increase awareness of our services; respond to competitive developments; continue to attract, retain and motivate qualified employees; continue to upgrade our technologies; incorporate these technologies into our service offerings; and effectively manage our expanding operations. Our inability to successfully address these risks could have a material adverse effect on our business, prospects, operating results and financial condition. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. This would likely materially adversely affect the market price of our common stock.

We have a history of operating and net losses, cash used in operating activities and negative adjusted EBITDA since our inception and we may not be profitable in the future

    We have experienced operating and net losses, cash used in operating activities and negative adjusted EBITDA in each quarter since our inception. The accumulated deficit at December 31, 1999 was $48,734,222. We may continue to lose money for the forseeable future because we plan to continue to incur significant expenses. If we cannot achieve or sustain operating income, net income, cash provided by operating activities and positive adjusted EBITDA in the future, we may not be able to meet our working capital requirements or pay interest on our debt, which would have a material adverse effect on our business, financial condition and results of operations and on the market price of our common stock.

We have limited experience in offering DSL, internet and new communications services and may be unable to do so successfully

    Our strategy includes offering a full suite of communications services, including high speed data services, some of which are based on DSL technology, and internet service. We have limited experience providing these new services and may be unable to do so successfully, which could damage our reputation and the perception of our brand name. Our ability to offer a full suite of services will depend on many factors, including our ability to:

  .upgrade our network and install new equipment;

  . successfully meet technical requirements with which we have had little experience to date; and

  .  expand, train and manage our employee base.

    Our failure to do any of these things effectively could materially adversely affect our results of operations and the market price of our common stock.

If we do not receive market acceptance for our services, we may find it difficult to achieve or sustain profitable operations

    Although we currently sell our products and services in several of our target markets, we do not have a significant market share in any of those markets. Accordingly, the success of our service offerings and our ability to achieve and sustain profitable operations will be dependent upon, among other things, our ability to convince prospective customers to accept us as their new provider of telecommunications services. The markets for competitive local and long distance service, internet access and high-speed data communications, including those services based on DSL technology, are in the early stages of development. We may not receive market acceptance and prices and demand for our services may not be sufficient to achieve or sustain profitable operations. If the markets for our new services fail to develop, grow more slowly than anticipated or become saturated with competitors, our ability to convince prospective customers to use our telecommunications services could be materially adversely affected.

If we are unable to obtain additional financing, we may be compelled to alter our business strategy and our operations may suffer

    In order to implement our business plan, or if our working capital needs exceed our current expectations, we may need to raise additional capital from debt or equity sources. Although we have entered into a non-binding letter of intent for a proposed $150 million senior credit facility, there is no guarantee that we will be able to finalize this proposed financing. If we are not successful in raising sufficient debt or equity capital on a timely basis, on acceptable terms, or at all, we could be compelled to alter our business strategy, delay or abandon some of our future plans or expenditures, sell assets or default on interest payments on our indebtedness. Any of these events would have a material adverse effect on our business, financial condition and results of operations and on the market price of our common stock.

It will be difficult to expand geographically unless we are able to attract and retain sales, technical and management personnel and other employees

    Difficulty in hiring and retaining personnel could delay or prevent the execution of our plans to expand geographically and could materially adversely affect us. In particular, we believe we will need to attract a significant number of sales, customer service and technical personnel. Competition for qualified personnel in the communications industry is intense.

    Our success also depends to a significant extent upon the abilities and continued efforts of our existing management team. We have employment agreements with all of our executive officers. The loss of any member of our management team could materially adversely affect us.

Our failure to sustain desired pricing levels could impair our ability to achieve profitability or positive cash flow

    Prices for communications services have historically fallen, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

The conduct of Bell Atlantic and other incumbent local exchange carriers could cause us to lose customers

    We are highly dependent on Bell Atlantic's willingness and ability to provide us with the use of its local network lines and facilities, including its leased telephone lines and interoffice transport facilities, in a timely, efficient and cost-effective manner. We have entered into three interconnection agreements with Bell Atlantic covering the New York, Massachusetts and Pennsylvania markets. The initial term of our New York agreement expired on December 31, 1999, at which time the agreement was automatically extended. It may be terminated by either party upon 90 days' written notice. Our Massachusetts agreement will expire in April 2001, unless either party requests negotiation prior to that time, in which case the agreement would remain in effect until a new agreement is executed or an arbitration decision is made by the Massachusetts Department of Telecommunications and Energy. Our Pennsylvania agreement will expire in August 2000, unless either party requests renegotiation prior to that time, in which case the agreement would remain in effect on a month to month basis until a new agreement is reached or until the terms and conditions of an agreement are resolved by the Pennsylvania Public Utility Commission. If these agreements are terminated, Bell Atlantic is obligated to continue providing us with access to its network but may do so under a new interconnection agreement, under standard interconnection terms and conditions approved by regulators, or under tariff terms and conditions available to all competitive communications providers, otherwise known as competitive local exchange carriers, or CLECs, all of which are or may be less favorable to us than the terms of our current agreements. The provisions of our agreements are subject in their entirety to the Telecommunications Act of 1996 and orders from other governmental regulatory agencies. Bell Atlantic is, and will probably continue to be, both our largest supplier and our largest competitor. As a result, Bell Atlantic has an inherent conflict of interest in cooperating with us.

    If we expand geographically, we will be similarly dependent on the traditional telephone company, otherwise known as an incumbent local exchange carrier, or ILEC, in each new market, and each ILEC will be similarly conflicted. We cannot guarantee that Bell Atlantic or the ILEC in any of our future markets will comply with state and federal regulations or contracts governing its interactions with us, or will provide us with the cooperation we require. Nor can we confirm that our existing interconnection agreements will not be terminated or that we will be able to negotiate interconnection agreements in the other markets in which we intend to offer local service. If we are unable to obtain Bell Atlantic's cooperation, or secure or maintain interconnection agreements, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

Any failure of our suppliers and other service providers to provide us with services, equipment or access could affect our ability to provide quality services to customers

    We are highly dependent on third parties to supply us with services, equipment and access. Occasionally we have experienced delays or other problems in receiving these facilities and services. Any failure on the part of third parties to adequately supply us or maintain the quality of their facilities and services in the future could cause our customers to experience delays in service and lower levels of customer care, which could cause them to switch to other providers. We are particularly dependent on third parties because:

  . We lease our transport capacity, including the transmission facilities which give us access to our customers, from ILECs and other competitive transport carriers;

  . We resell, on a usage basis, regional, long distance, international and internet services of traditional and new market suppliers. While we plan to offer DSL services over our own facilities, we may still selectively resell DSL services of other providers at the same time;

  . Our DSL-enabled services depend on the quality of the telephone lines and the ILECs' maintenance of such lines; and

  . We rely on a single or limited number of vendors to supply key components of our current and future network infrastructure, including switching, access and networking equipment and DSL equipment that is currently under development and that we plan to incorporate once it becomes commercially available.

    Many of these entities are, or may become, our competitors. We cannot assure you that we will be able to obtain use of these facilities or services in a timely manner, on terms and in quantities satisfactory to us, or at all.

If we do not upgrade or modify our OPENnet software and Smart/3/ processes in response to changing business conditions as we expand, we may not be able to acquire, manage and service our customers

    Our business strategy is largely based on our OPENnet software, our unique Smart/3/ business processes and the level of integration that we have achieved with Bell Atlantic in New York and Massachusetts and with other vendors. If Bell Atlantic or our other key vendors modify or enhance their systems on short or no notice, or we otherwise fail to keep our software synchronized with that of our vendors, it may significantly impair our ability to add new customers and care for and bill our existing customers.

    In addition, in order to successfully execute our strategy of expanding into other markets within the Bell Atlantic region and in selected other regions, we will need to integrate with the ILEC in those areas. We have not yet attempted to integrate with ILECs outside New York and Massachusetts and will likely need to modify our software and processes in order to successfully do so. An inability to adequately upgrade or modify OPENnet or our Smart/3/ processes could hurt our ability to acquire, manage or service our customers.

Failure of our software could increase our costs, disrupt our services and reduce demand for our services

    Our OPENnet software is subject to design, coding and other software flaws. Although we have taken reasonable and necessary precautions, we are also vulnerable to hackers, computer viruses and equipment failures, including failures of our computers, servers and data networks. The occurrence of any of these events could result in partial or total failure of our systems, loss or diminution in service delivery performance, additional and unexpected expenses to fund further systems development or to add programming personnel to complete or correct development, and loss of revenue because of the inability of customers to use our services.

Our ability to finance our future operations and engage in other business activities may be restricted by the terms of our indebtedness

    The covenants in our vendor financing facility and, if obtained, our proposed senior credit facility may adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the best interests of our stockholders. As a result, these restrictive covenants could have a material adverse effect on our business, financial condition and results of operations and on the market price of our common stock.

    The terms of our vendor financing facility with NTFC Capital Corporation restrict, and in some cases significantly limit or prohibit our ability and the ability of our subsidiaries to, among other things:

  . pay dividends and make other distributions on capital stock and redeem capital stock;

  . incur additional indebtedness, create liens on our assets or assume contingent obligations;

  .   make investments, advances and loans;

  .   lease personal property;

  .   engage in transactions with our shareholders and affiliates;

  .   remove collateral from various locations;
  . make capital expenditures inconsistent with the business plan we submitted to NTFC Capital Corporation when we entered into the facility;
  .   engage in mergers and consolidations; and
  .   sell assets outside the ordinary course of business.

    If finalized, we expect that our proposed senior credit facility with GE Capital and First Union National Bank would replace our vendor financing facility. However, we also expect that any agreement entered into in connection with this proposed financing would similarly restrict or prohibit our ability and the ability of our subsidiaries to engage in these activities.

We are controlled by a limited number of stockholders whose interests may be different from the interests of our public stockholders, which could depress the price of our stock

    Our executive officers, directors, significant stockholders and entities affiliated with them will control approximately 67.9% of our common stock following this offering. As a result, these stockholders will have significant influence over our future operations and strategy, including the election of directors and the approval of significant corporate transactions, which limits the influence of our public stockholders and could depress the price of our stock. Conflicts of interest between these stockholders and our public stockholders may arise. For example, the interests of the institutional and management stockholders regarding any proposed merger or sale of our company may differ from the interests of our new public stockholders, especially if the consideration to be paid for the common stock is less than the price paid by public stockholders.


The telecommunications industry is undergoing rapid technological changes, and our failure to keep up with such changes could cause us to lose customers and impede our ability to attract new customers.

    The telecommunications industry is undergoing rapid and significant changes in technology, customer requirements and preferences and our failure to keep up with such changes could cause us to lose customers and impede our ability to attract new customers. In particular, DSL technology does not have widely accepted standards, and alternative technologies for providing high speed data transport may develop and be superior to the DSL technology on which we rely. New technologies could also reduce the competitiveness of our OPENnet software systems and our network. We may be required to select one technology over another, but at a time when it would be impossible to predict with any certainty which technology will prove to be the most economic, efficient or capable of attracting customer usage. Subsequent technological developments may require unbudgeted upgrades or additional products that could be expensive and time consuming.

Future sales of our stock may lower our stock price

    The market price of our common stock may fall significantly if existing stockholders sell a large number of shares of our common stock in the market following this offering, or investors perceive that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we believe is appropriate. Immediately after this offering, there will be 32,627,116 shares of our common stock outstanding. Of these shares, the 7,000,000 shares sold in this offering will be available for immediate resale in the public market. The remaining 25,627,116 shares of common stock outstanding after this offering will become available for resale in the public market, subject to applicable volume and manner of sale restrictions under Rule 144, as follows:

                                                                    Number of
      Date of First Availability for Resale                           Shares
      -------------------------------------                         ----------
      Immediately after the date of this prospectus................     58,744
                                                                    ----------
      90 days after the date of this prospectus....................     29,959
                                                                    ----------
      At various times after 180 days from the date of this
       prospectus.................................................. 25,538,413
                                                                    ----------

    In addition, the holders of 18,151,342 shares of common stock, including shares in the preceding table, have contractual registration rights with respect to their shares.

Our stock may be extremely volatile given the industry in which we operate

    The market price at which our common stock will trade after this offering is likely to be volatile. In particular, the stock market has experienced extreme price and volume fluctuations affecting the stock of communications companies. These fluctuations may be unrelated or disproportionate to our performance, and may result in a significant decline in the trading price of our common stock.

You will experience immediate and substantial dilution of $14.19 in the book value of your investment

    Investors purchasing shares in this offering will incur immediate and substantial dilution of $14.19 in the book value of their investments because the initial public offering price they pay will exceed the net tangible book value per share of the shares they acquire. In large part, this dilution is due to the fact that our existing stockholders paid significantly less than the initial public offering price when they invested. To the extent outstanding options to purchase common stock are exercised, investors will experience further dilution.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described above and elsewhere in this prospectus. We assume no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 7,000,000 shares of common stock being offered by us, at an assumed public offering price of $19.00 per share, which is the midpoint of the offering range, less estimated underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $121,490,000, or $140,044,000 if the underwriters' overallotment option is exercised in full.

    We intend to use the net proceeds from this offering as follows:

     --approximately $70.0 million to fund the expansion and development of our network infrastructure.

     --approximately $50.0 million to cover general corporate expenses, including sales and marketing, information technology systems and the funding of operating losses.

    We may also use a portion of the net proceeds to acquire complementary businesses, although we have no definitive agreements to do so at this time. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including revenue growth, if any, and the extent and timing of our entry into target markets and capital expenditures.

    Prior to the application of the net proceeds from the offering as described above, these proceeds will be invested in marketable, investment-grade securities.

                             CORPORATE INFORMATION

    We were incorporated in New York in March 1996 and converted to a Delaware corporation in July, 1998. We hold a 100% interest in Broadview Networks, Inc., a New York corporation and our main operating subsidiary. Additionally, we hold a 100% interest in Open Support Systems LLC, a Connecticut limited liability company. Open Support Systems is the operating subsidiary that owns and has developed the OPENnet software used by Broadview Networks, Inc. Prior to October 1999, we operated under the name Coaxicom Inc., while Broadview Networks, Inc. operated under the name Community Networks, Inc.

    Our principal executive offices are located at 45-18 Court Square, Suite 300, Long Island City, New York 11101. Our telephone number at this location is
(718) 707-8800 and our internet address is www.broadviewnet.com. Information on our internet website does not constitute part of this prospectus.

    We have filed applications to register the Broadview Networks name and logo as trademarks. Open Support Systems has filed applications to register OPENnet, OPENorder, OPENfix, OPENbill, OPENcare, OPENcontact and OPENgateway as service marks. Broadview Networks, Inc. has filed applications to register Smart/3/, SmarterAcquire, SmarterBuild, SmarterCare, One Touch and One Touch Care as service marks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. For the foreseeable future we intend to retain our earnings for our operations and the expansion of our business and do not expect to pay dividends on our common stock. The payment of any future dividends will be at the discretion of our board of directors and will depend on, among other factors, our earnings, financial condition, capital requirements and general business outlook at the time payment is considered. In addition, our ability to pay dividends will depend on the amount of distributions, if any, received from our operating subsidiaries, Broadview Networks, Inc. and Open Support Systems LLC or any of our future operating subsidiaries. Our existing vendor financing facility with NTFC Capital Corporation does, and any future indebtedness incurred by us may, restrict our ability to pay dividends.

                                 CAPITALIZATION

   The following cash and capitalization table sets forth:

    .  Our actual cash and capitalization as of December 31, 1999.

    .  Our pro forma cash and capitalization after giving effect to:

      . the conversions of the Series A and B convertible preferred shares into 3,446,070 and 1,838,799 shares of common stock, respectively; and

      . the conversion of the Series C mandatorily redeemable convertible preferred shares into 6,269,875 shares of common stock; and

      . the sale and issuance of 6,006,959 shares of Series D mandatorily redeemable convertible preferred stock for $27,950,000, net of issuance costs of $50,000 and their subsequent conversion into 6,006,959 shares of common stock; and

      . the termination of the mandatorily redeemable feature of the 370,000 shares of common stock sold to an executive officer.

    . Our pro forma, as adjusted, cash and capitalization to reflect the issuance of 7,000,000 shares in this offering and the net proceeds received of $121,490,000.


   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  as Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Cash and cash equivalents...................... $  5,572  $ 33,522    $155,012
                                                ========  ========    ========
Long-term obligations, including current
 portion....................................... $  8,798  $  8,798    $  8,798
                                                --------  --------    --------
Mandatorily redeemable securities
 Series C convertible preferred shares, $0.01
  par value, 6,269,875 shares authorized,
  issued and outstanding, actual; no shares
  issued and outstanding, pro forma or pro
  forma as adjusted............................   38,888       --          --
 Series D convertible preferred shares, $0.01
  par value, 6,006,959 shares authorized; no
  shares issued and outstanding actual, pro
  forma or pro forma as adjusted...............      --        --          --
 Common stock, $0.01 par value, 370,000 shares
  issued and outstanding actual, no shares
  issued and outstanding pro forma or pro forma
  as adjusted .................................    5,180       --          --
                                                --------  --------    --------
  Total mandatorily redeemable securities......   44,068       --          --
                                                --------  --------    --------
Stockholders' equity (deficit)
 Convertible preferred stock, $0.01 par value,
  16,900,000 shares authorized; 17,600,000
  shares authorized pro forma..................
 Series A, $0.01 par value, 3,446,070 shares
  authorized, issued and outstanding, actual;
  no shares issued and outstanding, pro forma
  or pro forma as adjusted.....................       35       --          --
 Series B, $0.01 par value, 1,838,799 shares
  authorized, issued and outstanding, actual;
  no shares issued and outstanding, pro forma
  or pro forma as adjusted.....................       18       --          --
 Common stock, $0.01 par value, 32,000,000
  shares authorized, 7,695,413 shares issued
  and outstanding, actual; 36,000,000 shares
  authorized, 25,627,116 shares issued and
  outstanding, pro forma, and 32,627,116 shares
  issued and outstanding pro forma as
  adjusted.....................................       77       256         326
 Receivable from officer for issuance of
  stock........................................     (960)     (960)       (960)
 Additional paid-in capital....................   33,290   105,182     226,602
 Deferred compensation.........................  (20,401)  (20,401)    (20,401)
 Accumulated deficit...........................  (48,734)  (48,734)    (48,734)
                                                --------  --------    --------
  Total stockholders' equity (deficit).........  (36,675)   35,343     156,833
                                                --------  --------    --------
  Total capitalization......................... $ 16,191  $ 44,141    $165,631
                                                ========  ========    ========

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was $35,343,101 or $1.38 per share of outstanding common stock, after giving effect to the adjustments shown in the pro forma column under "Capitalization." The pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by 25,627,116 shares of common stock outstanding on a pro forma basis before the offering. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after the offering. After giving effect to this offering, the as adjusted pro forma net tangible book value at December 31, 1999 would have been $156,833,101 or $4.81 per share. This represents an immediate increase in the net tangible book value of $3.43 per share to existing stockholders and an immediate dilution in net tangible book value of $14.19 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price.............................       $19.00
 Pro forma net tangible book value per share as of December 31,
  1999............................................................ $1.38
 Increase in pro forma net tangible book value per share attribut-
  able to this
   offering.......................................................  3.43
                                                                   -----
Pro forma net tangible book value per share after this offering...         4.81
                                                                         ------
Dilution per share to new investors...............................       $14.19
                                                                         ======

    The following table summarizes on a pro forma basis, as of December 31, 1999, the number of shares of common stock purchased from Broadview Networks, the total consideration paid and the average consideration paid per share by our existing stockholders and by the new investors at an assumed initial public offering price of $19.00 per share for shares purchased in this offering, before deducting underwriting discounts and commissions and our offering expenses.

                                Shares Purchased  Total Consideration   Average
                               ------------------ -------------------- Price Per
                                 Number   Percent    Amount    Percent   Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders........  25,627,116   78.5% $ 73,712,477   35.7%  $ 2.88
New investors................   7,000,000   21.5   133,000,000   64.3    19.00
                               ----------  -----  ------------  -----
  Total......................  32,627,116  100.0% $206,712,477  100.0%
                               ==========  =====  ============  =====

    The discussion above assumes no exercise of options after the date of this offering. As of the date of this offering, an aggregate of 6,140,416 shares of common stock were issuable following the exercise of outstanding employee and director options issued under our 1997 and 2000 Stock Option Plans at an average exercise price of $6.56 per share. If all options outstanding as of the date of this offering were exercised, the net tangible book value per share immediately after completion of this offering would be $5.09. This represents an immediate increase in net tangible book value of $0.28 per share to purchasers of common stock in this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables present summary consolidated financial data for the period from March 21, 1996 to December 31, 1996 and for the years ended December 31, 1997 through 1999. The statement of operations, cash flow and balance sheet data for the period from March 21, 1996 to December 31, 1996 and for the years ending December 31, 1997 through 1999 have been derived from financial statements, including those set forth elsewhere in this prospectus, that have been audited by PricewaterhouseCoopers LLP, independent accountants.

  See Note 2 to the consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to determine the number of shares used to compute basic and diluted net loss per share in the following tables.

    In the following table, "adjusted EBITDA" is defined as earnings before interest income, income taxes, depreciation, amortization, and non-cash compensation expense. EBITDA is a non-GAAP measure commonly used by investors and analysts to analyze companies on the basis of operating performance, leverage and liquidity. We present adjusted EBITDA, which is also a non-GAAP measure, to enhance the understanding of our operating results. We believe adjusted EBITDA is an indicator of our operating profitability since it excludes items which are not directly attributable to our ongoing business operations. Broadview Networks excludes non-cash compensation from adjusted EBITDA because the nature of the charge is non-recurring and does not reflect the ongoing performance of the business. However, adjusted EBITDA relies upon management's judgment to determine which items are directly attributable to our ongoing business operations and as such is subjective in nature. Neither EBITDA nor adjusted EBITDA should be construed as an alternative to net income as an indicator of a company's operating performance or as an alternative to cash flow from operating, investing and financing activities as a measure of a company's liquidity. For information about cash flows or results of operations in accordance with generally accepted accounting principles, please see the audited consolidated financial statements included elsewhere in this prospectus.

                             Period from
                           March 21, 1996
                           (inception) to       Year Ended December 31,
                          December 31, 1996 ----------------------------------
                          -----------------
                                1997           1998        1999
                             ----------     ----------  ----------
                                (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues, net...........     $        4     $    2,070  $   10,866  $   37,203
Operating expenses:
Cost of revenues (ex-
 cluding depreciation
 and amortization)......              3          1,759       9,507      33,965
General and administra-
 tive...................             95          1,024       4,555      16,288
Sales and marketing.....            --             449       4,181      11,034
Software development....            --              30       1,436       2,084
Depreciation and amorti-
 zation.................              1            124         610       1,060
Non-cash compensation...            --             --          495      10,920
                             ----------     ----------  ----------  ----------
  Total operating ex-
   penses...............             99          3,386      20,784      75,351
                             ----------     ----------  ----------  ----------
Operating loss..........            (95)        (1,316)     (9,918)    (38,148)
Interest income.........              5             18         221         854
Interest expense........            --              (4)        (14)       (337)
                             ----------     ----------  ----------  ----------
Net loss................            (90)        (1,302)     (9,711)    (37,631)
Accretion of mandatorily
 redeemable
 preferred shares.......            --             --          --      (11,092)
                             ----------     ----------  ----------  ----------
Net loss applicable to
 common stockholders....     $      (90)    $   (1,302) $   (9,711) $  (48,723)
                             ==========     ==========  ==========  ==========
Basic and diluted net
 loss per share.........     $    (0.02)    $    (0.24) $    (1.49) $    (6.73)
                             ==========     ==========  ==========  ==========
Shares used to compute
 basic and diluted
 net loss per share.....      3,850,844      5,391,317   6,510,871   7,238,631
Other Consolidated
 Statement of Operations
 Data:
Capital expenditures....     $       14     $       62  $      601  $   15,678
Cash used in operating
 activities.............            (95)          (688)     (9,309)    (19,652)
Cash used in investing
 activities.............            (14)          (249)       (474)    (14,252)
Cash provided by financ-
 ing activities.........            401          1,416      12,064      36,424
Adjusted EBITDA.........            (94)        (1,192)     (8,813)    (26,168)
Consolidated Balance
 Sheet Data:
Cash and cash equiva-
 lents..................            292            772       3,052       5,572
Working capital.........            289           (110)      2,605      (1,292)
Total assets............            325          2,849       8,007      30,709
Long-term obligations,
 less current portion...            --              22          84       7,979
Mandatorily redeemable
 securities.............            --             --          --       44,068
Stockholders' equity
 (deficit)..............            311            939       3,832     (36,675)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the financial statements and related notes and other detailed information regarding Broadview Networks included elsewhere in this prospectus. The discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. Actual events or results may differ materially from such statements. In evaluating these statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters described under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in the forward-looking statements contained in this prospectus.

Overview

    We currently provide data, voice and internet services to small and medium-sized businesses and residential customers. We began operations in 1996 reselling, under our own brand name, Bell Atlantic's local dial tone and regional telecommunications services. In October 1999 we changed our brand name to Broadview Networks from Community Networks.

    In September 1999, in addition to providing our customers with resold services through Bell Atlantic and other wholesale providers, we began migrating customers onto our own network, incorporating various owned and leased network components and operating as a network-based integrated service provider. As a result, we now provide dial tone and features, such as call waiting and caller ID, and an array of local, toll, long distance, data and internet services over our own network. By moving customers onto our own network, we are able to lower the direct costs of providing our services and better manage our service offerings and quality of service.

    As we implement our business strategy, we intend to continue to expand our existing network, enhance our software systems, further automate our processes and increase our sales force. We also intend to continue expanding our service offerings, including the further deployment of high-speed internet and other services using DSL technology, in order to maintain and enhance our position as an integrated communications provider.

    As we undertake these expansion plans and attempt to grow our revenue base, we anticipate that we will incur significant expenditures and sustain continued operating losses and negative cash flow from operations for the next few years.

Year Ended December 31, 1999 Compared To Year Ended December 31, 1998

    Revenues, net. Net revenues increased 241% to $37.2 million for the year ended December 31, 1999 from $10.9 million for the year ended December 31, 1998. Customer access lines served increased to 71,965 at December 31, 1999 from 32,832 at December 31, 1998. During 1999, we began to provide service using our own network. We initiated the first conversion of access lines to our network in September 1999 and had 8,201 lines on our network at December 31, 1999.

    Cost of revenues. Cost of revenues for the year ended December 31, 1999 totaled $34.0 million, an increase of 258% from the $9.5 million incurred in the corresponding period in 1998. Cost of revenues includes costs of wholesale purchases of services from Bell Atlantic and other wholesale providers, and costs of transport, leased telephone line charges, expenses for housing our network equipment in Bell Atlantic's offices and termination of on-net traffic, exclusive of depreciation and amortization. We also anticipate that costs of services as a percentage of revenue will eventually decrease as a result of a significant increase in the number of access lines converted to our network services.

    Sales and marketing. Sales and marketing expenses increased by 162% to $11.0 million for the year ended December 31, 1999 from $4.2 million for the year ended December 31, 1998, and decreased as a percentage of revenues to 29.6% from 38.5% for the corresponding period. Within sales and marketing expenses, the largest component is personnel and related expenses, which includes wages and salaries, along with commissions earned by our sales force. These expenses increased by 820% from 1998 to 1999, reflecting a significant increase in sales personnel at December 31, 1999 over the prior year. Other expenses included the costs of opening and maintaining 6 sales offices (4 at December 31, 1998) in New York and Massachusetts.

    We expect to further expand our sales force in 2000. Variable expenses, including commissions paid to independent marketing representatives, are expected to increase with future sales growth.

    Software development. Software development expenditures increased 50% to $2.1 million for the year ended December 31, 1999 from $1.4 million for the year ended December 31, 1998. In 1999, we began to capitalize internal payroll costs related to improvements to our software under Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Therefore, we have capitalized $0.7 million of these expenditures. Within software development expenses, the largest component is personnel and related expenses, which includes wages and salaries. This element of expense increased to $2.2 million from $1.2 million reflecting an approximate 75% increase in employees at December 31, 1999 over the prior year. We expect to continue to develop our software in order to increase its capabilities and reinforce its reliability.

    General and administrative. General and administrative expenses increased by 254% to $16.3 million for the year ended December 31, 1999 from $4.6 million for the year ended December 31, 1998. Within general and administrative expenses, wages and salaries represent the majority of the costs. These expenses increased by 152% from December 31, 1998 compared to December 31, 1999, reflecting an increase in the number of employees. The majority of the increase in employees is a result of the significant expansion of our customer service operation at December 31, 1999 over December 31, 1998. In addition, the provision for doubtful accounts increased by 700% from $0.5 million in 1998 to $4.0 million in 1999 while as a percentage of revenue, this expense increased from 4.6% of revenue in 1998 to 10.8% of revenue in 1999. The increase resulted from the rapid growth in operations prior to the establishment of formal client acceptance, credit and collection procedures, which were implemented at the end of the fourth quarter of 1999. We expect that with the implementation of formal client acceptance, credit and collection procedures, bad debt expense as a percentage of revenue will decline over time. Other expenses within general and administrative expenses also increased, reflecting our ongoing growth.

    Depreciation and amortization. Depreciation and amortization increased to $1.1 million for the year ended December 31, 1999 from $0.6 million for the year ended December 31, 1998, reflecting our network buildout, amortization of software costs capitalized in connection with the implementation of Statement of Position 98-1 and capital additions to our internal computer systems. At December 31, 1999, we have one switch location and 20 colocation facilities in service. Future depreciation expense will increase as assets related to our network expansion plans are placed into service.

    Non-cash compensation. During 1998 and 1999, we issued stock options and common stock to employees which were treated for accounting purposes as priced below the estimated fair value of our common stock at the date of grant or issuance. We have determined that the non-cash deferred compensation relating to the stock options granted were $22.3 million and $0.3 million for the years ended December 31, 1999 and 1998, respectively. The deferred charge is being amortized over the vesting period of the options, generally four years. In addition, we issued common stock to certain executives during 1999, for which non-cash compensation was recognized totalling $8.2 million in 1999. In addition, in both 1999 and 1998 we recorded $0.5 million of non-cash compensation arising from the acquisition of the remaining equity interest in Open Support Systems LLC.

    Interest. Interest income, net of interest expense, increased to $0.5 million for the year ended December 31, 1999 from $0.2 million for the year ended December 31, 1998. This increase resulted from interest earned on excess invested funds averaging $9.6 million for the year ended December 31, 1999 increasing from $3.5 million for the year ended December 31, 1998.

    Adjusted EBITDA. Adjusted EBITDA decreased to negative $26.2 million for the year ended December 31, 1999 from negative $8.8 million for the year ended December 31, 1998. This decrease was due to increased sales and marketing, the deployment of our network, and increased operating, general and administrative expenses as discussed above.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

    Revenues, net. Net revenues increased 419% to $10.9 million for the year ended December 31, 1998 from $2.1 million for the year ended December 31, 1997. Customer access lines in service increased to 32,832 at December 31, 1998 from 5,469 at December 31, 1997.

    Cost of revenues. Cost of revenues for the year ended December 31, 1998 totaled $9.5 million, an increase of 428% from $1.8 million incurred for the year ended December 31, 1997. This increase is due to the increased number of customer access lines placed in service.

    Sales and marketing. Sales and marketing expenses increased by 950% to $4.2 million for the year ended December 31, 1998 from $0.4 million for the year ended December 31, 1997, and increased as a percentage of revenues to 38.5% from 19.0% for the corresponding period. Within sales and marketing expenses, the largest component is personnel and related expenses, which includes wages and salaries, and sales commissions. These expenses increased by 379% from 1997 to 1998, reflecting a significant increase in sales employees. Other expenses included agents' commissions, and the costs of opening and maintaining four sales offices in New York.

    Software development. On November 25, 1997, we formed Open Support Systems LLC, which commenced operations in 1998, to develop operating software for our company. Within software development expenses, the largest component is personnel and related expenses, which includes wages and salaries. This element of expense totalled $1.2 million for the year ended December 31, 1998, reflecting the establishment of our internal development team.

    General and administrative. General and administrative expenses increased by 360% to $4.6 million for the year ended December 31, 1998 from $1.0 million for the year ended December 31, 1997. Within general and administrative expenses, wages and salaries represent the majority of the costs. These expenses increased by 373% from 1997 to 1998, reflecting an increase in the number of employees from December 31, 1997 to December 31, 1998. The majority of the increase was a result of the expansion of customer service personnel in 1998 as compared to 1997. Other expenses within general and administrative expenses increased as a result of our ongoing growth.

    Depreciation and amortization. Depreciation and amortization increased to $0.6 million for the year ended December 31, 1998 from $0.1 million for the year ended December 31, 1997, reflecting the expansion of our two call center facilities in Long Island City, New York and Syracuse, New York and capital additions to our internal computer systems.

    Non-cash compensation. In 1998, we recorded a non-cash compensation charge of $0.5 million for deferred compensation resulting from the acquisition of the remaining equity interest in Open Support Systems LLC and for the issuance of stock options to employees which were treated, for accounting purposes, as priced below the estimated fair value of our common stock at the date of grant or issuance.

    Interest. Interest income, net of interest expense, increased to $0.2 million for the year ended December 31, 1998. This increase resulted from interest earned on excess invested funds which averaged $3.5 million during 1998.

    Adjusted EBITDA. Adjusted EBITDA decreased to negative $8.8 million for the year ended December 31, 1998 from negative $1.2 million for the year ended December 31, 1997. This decrease was due to increased sales and marketing, software development and increased operating, general and administrative expenses discussed above.

Liquidity and Capital Resources

    Our operations require substantial capital investment for the acquisition of telephony equipment and the construction and deployment of our network. Capital expenditures for network construction were $13.0 million for the year ended December 31, 1999. In addition, we invested $2.7 million in our call center facilities and capital additions to internal computer systems during the same period. We believe that the estimated net proceeds from this offering, together with our existing assets, anticipated debt and expected revenues growth, will be sufficient to fund our operations for at least the next 12 months. However, we anticipate the need for substantial additional amounts of capital to fund the purchase of equipment necessary to continue to expand our network in existing markets, in addition to the development of new products and services. We expect to enter several new markets during the year 2000. We expect to fund this requirement from cash on hand, vendor financing, leasing arrangements and public or private debt and equity financing.

    Since our inception through December 31, 1999, we have raised $4.6 million from the private sale of common stock, including sales to some of our executive officers.

    In January and September 1998, we issued 3,446,070 and 1,838,799 shares of Series A and B convertible preferred stock, respectively, for total net proceeds of $11.9 million. The Series B shares carried warrants to purchase 612,183 shares of common stock for $0.001 per share. These shares and warrants were sold to private investors.

    In April 1999, we issued 6,269,875 shares of Series C mandatorily redeemable convertible preferred stock at $4.47 per share for net proceeds of $27.8 million. These shares were sold to private investors. Upon the issuance of the Series C shares, the holders of the Series B shares exercised 459,139 of the warrants described above and surrendered the balance of 153,044 warrants for cancellation.

    In February 2000, we issued 6,006,959 shares of Series D redeemable convertible preferred stock at $4.66 per share for net proceeds of $28.0 million. These shares were sold to private investors.

    In October 1999, we entered into a vendor credit facility to finance the purchase of telecommunication equipment, related software and other associated expenditures. The facility provides for an aggregate principal amount of $36.0 million, available for drawing on or before September 30, 2001. To secure the loans, we have granted the lender a first priority collateralized interest in the assets acquired with the loans. Loans must be repaid over a five-year period from the date of the borrowing. As of December 31, 1999, we had $6.9 million outstanding under this credit facility.

    On March 31, 2000, we entered into a non-binding letter of intent with GE Capital and First Union National Bank detailing a proposed senior credit facility in an aggregate principal amount of $150.0 million. If finalized, we expect that the proceeds from this financing would be used in connection with the deployment and expansion of our network and that this facility would incorporate or replace our vendor credit facility. We have not entered into an agreement with respect to this proposed financing,and there is no guarantee that we will do so in the future.

    The cost of deploying our network will depend on a variety of factors, including our ability to meet our deployment schedules, negotiate favorable prices for the purchase of additional equipment, the nature and penetration of new services that we may offer, regulatory changes and changes in technology. As a result, actual costs and revenues will vary from expected amounts, possibly to a material degree, and these variations are likely to affect our future capital requirements.

    Accordingly, we cannot guarantee that our actual capital requirements will not exceed the anticipated amounts described above. We cannot guarantee that we will be successful in raising sufficient additional capital at all or on terms acceptable to us.

Impact of the Year 2000 Issue

    The year 2000 issue generally describes the various problems that have resulted or may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. Those computers and software need to be upgraded or replaced to accept four digit dates to distinguish dates in the 21st century from dates in the 20th century. Even after January 1, 2000, the problem could result in system failures or miscalculations and cause disruptions in operations, including, among other possible occurrences, the inability to process transactions, maintain proper billing records, send invoices, provide data and voice communications services or engage in similar normal business activities.

    We have reviewed our computer systems to identify those areas that could be affected by the year 2000 issue. Based on our assessments to date, we have not experienced and believe that we will not experience any material disruption in internal systems or information processing as a result of the year 2000 issue. We may identify a significant internal or external year 2000 issue in the future which, if not remediated in a timely manner, could have a material adverse effect on our business, financial condition and results of operations. If the systems of any of our customers and suppliers, particularly the ILECs, long distance carriers and others on whose services we depend or with whom our systems interface were to experience disruptions as a result of the year 2000 issue, it could have a material adverse effect on our business, financial condition, and results of operations.

    We have not incurred any significant costs in identifying or addressing year 2000 issues other than the opportunity cost of the time spent by our personnel. We do not anticipate any significant further costs in identifying or addressing year 2000 issues.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 2000, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133," issued in June 1999. We do not expect the adoption of this statement to have a significant impact on our results of operations, cash flows or financial position.

                                    BUSINESS

    The following discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from the forward-looking statements as a result of various factors, including those described in the "Risk Factors" section and elsewhere in this prospectus. In addition, the following discussion includes market projections from industry sources which are based on data, assumptions and methodologies compiled and applied by these sources and may not be achieved. We assume no obligation to update any forward-looking statements for any reason.

    We are a holding company whose main assets are our wholly-owned subsidiaries, Broadview Networks, Inc., an electronically integrated communications provider and our main operating company, and Open Support Systems LLC, the entity which has developed and owns the OPENnet software used by Broadview Networks, Inc. The following discussion relates to the operations of Broadview Networks, Inc. and Open Support Systems LLC, taken together as a whole.

Overview

    We are an electronically integrated communications provider, or e-ICP, a new type of competitive communications carrier that can electronically connect with the information systems of Bell Atlantic and other key suppliers, then automatically process data from those suppliers and incorporate it into its own systems. We have developed and implemented unique and scalable enterprise management systems and software that are electronically integrated with the systems of Bell Atlantic and other key suppliers. Our services include high-speed internet access and services using digital subscriber line, or DSL, technology, data services, and local, long-distance and international voice services. We currently market bundles of these services to small and medium-sized businesses, small office/home office customers and communications-intensive residential consumers in the northeastern United States.

    Our goals include increasing our revenues and market share by acquiring customers quickly and efficiently, lowering our operating costs through further automation and integration with our key suppliers and customers, and achieving a higher return on capital than typically experienced in our industry by deploying our network only after we have acquired a customer base in a market. We plan to do this by leveraging our software systems, which we call OPENnet, and our highly-automated business processes, which include SmarterAcquire, SmarterBuild and SmarterCare, collectively referred to as Smart/3/.

    In October 1996, we became the first integrated communications provider to establish information systems capable of communicating with Bell Atlantic's computer systems to execute multiple tasks, including retrieving customer information, placing and tracking orders, testing customer lines and billing. We believe that this level of electronic integration represents a significant improvement over the electronic bonding used by traditional CLECs.

    We initially provide our customers with services by reselling local, long distance and data services of Bell Atlantic and others. This customer acquisition process generally allows us to provide services within five business days of taking an order. In comparison, we believe our competitors, who put new customers directly onto their networks, typically experience a delay of 20-30 business days in providing services.

    We are rapidly deploying our network. Our network equipment is installed and operational in 21 colocations, which are locations within the central offices of traditional telephone companies. We expect to have approximately 100 colocations operational by the end of 2000 and approximately 200 by the end of 2001. After we deploy our network equipment in a colocation, we migrate our customers' lines in bulk from the Bell Atlantic network onto our own using a highly-automated, efficient process we developed. We believe our unique high-volume migration process reduces labor, time, cost, errors and service disruptions compared to companies who connect access lines to their networks one at a time.

    From the time we initially provide a customer with service, we provide personalized, real time customer care. Each customer can interact with one of our customer care associates, who can assist customers with a wide range of functions, including service and feature ordering, billing, service inquiry and account administration, with a unified look and feel, regardless of whether their services are provided using our network or the Bell Atlantic network. We believe that our enhanced capabilities allow us to provide a superior customer care experience, and will help us increase customer retention and attract new customers.

    Despite our limited operating history, as of December 31, 1999, we had approximately 39,000 customers with approximately 72,000 access lines, primarily in New York City, Long Island, Buffalo, Syracuse and Albany, New York, and Boston, Massachusetts. On that date, we were marketing our services in over 80 central offices and had our network equipment deployed in 20 of those offices. In 1999, our revenues were $37.2 million, compared with revenues of $10.9 million in 1998. As we grow and expand our network, we expect to incur significant expenditures as well as continued operating losses and negative cash flow for the next few years.

Our Market Opportunity

    The deregulation of the telecommunications industry and the surging demand for internet and related data transmission services have created a significant market opportunity for competitive providers of voice and data telecommunications services. According to the FCC, the U.S. local and long distance telecommunications market had revenues of approximately $166 billion in 1998, $41 billion of which were generated within the Bell Atlantic region. In addition, International Data Corporation, or IDC, has projected the U.S. business market for DSL will reach $5.7 billion by 2003, of which we estimate 24%, or $1.4 billion, will be generated within the Bell Atlantic region.

    We believe that within the telecommunications market our most attractive opportunity consists of small and medium-sized businesses. Within the Bell Atlantic region, there are approximately 1.8 million of these businesses with a total of approximately 8 million lines, according to IDC and Bell Atlantic, respectively. IDC has also reported that only 52% of small to medium-sized businesses have internet access and 86% of these companies utilize dial-up connections. We believe there is an opportunity to increase subscriptions to the internet and high-speed data services such as DSL.

    Additionally, census data shows that there are approximately 63 million people living in the Bell Atlantic region, which contains 4 of 10 states reporting the highest median personal income. We estimate that multi-line, small office/home office, and other communications-intensive households comprise approximately 35% of the total residential line base and have higher than average telecommunications spending patterns.

    We believe that these customers are underserved by incumbent carriers and have significant unmet needs for simplicity and value. To meet these customers' needs, we plan to offer a full range of bundled data and voice services with attributes that are more attractive than traditional alternatives, as well as a single point of contact for high-quality, personalized customer care.

Business Strategy

    The key elements of our business strategy are:

    Focus on small and medium-sized businesses

    Small and medium-sized businesses have historically been underserved by traditional local or long distance providers, who we believe have generally found that it is not cost-effective to dedicate a significant amount of resources to them. We believe that our OPENnet systems and Smart/3/ business processes will enable us to achieve the efficiencies in sales, provisioning, network deployment and customer care that are required to serve them profitably.

    In order to obtain a full package of internet, data and voice services, our target customers have generally had to purchase services from several different providers, internally integrate the services and receive and reconcile bills from each provider. We use a dedicated sales force to target small and medium-sized businesses, who have a need for simplicity and one-stop shopping. To meet their needs, we combine our data and voice applications into integrated service bundles invoiced on a single bill.

    Rapidly acquire customers and provide services with SmarterAcquire

    Our strategy for acquiring new customers and expanding our market share is designed to generate revenues from targeted customers before we deploy significant network capital in those markets. We accomplish this by entering a specific geographic market and initially reselling Bell Atlantic's services to our new customers. After aggregating a sufficient number of geographically concentrated customers through resale to justify the capital investment, we deploy our own network equipment in colocation facilities in the Bell Atlantic central office serving the applicable geographic area. We then migrate the customers in bulk onto our network with minimal disruption.

    By initially providing service by reselling Bell Atlantic's services prior to migrating customers onto our network, we typically generate revenues from new customers within five business days of taking a customer's order. As a result, we believe we lose significantly fewer customers than our competitors from the time we write a new order to the time we bring the customers onto our network. In addition to the revenue benefits, we believe this strategy allows us to attract and retain high-quality, motivated sales professionals, because they are able to receive commissions sooner, and on a greater percentage of their customers' orders while spending less time rescheduling the initiation of services to a customer and more time seeking to acquire additional accounts.

    Furthermore, our SmarterAcquire strategy enables us to take advantage of the pre-existing switching and transport network of Bell Atlantic. This minimizes our need to spend capital in advance of orders and reduces our risk of inefficient capital investments or stranded plant.

    Increasingly focus on data services

    We have recently begun commercial introduction of DSL-based services in New York, augmenting our DSL-trained sales force with data sales specialists and installing high-speed data switches. We will be building a systems integration and vendor testing laboratory to analyze vendors' equipment and further refine our network architecture prior to putting new services and equipment into commercial production. Over time, we expect that our service mix and revenue stream will increasingly shift to data and internet related services, and expect that our network will seamlessly integrate data and voice traffic.

    Foster customer loyalty by providing SmarterCare

    Using OPENnet, we provide our customers with a single point of contact with a customer care associate, 24 hours a day, seven days a week. This enables us to better meet the needs of our customers and increases customer retention. In addition, our SmarterCare management process is designed to present customers with integrated ordering, provisioning, billing and support functions that have a unified look and feel, regardless of whether we are currently providing the customer with service through our network or through resold Bell Atlantic services.

    We are in the process of enhancing OPENnet to permit customers to interact directly with our systems online. This will give them a choice of self-service over the internet or personalized attention from one of our customer care associates.

    SmarterBuild our state of the art, scalable network

    In building our network, we use a success-based capital investment strategy of deploying network assets in a location only after we have acquired a customer base. We own the intelligent components of our network, such as switches, network electronics and software, but lease the readily-available transport elements. We believe that this strategy provides us with significant cost and time-to-market advantages. By owning our switches, we can configure our network to provide high performance, high reliability and cost-effective solutions for our customers' needs. By leasing our transport lines, we can reduce up-front capital expenditures, rapidly enter new markets, and generate positive cash flow more quickly. We also believe that leasing telephone lines from an ILEC permits us to offer service ubiquitously within that ILEC's central office, which leads to a larger addressable market than business models which are based on building dedicated facilities to specific customers.

    As we deploy our network, we transfer customer lines in bulk to our network from Bell Atlantic's using a highly automated, efficient process that has allowed us to achieve a successful transfer rate of over 90%, which we believe is significantly higher than our competitors. Further, in those instances where a successful transfer does not occur, we are able to quickly address the issue because the lines are under our control. We believe this is a significant competitive advantage given that a failure can cause a customer to lose service for hours or even days. We are able to maintain our success rate because of our high degree of integration with Bell Atlantic, which allows us to pre-test the customer lines, isolate any potential problems, then do the transfers in a highly-automated fashion. By migrating customers onto our network in bulk, we also minimize the costs, and greatly reduce the labor, compared to other companies who transfer customers one line at a time.

    Our integrated network is designed to be flexible to support the rapid and cost-effective introduction of new services and technologies. We have also designed our network to be scalable; it can be replicated rapidly as we enter new markets.

    Capture market share through geographic expansion

    We currently offer our services to small and medium-sized businesses and communications-intensive households in New York and Massachusetts. We intend to increase our current customer base by expanding our operations into other markets within the Bell Atlantic region as well as into selected other regions. We believe that the Northeast and mid-Atlantic regions are particularly attractive due to a number of factors, including the population density and the disproportional amount of telecommunications traffic that either originates, terminates or transits within this area. We may also expand our operations through acquisitions or strategic alliances with other communications providers, though we have no current plans in this regard.

    Leverage the experience of our management team

    Our management team has significant experience in the communications industry and software development in general, and, in particular, in the critical functions of network operations and development, sales and marketing, back office and systems development, high-volume transactions, finance and customer service. Our eight executive officers have an average of 18 years of experience in the communications industry, and are former executives of companies including Bell Atlantic, Teleport Communications Group, Covad, MFS Communications, AT&T and MCI. We believe that the quality and experience of our management team will be critical factors in the implementation of our growth strategy.

Target Markets

    We primarily target the following three areas within the telecommunications market:

    Small businesses (1 to 20 lines) spending up to $1,500 a month on communications

    Small businesses are receptive to data and voice services that are simple to understand and use and that save both time and money. They also prefer to buy bundles of integrated services to reduce their number of vendors and achieve better service levels. The needs of small businesses also generally include fast access to emerging technologies, account management and integrated solutions. Small business accounts primarily buy basic voice services as well as high-speed internet access and applications. We believe that this category will be our largest customer group.

    Medium-sized businesses (21 to 150 lines) spending up to $10,000 a month on communications

    The needs of medium-sized businesses typically include fast access to new technology, account management expertise, customized data and voice solutions, and easy access to customer service and self-service tools for managing their communications. These customers prefer bundles of integrated services and fewer vendors, simpler invoices and better account management. Medium-sized businesses typically purchase data connectivity as well as basic voice services, network applications and high-speed internet access and applications.

    Communications-intensive households spending up to $200 a month on communications

    Small office/home office users and communications-intensive households buy a range of voice services and features and internet services, including dial-up access and broadband applications utilizing DSL technology.

Service Offerings

    Our service offerings are being expanded to include a complete suite of data, internet and voice applications. We have recently begun our introduction of DSL-based services in New York, enabling us to offer a fully-integrated bundle of voice and high-speed data access and broadband applications. While today most of our customers are primarily voice users, we believe that with the increasing demand for new applications such as internet access and e-commerce, and the growing availability of broadband access as a result of DSL technologies, over time many of our customers will increasingly shift to data services, including voice over DSL and voice over the internet. As a result, we anticipate that our product mix and revenue stream will increasingly shift to these areas as well.

    Our current and planned service offerings include the following:

Segment           Current Service Offerings   Planned Service Offerings
Small and         . Local Dial Tone           . Web-based Self-Service
medium-           . Custom Calling Features   . Unified Messaging
sized businesses  . Regional Toll Calls       . Follow Me Services
                  . Long Distance             . Conference Calling
                  . Toll Free Service         . Prepaid Calling Cards
                  . Calling Cards             . Virtual Private Networks
                  . Internet Service via DSL  . Firewalls
                  . Dial-Up Internet Service  . Transparent LAN Services
                  . Basic Web Hosting         . Intranets and Application Hosting
                                              . Virtual Key Service (City-Wide Centrex)
                                              . Video Conferencing
                                              . Advanced Web Hosting
Communications-   . Local Dial Tone           . Web-based Self-Service
intensive         . Custom Calling Features   . Prepaid Calling Cards
residential       . Regional Toll Calls       . Remote Office Connections
customers         . Long Distance
                  . Internet Service via DSL
                  . Dial-Up Internet Service
                  . Personal Web Page Hosting


    Our pricing is designed to sell larger bundles of our more profitable services. We provide incentives for longer contract terms and larger service bundles. For example, a customer who signs a 12-month contract currently receives a credit in the 13th month equal to their average monthly usage in the preceding 12 months, and a residential customer who orders a bundle of local and long distance service pays 10% less on recurring, monthly charges than customers who take local service only. Customers who are on our network are given incentives to try new features and network services. Communications-intensive households are offered all-in-one, flat-priced bundles that maximize value. We also have various customer retention programs.

Sales, Marketing and Customer Care

  Sales channels

    Our sales channels are tailored to the particular characteristics of each of our targeted markets. We reach medium-sized businesses primarily through our direct sales force of 128 account executives. Because these customers are somewhat larger and often have more complex data networking needs than our other customers, we are building a team of dedicated data sales specialists. These specialists focus on the needs of the more data-intensive accounts within this market. We reach small businesses through our direct sales force, our telemarketing operations, as well as through independent channels such as our independent agent network and our affiliate lead generation programs. Finally, we reach communications-intensive households through targeted direct mail and telemarketing campaigns, affinity marketing and traditional and on-line advertising.

    Direct sales channels. Our direct sales force markets our integrated communications bundles directly to end users. We generally recruit and hire direct sales representatives and account executives who have several years experience in the telecommunications industry, typically with other CLECs and integrated service providers.

    Direct sales representatives are compensated on a salary and commission basis that rewards meeting revenue and line acquisition goals and customer longevity. Our compensation structure provides significant incentives for selling larger bundles of higher-margin services provided over our network.

    Since we have the ability to provide services to new customers in a matter of days, we believe our sales force receives their commissions sooner and are more productive because they spend less time rescheduling the provisioning of services to a customer and more time seeking to acquire additional lines. As a result, we believe we have a competitive advantage in our ability to attract and retain the most productive and experienced communications sales professionals. While we believe CLECs typically have large provisioning backlogs and high sales force turnover, we have minimal provisioning backlogs and, over the last year, have had less than 5% annual voluntary sales force turnover.

    Our direct sales force accounted for 50% of the lines we acquired in 1998 and 62% of the lines we acquired in 1999.

    Indirect sales channels. We operate indirect sales channels in which we market to end users through authorized agents, independent sales representatives, resellers, associations and affinity groups. We generally provide services under our own brand name to end users acquired for us by an agent. We intend to offer unbranded and wholesale services to other telecommunications companies, including value-added resellers, long distance carriers, CLECs, internet service providers, wireless carriers, foreign carriers desiring a presence in the U.S. market, out-of-region Regional Bell Operating Companies and others that may incorporate our services with other products and services for resale to various market segments. We are in discussions with potential wholesale customers regarding possible commercial and strategic relationships, which could potentially include our providing telecommunications services as well as outsourcing the capabilities of our OPENnet systems. We believe that providing wholesale services will allow us to take full advantage of the scalability of our systems and processes.

    In addition to traditional telecommunications agents, we make extensive use of our affinity relationships with charitable organizations and professional associations. We market through these organizations through a combination of direct marketing and joint marketing designed to generate direct response and/or leads for our account executives. Our Community Partnership program includes approximately 600 organizations. This program generates sales leads and we believe it improves our customer retention.

    Indirect sales through agents, affinity and telemarketing agents accounted for approximately 29% of our lines in both 1998 and 1999. Other channels, including direct mail and direct response accounted for 21% of our lines in 1998 and 9% of our lines in 1999.

  Marketing and advertising

    In the competitive market for telecommunications services, speed to market with new services, bundles, price plans and products are critical. We have unified databases which are accessed by our billing and customer care system, which enables us to bring new plans, products and promotions to market in a matter of days.

    Our marketing and advertising support our direct and indirect sales channels and generate direct response sales of communications-intensive residential households. Through direct mail, telemarketing, print, radio and outdoor advertising, we seek to generate brand awareness as well as inbound mail and telemarketing leads and orders. Our web site is another channel through which we seek to generate commercial and residential leads and, in the future, orders.

    We market jointly with a number of market partners, including Nortel Networks, which provides us with direct marketing support to co-market our services that are supported by their voice and data switching equipment. We have begun marketing efforts in support of the roll out of our integrated voice and high-speed data services, including our DSL-based services.

  Customer care

    Using our SmarterCare processes, we aim to provide a superior level of convenience and customer service in order to increase our customer retention. Key elements of our service are an integrated billing platform, a simple but comprehensive billing statement and comprehensive service from our customer care associates and account managers. Our OPENnet software is designed to be user-friendly and enable one of our customer care associates to perform all customer service functions, including ordering services and features, account administration, billing inquiries, and service calls. Our competitors typically require customers to interact with different departments, primarily because of organizational, system or software limitations. We believe that having a single employee perform all customer service functions results in a more timely, personalized customer service experience for our customers.

    We operate two call centers staffed with fully-trained customer care associates. Customer service is available 24 hours a day, seven days a week. Customers with 10 or more lines are assigned a specific account manager and given that person's name and direct, toll-free phone number. All of our customer care associates and account managers receive three weeks of initial in-house training followed by ongoing training.

    Customer retention responsibility initially resides with our sales force, then is transferred to our customer care associates.

    We are currently developing the ability to extend OPENnet into web-based interactions with customers. This would enable us to provide our customers with a full range of web-based, self-service capabilities, including the ability to see and pay their bills, add or subtract a service feature and initiate service calls.

Enterprise Management System (OPENnet ) and Business Processes (Smart/3/)

    Our business model is based on the benefits we obtain from the combination of our OPENnet software and Smart/3/ business processes.

  OPENnet software systems

    In October 1996, we became the first integrated communications provider to establish information systems capable of communicating with Bell Atlantic's information systems for multiple tasks and on multiple levels.

    Today, through our OPENnet software, we have a large number of interfaces with the legacy systems of Bell Atlantic. These interfaces allow us to electronically retrieve information contained in Bell Atlantic's systems and automatically incorporate it directly into our acquisition, billing and customer care systems. This minimizes the manual work required in our customer acquisition process, which reduces our labor and order processing costs and significantly reduces errors.

    OPENnet electronically retrieves a customer service record from Bell Atlantic, automatically translates Bell Atlantic's service order codes into English descriptions of features and services, automatically builds customer records in our systems, initiates services on the Bell Atlantic network, and submits orders to Bell Atlantic to move customers from Bell Atlantic's switches onto our own. Through real-time, electronically integrated transactions with Bell Atlantic, including checking and reserving installation dispatch times, diagnostic testing of a customer line and obtaining new telephone numbers, we are able to take advantage of Bell Atlantic's existing systems and network while at the same time maintaining our distinct customer service experience.

    OPENnet also automatically handles many back office functions, including nearly all aspects of generating our bills, tracking and invoicing all forms of service and updating our accounts receivable. It processes usage data from other carriers and from our own switching platforms and rates calls, calculates taxes, applies any desired pricing plans or packaging plans and incorporates local, long

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distance, data and internet services onto a single monthly bill. In addition,
OPENnet allows one of our customer care associates to view a customer's bill and apply payments and credits in real-time, while interacting with the customer, and allows us to rapidly generate and modify our marketing offers and service packages.

    We believe our OPENnet system is flexible and can be readily modified as we introduce new services and enter new markets.

  Smart/3/ business processes

    Our SmarterAcquire, SmarterBuild and SmarterCare, collectively referred to as Smart/3/, business processes allow us to exploit the strengths of the OPENnet software. The mechanisms by which these business processes have automated and integrated the steps involved in acquiring new customers, bringing those customers onto our network and performing customer care are described below:

    SmarterAcquire. Our direct sales force sells our services within a prescribed geographic area surrounding a Bell Atlantic central office. Using OPENnet, we initially provide new customers with service by reselling Bell Atlantic services. We accomplish this by electronically retrieving Bell Atlantic's customer service record, which contains the customer's service and billing profile, and electronically incorporating it into our systems. This automatically establishes our new customer's account and billing profile without manual intervention. OPENnet also automatically generates the resale order to Bell Atlantic and initiates billing the customer once Bell Atlantic sends the completion of the resale order.

    SmarterBuild. After we have accumulated a large number of resale customers within a designated area, we utilize our OPENnet system and automated processes to migrate these customers in groups of several hundred per colocation, often doing several colocations simultaneously, compared with those who connect access lines to their network one at a time. This has enabled us to achieve a successful transfer rate of over 90%.

    Prior to migrating a customer onto our network, we electronically perform several tests across large groups of lines and identify those likely to have a problem during the transfer process. We then remove these lines from the batch scheduled to be transferred and address them individually, clearing the problem before the next scheduled batch migration. We also automatically generate and electronically process leased telephone line orders to Bell Atlantic, number transfer instructions to the number portability administration center, switch provisioning instructions to our switch and provide updates to emergency 911 bureaus.

    This combination of electronic integration, pre-testing and high volume coordinated cutovers eliminates the manual processing of orders, and greatly reduces the physical work and the errors associated with migrating new customers onto our own switching facilities. This process also helps us avoid customer outages during the transfer. Outages are a prevalent problem in the industry today and often lead to customer dissatisfaction and canceled orders.

    SmarterCare. Using our SmarterCare processes, we aim to provide a superior level of convenience and customer service in order to increase our customer retention. Key elements of our service are an integrated billing platform, a simple but comprehensive billing statement and comprehensive care from our customer care associates and account managers. Our OPENnet software is designed to be user-friendly and enable one of our customer care associates to perform all customer service functions, including sales, ordering, account management, billing inquiries and repair, while interacting with the customer. Our customer care associates can provide equivalent customer service whether the customer is on our network or provided with resold service using Bell Atlantic's network.

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

Network

  Integrated network architecture

    We provide services to our customers over a single integrated network that supports local, long distance and high-speed data and internet services. Our integrated network architecture includes customer premise equipment, leased telephone lines, colocations, network equipment required to direct telephone calls and data traffic, operating and application software and interoffice and long distance transport facilities. We believe that the further integration of our local, long distance and data networks and the adoption of emerging technologies, particularly voice over DSL, will significantly reduce our cost of providing a bundled service offering.

    It is our strategy to own the intelligent and value-added components of our network such as our hybrid voice and data switches while we lease readily available facilities such as telephone lines and interoffice and long distance transmission facilities. We are in the process of deploying DSL technology to increase the data carrying capacity and bandwidth of the telephone lines we lease, transforming them from narrowband to broadband. This will enable us to provide a range of new services, including various high-speed data services and internet capabilities.

    Unlike other CLECs, we are able, through our Smart/3/ processes supported by OPENnet, to aggregate new customers in an ILEC central office by initially providing them with Bell Atlantic's resold services, and then migrate those customers in bulk onto our network in a streamlined, cost-effective and efficient process. This enables us to build up a customer base and revenue stream before migrating this traffic onto our network just as the network becomes ready, giving us faster utilization of our capital dollars.

  Accessing the customer through leased telephone lines

    Our integrated network begins with our customers. We connect them by leasing the ILEC's telephone lines that run into homes and offices. Through our processes, we are able to rapidly move the leased telephone lines from Bell Atlantic's switch to our switch using our colocation equipment. By doing so, we are able to avoid the capital outlay, operating expenses and delay associated with deploying our own facilities to our customers' premises. To increase the bandwidth of these lines from narrowband to broadband, we deploy DSL technology at both ends of the lines -- at our colocation site and by placing a DSL modem at the customer's location. By utilizing leased telephone lines, we also obtain access and termination revenues from long distance carriers as if we owned the lines.

    To enable us to operate as a local carrier, and to send calls to and from customers connected to Bell Atlantic's network, we have entered into three interconnection agreements with Bell Atlantic covering the New York, Massachusetts and Pennsylvania markets and plan to enter into additional agreements with Bell Atlantic and ILECs in other markets as the deployment of our network progresses. In addition to establishing the terms for network interconnection, these agreements provide the terms under which we may initially resell Bell Atlantic service to our customers. Our agreement covering the New York market expired December 31, 1999 and was automatically renewed according to its terms. It remains in effect until terminated by either party after 90 days written notice to the other. Rates for Bell Atlantic's telecommunications services are based on the interconnection agreement and applicable federal and state tariffs. Our agreement covering the Massachusetts market expires April 12, 2001, unless either party requests negotiation prior to that time, in which case the agreement would remain in effect until a new agreement is executed or an arbitration decision is entered. Rates are also based on the interconnection agreement and applicable federal and state tariffs. Our agreement covering the Pennsylvania market expires August 31, 2000, unless either party requests renegotiation prior to that time, in which case the agreement would remain in effect on a month to month basis until a new agreement is reached or until the terms and conditions of an agreement are resolved by the Pennsylvania Public Utility

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Commission. If these agreements are terminated, Bell Atlantic is obligated to continue provide us with access to its network but may do so under a new agreement. We are in the process of securing similar agreements with Bell Atlantic for New Jersey, Virginia, Maryland, Rhode Island, Delaware, Washington, D.C. and New Hampshire.

    Our telephone lines are leased from Bell Atlantic in New York under tariff regulations and in Massachusetts under the terms of our interconnection agreement with Bell Atlantic.

  Colocation facilities

    Each leased telephone line we deploy is a direct connection from our customer to one of our colocation sites located in the central office of the ILEC. Within each colocation site, we have deployed or are in the process of deploying Nortel's digital loop carrier system, which converts the analog voice signal to digital data signals and compresses them for transmission to digital central office switches, to transmit telephone calls. We have also deployed or are deploying DSLAMS, which are devices that combine the data streams from many high speed DSL telephone lines into a higher speed data stream destined for the internet or other data networks to support our high-speed DSL service offerings. This colocation architecture supports integrated data and voice services and can be extended to support emerging applications as customer requirements dictate.

    We use Nortel Network's AccessNode equipment and we are an inaugural user of Nortel's Universal Edge 9000 product line, which provides both voice and data access and can be integrated with virtually any manufacturer's digital switch. Since this equipment handles both traditional voice services and newer DSL-type services, we are able to provide and administer these services to our customers without having to incur the cost of installing separate systems.

    Our network equipment is installed and operational in 21 colocations. We expect to have approximately 100 operational colocations by the end of 2000 and approximately 200 by the end of 2001. Until we have deployed the necessary colocation facilities in a specific geographical region, our DSL services may utilize the underlying network of another DSL provider.

  Switches

    We use Nortel DMS500 hybrid local and long distance switches. We have deployed switches in Syracuse and New York City. We are installing Nortel DMS500 digital switches in Boston and in the Philadelphia area. We anticipate the Boston switch will be operational in the second quarter of 2000 and the Philadelphia switch will be operational by the third quarter of 2000. Each Nortel DMS500 switch acts as a centralized switching node connected to multiple colocations and may service one or more metropolitan areas. Compared to the more traditional network architecture, which requires a switch dedicated to each metropolitan area, we believe our network architecture results in a more efficient use of capital. In addition, each of these centralized switching nodes serves as an interconnection and concentration point between our DSL and data network and the public internet.

    In conjunction with our deployment of DSL-based services, we are also installing high-speed data switches known as ATM switches, which support multiservice traffic switching and routing in each of our switching offices.

  Transport facilities

    We lease the broadband facilities that connect our colocations and switches from both incumbent and competitive carriers using high capacity transmission lines.

    We resell the long distance services of Global Crossing, formerly known as Frontier Corporation, including international call origination and termination services, 800 services, calling cards, long distance directory assistance and operator services. Our contract with Global Crossing expires in April 2001.

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

  Signaling System 7

    The SS-7 signaling system reduces the time it takes to connect a call, thereby enhancing overall network efficiencies and increased customer satisfaction. SS-7 allows customers to keep their telephone number when they transfer phone service from one service provider to another, which makes it easier to migrate customers to our network and permits the use of all calling features. It also enables us to offer advanced customer features like Enhanced 800 service and Caller ID With Name. We use Bell Atlantic's SS-7 network and services.

  Network management and operational support

    We monitor our network from our New York City switching center and plan to build a national network management center beginning in the first half of 2000. This center is intended to have multiple functions. It will provide continuous surveillance of all switching, colocation equipment and high-speed data services equipment to ensure proper and efficient network function. When a network alarm is received from any piece of equipment within our network, the center will respond to isolate the cause and either switch to backup equipment or dispatch technical assistance to the site. It is our goal to remedy any network problems before they affect a customer's service. The network management center will also be responsible for quality acceptance of all new network locations being activated and for services being turned-up for customers. We expect our network management center to become operational in the third quarter of 2000.

  Internet services

    Consistent with our Smart/3/ business strategy, we construct, own and operate those elements of our internet network that contain the intelligent components and offer enhanced services to our customers. Our data centers contain the various servers that provide the security, user authentication, e-mail, domain-name translations, accounting, internet access, routing, web hosting and other functions that are fundamental to serving high-speed and dial-up internet customers.

    Our dial-up internet access is provided by our own facilities, by AGIS under a three-year contract that expires in July 2002 and by Net Access Corporation under a month to month contract that is terminable by us upon 45 days written notice. AGIS and Net Access Corporation support dial-up access to the internet nationwide. The minimum monthly cost of our contract with AGIS is $17,100. The monthly cost of our contract with Net Access Corporation is based on the volume of customers who access the service. There is no minimum commitment. Our gateway to the internet as well as our internet addressing is provided by Globix under a two-year contract that expires in September 2001.

  Network security

    Our network employs an authorized access architecture which utilizes an automatic number identification security screening to ensure that only those users who have subscribed to our services and have satisfied our credit and provisioning criteria are allowed access to the network. We believe that this architecture allows us to minimize fraud in a manner that is invisible to the customer.

  Anticipated network expansion

    We plan to continue significant network expansion. We expect to obtain additional colocations and to deploy switches and transport facilities in order to support our strategies of capturing additional market share, expanding geographically and continuing to move our customers' traffic onto our network. Expansion of our network-based infrastructure with more colocations, voice and data switches and DSL equipment will increase the proportion of our customer traffic that is originated or terminated on our network, which we believe will result in higher long-term operating margins and greater control over our network operations.

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Competition

    Our industry is highly competitive. We face a variety of existing and potential competitors, many of whom aspire to offer multiple services in integrated or non-integrated bundles or are potential replacements for our land line-based services. These competitors include:

  . The ILECs in our current and target markets, who aspire to become all distance carriers;

  .   Long distance carriers who aspire to become all distance carriers;

  .   Other facility and non-facility-based voice and data CLECs;

  . Larger and more competitive companies resulting from the continuing trend toward business combinations and alliances in the communications industry;

  . New market entrants, including cable television companies, electric utilities, fixed wireless-based providers (microwave, milliwave), satellite-based operators and municipalities;

  . Mobile voice and data wireless carriers, including cellular, PCS, and paging companies; and

  .   Internet service providers who aspire to become all service carriers.

    Our primary competitor in our existing markets, and most of our targeted markets in the northeastern and mid-Atlantic United States, is Bell Atlantic. If we expand beyond the Bell Atlantic region, our primary competitor in each of those other markets will be another ILEC. Examples of other ILECs include:
BellSouth; GTE, which has agreed to merge with Bell Atlantic; SBC Communications, which does business as Ameritech, Southwestern Bell, Pacific Bell and Southern New England Telephone; and U S WEST, which has agreed to merge with Qwest Communications.

    On December 22, 1999, the FCC granted Bell Atlantic's application to offer long distance services in New York. The FCC's approval was based on its conclusion that Bell Atlantic had taken the required steps under the Telecommunications Act to open the local phone market to competitors. AT&T and Covad Communications have asked the U.S. Court of Appeals for the District of Columbia to overturn the FCC decision on the grounds that Bell Atlantic has not, in fact, sufficiently opened the local phone market to rivals. While the case is pending before the Court of Appeals, Bell Atlantic will continue to offer long distance services.

    On March 9, 2000, following a month long investigation by the FCC into Bell Atlantic's loss or mishandling of orders electronically submitted to the company by Bell Atlantic's local service competitors, the FCC and Bell Atlantic entered into a consent decree. Under the consent decree, Bell Atlantic agreed to make a voluntary payment to the U.S. Treasury of $3.0 million, and additional voluntary payments of up to $24.0 million if it fails to improve its performance in processing orders.

    The FCC's approval of Bell Atlantic's offering long distance services in New York represents the first time since the breakup of AT&T that a Regional Bell Operating Company is able to provide its in-region customers with both local and long distance phone service. Non-Bell ILECs that were never part of AT&T, such as GTE, are already allowed to offer long distance services without having to prove that they have opened their local markets. Since Bell Atlantic's bundle of local and long distance services will be in direct competition with our core voice services, the FCC's approval increases the level of competition we face in New York, our primary market. In addition, Bell Atlantic is currently seeking approval to offer long distance services in Massachusetts and is expected to seek approval in other states, including Pennsylvania and New Jersey. In January 2000, SBC Communications filed an application with the FCC to provide long distance services in Texas. The FCC has 90 days to approve or deny SBC's application. Other Regional Bell Operating Companies are expected to file similar applications for other states. If the FCC approves these applications, the competition we face in the states in which we operate or plan to operate will also increase.

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

    ILECs are generally required to file their prices, including any price changes, with the state regulatory agencies in their service areas. The ILECs have also been given some flexibility to respond to competition with lower pricing. In most cases, proposals for lower pricing must also be filed with the state regulatory commissions and the pricing must be made available to similarly situated customers. We believe this provides a disincentive for the ILECs to significantly vary or discount prices even in competitive situations. However, similar obligations apply to us.

    In March 1999, some of the ILECs requested, among other things, that the FCC relax regulation of their provision of advanced data networks, which may also be used for voice traffic. While the FCC denied those requests, it has initiated a rule-making that is intended to establish the procedures and safeguards necessary before these ILECs could, through separate subsidiary companies, provide these services on a largely deregulated basis. If adopted, these rules may provide additional opportunities for competition from these ILECs. In March 1999, the FCC released an order addressing, among other things, colocation rights of ILECs and CLECs offering advanced high-speed data services, but deferred action on the ILEC separate subsidiary issue. SBC Communications, in its agreement with the FCC regarding its acquisition of Ameritech, agreed to form a separate subsidiary for data services. Bell Atlantic, in connection with its FCC application to enter the long distance market, also formed a separate data subsidiary, though it was not required to do so by the FCC.

    The ILECs offer a wider variety of services in a broader geographic area than ours and have much greater financial, network and human resources than we do. This may encourage an ILEC to subsidize the pricing for services with which we compete with the profits of other services in which the ILEC remains the dominant provider. We believe state regulators have exercised their enforcement powers in a way that makes it unlikely the ILECs would be able to successfully pursue this type of pricing strategy for an extended period.

    We also face competition from a growing number of facility and non-facility based CLECs and all distance integrated communications providers. There are typically several CLECs and integrated communications providers competing in each metropolitan market we serve or plan to enter. Examples of data and voice CLECs in our markets include Adelphia Business Solutions, Allegiance Telecom, Covad Communications Group, NEXTLINK Communications, NorthPoint Communications Group, Rhythms NetConnections and Teleport Communications Group (a subsidiary of AT&T). In some instances, these CLECs and integrated communications providers have resources greater than ours and offer a wider range of services. Many of the CLECs and integrated communications providers in our markets target small and medium-sized business customers and a few target residential customers.

    We are increasingly competing with long distance carriers who also want to be all distance providers and offer bundled services. A number of large long distance carriers, such as AT&T, MCI WorldCom and Sprint, have introduced local telecommunications services to compete with the ILECs and, therefore, with us. These services include toll calling and other local calling services and wireless services which are often bundled with the carrier's long distance service. Large long distance carriers enjoy various competitive advantages due to their vast financial and operating resources and brand name recognition. In addition, we believe there is a risk the long distance carriers may subsidize the pricing of their local services with profits from long distance services or wireless services.

Government Regulation

    The following summary of regulatory developments and legislation is not complete. It does not describe all present and proposed federal, state and local regulation and legislation affecting the telecommunications industry. Existing federal and state regulations are currently subject to judicial

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proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which our industry operates. We cannot predict the outcome of these proceedings or their impact on the telecommunications industry or us.

  Overview

    Our services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all the facilities of, and services offered by, telecommunications common carriers like us to the extent our facilities provide, originate or terminate interstate or international communications. Similarly, like most other CLECs and integrated service providers, we are subject to various degrees of regulation in each state in which we operate, under the jurisdiction of the pertinent state regulatory commissions which retain jurisdiction over most of the same facilities and services to the extent they are used to provide, originate or terminate intrastate communications. The decisions of these regulatory bodies are subject to judicial review, which makes it difficult for us to predict outcomes in this area. We cannot guarantee that regulators or third parties will not raise material issues with regard to our compliance or non-compliance with applicable laws or regulations.

  Federal regulation

    We must comply with the requirements of common carriage under the Communications Act of 1934. Comprehensive amendments to the Communications Act of 1934 were made by the Telecommunications Act. The purpose of this legislation was to significantly deregulate the telecommunications industry, and foster increased competition among carriers. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rule-making and judicial review, we cannot predict with certainty what its ultimate effect on us will be. However, we believe we have obtained all Federal approvals necessary to conduct our business as it is presently conducted.

    Under the Telecommunications Act, any entity may enter a telecommunications market, subject to reasonable state safety, quality and consumer protection regulations. The Telecommunications Act makes local markets accessible by requiring the ILEC to permit interconnection to its network and establishing obligations of both ILECs and CLECs with respect to:

  . Colocation of equipment. This allows companies like us to install and maintain our own network equipment necessary for interconnection and access to components of the ILECs' networks including voice, data collection and distribution equipment and data direction equipment, in ILEC central offices;

  . Reciprocal compensation. This requires the ILECs and CLECs to compensate each other for telecommunications traffic that originates on the network of one carrier and is sent to the network of the other;

  . Resale of service offerings. This requires CLECs and ILECs to make their retail services available for resale. ILECs are required to establish wholesale rates for these services to promote resale by CLECs;

  . Interconnection. This requires CLECs and ILECs to permit their competitors to interconnect with their facilities. ILECs are required to permit interconnection at any technically feasible point in the ILECs' networks under nondiscriminatory rates, terms and conditions;

  . Access to network elements. This requires the ILECs to let other parties lease components of the ILEC's networks such as the telephone lines that connect homes and offices to the ILEC central telephone offices.

  . Phone number transferability. This requires the ILECs and CLECs to allow a customer to retain an existing phone number within the same local area even if the customer changes telecommunications services providers. All telecommunications carriers are required to contribute to the shared industry costs of phone transferability;


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  .   Dialing parity. This requires the ILECs and CLECs to establish dialing parity so that customers will not have to dial additional digits to reach customers served by another carrier's network; and

  . Access to rights-of-way. This requires the ILECs and CLECs to establish non-discriminatory access to telephone poles, ducts, conduits and rights-of-way.

    ILECs are required to negotiate in good faith with other carriers that request any or all of the arrangements discussed above. If a requesting carrier is unable to reach an agreement with the ILEC within a prescribed time, either carrier may request arbitration before the applicable state regulatory commission. If an agreement still cannot be reached, carriers are forced to abide by the obligations established by the applicable state commission.

    We have entered into three interconnection agreements with Bell Atlantic covering the New York, Massachusetts and Pennsylvania markets and plan to enter into additional agreements with Bell Atlantic and ILECs in other markets as the deployment of our network progresses. Our New York agreement with Bell Atlantic may be terminated by either party upon 90 days notice to the other. Our Massachusetts agreement will expire in April 2001, unless either party requests renegotiation prior to that time, in which case the agreement would remain in effect until a new agreement is executed or in the case of arbitration, the effective date of an arbitration decision by the Massachusetts Department of Telecommunications and Energy. Our Pennsylvania agreement will expire in August 2000, unless either party requests renegotiation prior to that time, in which case the agreement would remain in effect on a month to month basis until a new agreement is reached or until the terms and conditions of an agreement are resolved by the Pennsylvania Public Utility Commission. In addition to establishing the terms for network interconnection, these agreements provide the terms under which we may initially resell Bell Atlantic service to our customers. The resale terms are expressly described in the Massachusetts and Pennsylvania interconnection agreements. Rates are based on the interconnection agreement and applicable state and federal tariffs. The New York agreement references the resale terms stated in a tariff filed by Bell Atlantic in New York. Rates are also based on the interconnection agreement and state and federal tariffs.

    The Telecommunications Act has resulted in comprehensive changes in the regulatory environment for the communications industry and has materially affected the competitive environment. The FCC is charged with establishing guidelines to implement the Telecommunications Act. In August 1996, the FCC released a decision, known as the Interconnection Decision, that established rules for the interconnection requirements outlined above and provided guidelines for the review and approval of interconnection agreements by state commissions. The U.S. Court of Appeals for the Eighth Circuit vacated portions of the Interconnection Decision. On January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC's authority to issue regulations governing pricing of leased telephone lines provided by the ILECs in interconnection agreements. In addition, the Supreme Court affirmed an FCC rule that allows requesting carriers to "pick and choose" the most attractive portions of existing interconnection agreements with other carriers. The Supreme Court did not, however, address other challenges raised about the FCC's rules at the Eighth Circuit. These challenges will have to be addressed by the Eighth Circuit in light of the Supreme Court's decision. In addition, the Supreme Court disagreed with the standard applied by the FCC for determining whether an ILEC should be required to provide a competitor with particular leased telephone lines.

    The FCC adopted a new standard in 1999 for analyzing leased telephone lines as required by the Supreme Court. Applying this standard to the existing network elements, the FCC concluded that ILECs would no longer be required to provide directory assistance and operator services as network elements, though they will continue to be available pursuant to tariff at different rates. The FCC also removed leased switching as an element in the top 50 metropolitan statistical areas where the ILECs

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

are also providing certain other combinations of elements in a nondiscriminating fashion. However, the FCC declined, except in limited circumstances, to require ILECs to lease certain facilities used to provide high-speed internet access and other data services.

    The decisions of the Eighth Circuit and Supreme Court have not resolved the uncertainty about the rules governing the pricing terms and conditions of interconnection agreements. The Supreme Court's actions in particular may affect the renegotiation of existing agreements. The ILECs may, as a result of the Supreme Court reversal, seek to stop providing some leased telephone lines. Although state commissions continue to implement and enforce interconnection agreements, the Supreme Court ruling and future FCC and court rulings may affect these commissions' authority to implement or enforce interconnection agreements or lead to additional rule-making by the FCC. The resulting uncertainty makes it difficult to predict whether we will be able to continue to rely on our existing interconnection agreements or have the ability to negotiate acceptable interconnection agreements in the future.

    In addition to requiring the ILECs to open their networks to competitors and reducing the level of regulation applicable to CLECs, the Telecommunications Act also reduces the level of regulation that applies to the ILECs, thereby increasing their ability to respond quickly in a competitive market. For example, the FCC has applied "streamlined" tariff regulation of the ILECs, which shortens the requisite waiting period before which tariff changes may take effect. These developments enable the ILECs to change rates more quickly in response to competitive pressures. The FCC has also adopted greater price flexibility for the ILECs, subject to specified caps. This flexibility may decrease our ability to effectively compete with the ILECs in our markets.

    In March 1999, the FCC issued an order requiring ILECs to provide telephone lines and colocation on more favorable terms than had previously been available. The order permits colocation of equipment that could be used to more efficiently provide advanced data services such as high-speed DSL-based service, and requires less expensive colocation outside the traditionally restricted area. These new forms of colocation will allow more space in an ILEC's central office to be utilized for physical colocation. In the past when an office reached full capacity, the only alternative was virtual colocation whereby the ILEC took ownership of facilities dedicated for the CLEC's use. We view virtual colocation as an inferior alternative since we would have to rely on the ILEC to perform all provisioning and maintenance on our behalf.

    On March 17, 2000, the D.C. Circuit Court vacated those portions of the FCC's expanded colocation rules that permitted CLECs to colocate equipment that contained functions in addition to those necessary for interconnection or access to leased telephone lines. The Court, while upholding the FCC's authority to require colocation, also rejected the FCC's effort to leave the choice of space within the central office to the CLEC. The Court vacated the FCC's rules in part and remanded to the FCC the issue of what equipment is necessary for interconnection or access to leased elements.

    In the March order, the FCC deferred action on its previous proposal to permit ILECs to offer advanced data services through separate affiliates, free from some of the obligations of the Telecommunications Act. In an August 1999 order, the FCC determined that services such as those based on DSL technology are telecommunications services subject to regulation under sections 251 and 252 of the Telecommunications Act. In the August order, the FCC also included a separate subsidiary proposal that would permit Regional Bell Operating Companies to provide advanced services through a separate subsidiary. The FCC has not acted on that proposal. Permitting ILECs to provision data services through separate affiliates with fewer regulatory requirements could have a material adverse impact on our ability to compete in the data services sector. SBC, in connection with its acquisition of Ameritech, agreed with the FCC to certain terms and conditions including the formation of a separate subsidiary to offer DSL-based services. Also, Bell Atlantic, under FCC auspices, volunteered to form a separate subsidiary to offer DSL based services in conjunction with their application under the Telecommunications Act to offer long distance services. These structural arrangements are subject to change through additional proceedings at the FCC or judicial challenge.

    The Telecommunications Act also gives the FCC authority to determine not to regulate carriers if it believes regulation would not serve the public interest. The FCC is charged with reviewing its regulations for continued relevance on a regular basis. As a result of this mandate, a number of regulations that apply to CLECs and integrated communications providers and therefore to us have been and may in the future continue to be eliminated. We cannot, however, guarantee that any regulations that are now or will in the future be applicable to us will be eliminated.

  Access reform

    Our cost of providing long distance services, as well as revenues from providing local services, will likely be affected by changes in the access charge rates imposed by ILECs on long distance carriers for origination and termination of calls over local facilities. The FCC has made major changes in the interstate access charge structure. In a December 24, 1996 order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. A May 16, 1997 order substantially increased the amounts that ILECs subject to the FCC's price cap rules recover through monthly flat-rate charges and substantially decreased the amounts that these ILECs recover through traffic-sensitive (per minute) access. On August 19, 1998, the U.S. Court of Appeals for the Eighth Circuit upheld the FCC's access charge reform rules.

    On August 5, 1999, the FCC adopted an order granting ILECs additional pricing flexibility, implementing certain access charge reforms, and seeking comments on others. The order provides immediate regulatory relief to price cap carriers and sets a framework of triggers to provide those companies with greater pricing flexibility to set interstate access rates as competition increases. The order also initiated a rulemaking to determine whether the FCC should regulate the access charges of CLECs. If this increased pricing flexibility for price cap ILECs is not effectively monitored, or if the FCC regulates CLEC access charges, it could have a material adverse impact on our ability to price our own interstate access services competitively.

  Universal service

    On May 8, 1997, the FCC issued an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new universal service funds to support telecommunications and information services provided to qualifying schools and libraries and to rural health care providers. The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers and recently doubled the size of the high-cost fund for non-rural carriers. Providers of interstate telecommunications service, such as us and certain other entities, must pay for these programs. Our contribution to these universal service funds will be based on our telecommunications service end-user revenues. The contribution level for each interstate provider is based upon its revenues for the prior year. Contribution factors vary quarterly, the current contribution rate is 5.7101% of interstate and international end user telecommunications revenues. Contribution amounts may be billed to customers. We are unable to quantify the amount of subsidy payments we will be required to make in the future and the effect that these required payments will have on our financial condition because of uncertainties concerning the size of the universal service fund and the uncertainties surrounding the classification of certain services as subject to the fund's revenue measures.

    Several parties appealed the FCC's May 8, 1997 and subsequent orders. The U.S. Court of Appeals for the Fifth Circuit upheld the May 8, 1997 order in most respects, but has rejected the FCC's effort to base contributions in part on intrastate revenues. The FCC's universal service program may also be altered as a result of the agency's reconsideration of its policies, or by future Congressional action.

  Line sharing

    On November 18, 1999, the FCC adopted rules to promote competition for advanced services by directing local telephone companies to share their telephone lines with providers of high-speed internet access and other data services. The FCC's order permits competitive carriers to obtain access to the high-frequency portion of the local line over which an ILEC provides voice services. This will enable competitive providers like ourselves to provide certain DSL-based services over the same telephone lines that the ILECs simultaneously use to provide basic telephone service. This technique is referred to as line sharing.

    Line sharing will permit customers to obtain innovative data services from either incumbent or competitive carriers, without having to forego the traditional voice services from their provider of choice. Since line sharing allows customers to receive both services on the same line, it eliminates the need for customers to procure a second line when they elect to receive data service from an ILEC. By eliminating the need for a second line, line sharing could have a positive effect on our ability to provision services quickly and lower our costs of providing our customers with high-speed data and internet applications.

    The FCC has requested that state regulatory commissions adopt interim rules implementing line sharing within 180 days after the effective date of the order so that other parties such as ourselves may begin offering services as soon as possible. We will be able to request negotiations on line sharing with the ILECs, and if those negotiations fail, will be able to seek arbitration before a state regulatory commission 180 days after filing our initial request. While the FCC has set pricing guidelines for state regulators to follow when implementing line sharing, pricing disputes, litigation and technical issues at the state level are likely to delay broad implementation of the FCC line sharing order past the FCC's 180 day goal.

    As of December 3, 1999, one Regional Bell Operating Company, US West, has agreed to interim line sharing terms with several CLECs in Minnesota. Under that arrangement, the CLECs have agreed to pay $6.05 per shared line, which represents a cost reduction of approximately 50% off the regular line rate. The Minnesota Public Utilities Commission plans to hold hearings to discuss permanent rates, which may end up being different than the interim rates. On December 20, 1999, Bell Atlantic filed a tariff in New York which offers carriers an interim discount of 50% off of the regular rate applicable to lines that are capable of providing advanced data services. Bell Atlantic's discount rate is subject to the New York Public Service Commission's authority to prescribe permanent rates which may be different, and carriers are free to negotiate different rates as well.

  Reciprocal compensation

    Reciprocal compensation is the compensation paid by one local exchange carrier to complete local calls on another local exchange carrier's network. As a result of the current regulatory environment and several trends in our business, which are discussed below, we expect our revenues from reciprocal compensation to be minimal.

    Several ILECs have submitted challenges to state public utility commissions and the courts as to whether reciprocal compensation is owed for internet bound calls. Of the over 30 state commissions that have considered the issue, almost all have upheld the requirement that the originating customer's carrier is required to treat calls bound to internet service providers as all other local calls and to pay reciprocal compensation for internet service provider-bound traffic. In our target geographic areas, only Massachusetts and New Jersey are not presently requiring reciprocal compensation for this traffic, at least pending negotiations and a further FCC decision. However, South Carolina and Louisiana have also determined reciprocal compensation is not owed. Many of these cases are now being appealed. To date every district court and court of appeals that has reviewed these cases on the merits, including the 5th, 7th and 9th Circuits, have determined reciprocal compensation is owed. Other states that have not considered the issue to date or reconsidered the issue may yet determine that no compensation is owed.

    In addition, on February 26, 1999, the FCC issued a declaratory ruling and Notice of Proposed Rulemaking concerning inbound internet service provider traffic. The FCC concluded in its ruling that internet service provider traffic is jurisdictionally mixed and largely interstate in nature, and thus within the FCC's jurisdiction. The FCC also determined that no federal rule existed that governed reciprocal compensation for internet service provider traffic at the time existing interconnection agreements were negotiated and concluded that it should permit states to determine whether reciprocal compensation should be paid for calls to internet service providers under existing interconnection agreements pending the adoption of a federal rule by the FCC. On March 24, 2000, the Court of Appeals vacated and remanded to the FCC its Declaratory Ruling that internet bound calls are not local calls for which reciprocal compensation is owed. The Court determined that the FCC had not provided a reasonable basis for not treating the calls as local calls. On August 26th, 1999, the New York Public Service Commission adopted rules that allow carriers to continue to collect compensation for internet-related calls but capped the amount available based on traffic imbalances, thereby reducing the payments to CLECs whose local and internet-based traffic is in excess of a 3:1 ratio. However, the New York Public Service Commission also gave CLECs the opportunity to rebut the presumption that its ratio should be 3:1 or lower by demonstrating that their networks are intended to be robust, general purpose networks, not designed primarily to service inbound traffic only. This decision may serve as precedent for other state commissions seeking to reconcile the growth of internet traffic and the increasingly larger payments owed by the ILECs to competitive carriers serving internet service providers.

    We currently do not collect reciprocal compensation from Bell Atlantic for internet service provider-bound traffic in the states of Massachusetts and New York. Under our current interconnection agreements with Bell Atlantic in both of these states, we are not eligible to collect reciprocal compensation for internet service provider-bound traffic. Thus, the uncertainty surrounding the consideration of this issue by the states and the FCC does not have a substantial impact on our current operations, although it could affect our ability to collect reciprocal compensation for internet service provider-bound traffic under interconnection agreements in new markets such as New Jersey, Rhode Island, or Delaware.

  Tariff and filing requirements

    Non-dominant carriers, including us, must file tariffs with the FCC listing the rates, terms and conditions of interstate and international services provided by the carrier. On October 29, 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers maintain tariffs on file with the FCC for domestic interstate services. The FCC's order was issued relying on authority granted in the Telecommunications Act to forebear from regulating any telecommunications services provider if specified statutory analyses are satisfied. The FCC's order, however, was stayed by a federal court. Accordingly, non-dominant interstate carriers, including us, currently must continue to file interstate tariffs with the FCC until final determination of the issue. Any challenges to these tariffs by regulators or third parties could cause us to incur substantial legal and administrative expenses.

    In addition, periodic reports concerning carriers' interstate circuits and deployment of network facilities also are required to be filed with the FCC. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non-dominant carriers, although it has the power to do so. Recently it has suggested it may examine the access rates charged by CLECs to long distance carriers. At the current time, the FCC does not require competitive carriers to file tariffs with respect to their interstate access services. Thus, we have not filed our rates to provide internet connectivity through DSL products at this time, since the FCC has classified this as an interstate access service. If, however, we begin using DSL products to offer telecommuting services or other services that involve high-speed connections between intrastate points, we may be required to file tariffs with the state commissions with respect to such services.

    The FCC may also impose prior approval requirements on transfers of control and assignments of operating authorizations. Fines or other penalties also may be imposed for violations of FCC rules or regulations. The FCC also requires that certified carriers like us notify the FCC of foreign carrier affiliations and secure a determination that such affiliations, if in excess of a specified amount, are in the public interest.

  Digital Wiretapping

    The Communications Assistance to Law Enforcement Act, enacted in 1994, CALEA, requires telecommunications carriers to make available certain telecommunications capabilities to U.S. law enforcement officials to permit those authorities to continue to intercept communications involving advanced technologies such as digital and wireless transmission communications. CALEA imposes certain obligations on carriers to ensure that their equipment, facilities and services will meet capability and capacity requirements in order to provide law enforcement agencies the ability to intercept wireline and wireless communications transmitted over those carrier's networks. Courts may impose fines of up to $10,000 per day on telecommunications carriers that fail to meet the required capability functions, as determined by industry standards. Under procedures specified in CALEA, the U.S. Department of Justice recently filed a petition at the FCC challenging the technical capability standard developed by the telecommunications industry. Because of the disputed standard, several carriers sought an FCC extension of the October 25, 1998 capability compliance deadline. The FCC recently extended the compliance date for the CALEA capability requirements to June 30, 2000 to permit manufacturers sufficient time to develop CALEA compliant equipment. In the meantime, we expect the FCC to shortly issue an order identifying the capabilities carriers such as us will have to provide to law enforcement officials in order to meet CALEA's requirements. Telecommunications carriers must also meet CALEA capacity requirements mandating that by March 12, 2001, carriers enable a specific number of simultaneous interceptions determined on a geographic basis. We cannot predict the nature and extent of the impact the CALEA requirements will have on us or on telecommunications carriers in general.

  State regulation

    Most states regulate entry into the markets for local exchange and other intrastate telecommunications and data services, and states' regulation of CLECs vary in their regulatory intensity. The majority of states require that companies seeking to provide local exchange and other intrastate services obtain authorization from a state regulatory body, such as a state public utility commission. This authorization process generally requires the carrier to demonstrate that it has sufficient financial, technical and managerial capabilities and that granting the authorization will serve the public interest. As of March 31, 2000, we had obtained local exchange certification or were otherwise authorized to provide local exchange and intrastate long distance service in New York, Massachusetts, Pennsylvania and Rhode Island.

    We also have filed applications for local exchange and intrastate long distance certification or other authorization in Delaware, Illinois, Maryland, New Hampshire, New Jersey, Texas, Virginia, Michigan, the District of Columbia and California. We expect to be granted the necessary approvals by mid-2000, although we cannot guarantee this will occur. To the extent that an area within a state in which we provide service is served by a small or rural exchange carrier not currently subject to competition, we may not currently have authority to provide service in those areas.

    As an authorized local exchange carrier, we are and will continue to be subject to the regulatory directives of each state in which we are and will be certified. Most states require that competitive carriers such as ourselves charge just and reasonable rates and not discriminate among similarly situated customers. Other state requirements include the filing of periodic reports, the payment of various regulatory fees and surcharges and compliance with service standards and consumer protection rules.

    States also often require prior approvals or notifications for certain transfers of assets, customers, or ownership of local exchange companies and for issuances by certified carriers of equity securities, notes or indebtedness, although the terms of this offering do not require any prior approval. States generally retain the right to sanction a carrier or to revoke certifications if a carrier violates relevant laws and/or regulations. Delays in receiving required regulatory approvals could also have a material adverse effect on us.

    In most states, certificated carriers like us are required to file tariffs describing the terms, conditions, and prices for services which are classified as intrastate. In some states, the required tariff may list a range of prices for particular services, and in others, these prices can be set on an individual customer basis. We may, however, be required to file tariff addenda of the contract terms.

    Under the Telecommunications Act, implementation of our plans to compete in local markets is and will continue to be, to a certain extent, controlled by the individual states. The states in which we operate or intend to operate have taken regulatory and legislative action to open local communications markets to various degrees of local exchange competition.

  Local regulation

    We are also subject to numerous local regulations, including building code requirements, rights of way, franchises, taxes and surcharges and, occasionally, requirements that we acquire emergency 911 authorizations from local municipalities or 911 administrators. These regulations may vary greatly from state to state and from city to city.

Intellectual Property Rights

    We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely upon a combination of copyright law and contractual restrictions with employees, customers and others to protect our rights. We do not currently hold any patents. If we fail to adequately protect our rights, or if we become involved in intellectual property litigation our business, financial condition and results of operations could be materially and adversely affected.

Employees

    As of December 31, 1999, we employed over 340 people. Our employees are not unionized, and we believe our relations with our employees are good.

Legal Proceedings

    We are occasionally a party to routine litigation and proceedings in the ordinary course of business. We are not aware of any current or pending litigation to which we are or may become a party that we believe could materially adversely affect our results of operations or financial condition.

Properties

    We lease office space in a number of locations. In general, our sales offices are short term leases. Our network facilities are typically ten year leases with two five-year renewal options. As of March 31, 2000, our leased properties were:

                         Square
 Location                 Feet  Expiration of Lease Term   Type of Facility
 --------                ------ ------------------------   ----------------
 Long Island City, NY..  35,100 Lease applicable to        Headquarters,
                                 20,000 square feet         Customer Operations,
                                 expires September 2004,    Sales Office
                                 with one five-year
                                 renewal option

 Long Island City, NY..  21,000 July 2009, with two        Network
                                 five-year renewal
                                 options

 New York, NY..........  17,600 April 2010, with one       Future Headquarters
                                 five-year renewal
                                 option

 Syracuse, NY..........   8,000 August 2004, with two      Customer Operations,
                                 five-year renewal          Sales Office
                                 options

 Syracuse, NY..........   4,100 December 2000, no          Vacant Space
                                 renewal option

 Syracuse, NY..........   8,000 October 2009, with two     Network
                                 five-year renewal
                                 options

 Jericho, NY...........   2,200 May 2001, no renewal       Sales Office
                                 option

 Albany, NY............   1,900 October 2000, no renewal   Sales Office
                                 option

 Buffalo, NY...........   2,300 January 2001, no renewal   Sales Office
                                 option

 New York, NY..........   2,800 January 2002, no renewal   Sales Office
                                 option

 White Plains, NY......   2,000 March 2001, no renewal     Sales Office
                                 option

 Boston, MA............  12,500 April 2010, with one       Network, Sales Office
                                 five-year renewal
                                 option

 Newark, NJ............  24,800 10.5 years after           Technology Lab,
                                 facilities are ready,      Offices
                                 with one five-year
                                 renewal option

 Philadelphia, PA......  26,000 July 2005, with one        Sales, Customer
                                 five-year renewal          Operations, Network
                                 option                     Operations Center

 Philadelphia, PA......  10,000 November 2010, with two    Network
                                 five-year renewal
                                 options

 Westport, CT..........   6,000 April 2002, with one       General Office Use
                                 two-year renewal option

    The 35,100 square foot leased space in Long Island City is located in different areas of a building and separated into four individual leases. The 20,000 square foot lease expires September 2004. The 7,600 square foot lease expires December 2001. The 4,600 square foot lease expires July 2001. The 2,900 square foot lease is month-to-month. Only the 20,000 square foot lease has a five year option to renew.

    Our rent obligation under the 4,100 square foot Syracuse lease is paid by 224 Harrison Associates, LLC, the lessor of 224 Harrison in Syracuse, as a condition of our entering into a lease with respect to the 224 Harrison Property.

                                   MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors, and their ages as of the date of this prospectus, are listed below:

 Name                               Age Position(s)
 ----                               --- -----------
 Vern M. Kennedy..................  33  President, Chief Executive Officer and
                                        Chairman of the Board of Directors
 Joel D. Gross....................  45  Chief Financial Officer and Executive
                                        Vice President--Strategic Planning and
                                        Corporate Development
 Eric G. Roden....................  44  Chief Operating Officer
 Kenneth A. Shulman...............  46  Chief Technology Officer
 Colm D. Kelly....................  61  Chief Information Officer
 George F. Holland................  44  Executive Vice President--Sales and
                                        Marketing
 Terrence J. Anderson.............  33  Executive Vice President--Finance
 Tracy W. Korman..................  36  Executive Vice President--Customer
                                        Relationship Management
 Heidi B. Heiden (1)..............  61  Director
 Stuart A. Mencher (2)............  60  Director
 Edward W. Scott (1)(2)...........  37  Director
 Roland A. Van der Meer(1)........  39  Director

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

    Vern M. Kennedy is one of our co-founders and has served as Chairman of the board of directors, President and Chief Executive Officer since our inception in March 1996. He was responsible for the initial design and development of what have become our systems and processes. From July 1989 to January 1996, Mr. Kennedy held various operations management positions at NYNEX (presently Bell Atlantic Corporation). In his last position as Director of Operations, he was responsible for field and center operations, process improvement and general business management.

    Joel D. Gross has served as our Chief Financial Officer and Executive Vice President--Strategic Planning and Corporate Development since September 1999. Mr. Gross has 22 years of telecommunications experience in finance, planning, sales and marketing and other management functions. Prior to joining us, Mr. Gross was Vice President of Corporate Strategy and Business Development for AT&T since June 1998. From February 1993 to June 1998, he was Senior Vice President of Corporate Development for Teleport Communications Group and a member of the Executive Committee. He was Vice President and Senior Securities Analyst for the telecommunications services sector for Donaldson, Lufkin & Jenrette Securities from 1987 to 1993, and for Dean Witter Reynolds from 1985 to 1987. From 1978 to 1985, Mr. Gross held various management positions with AT&T in sales, marketing, product management, regulatory affairs and systems analysis.

    Eric G. Roden has served as Chief Operating Officer since September 1998. Mr. Roden has 16 years of management experience in operations and networks in the telecommunications industry. From 1996 to 1998 he was general manager for USN Communications. He was Vice President of Operations and Engineering for MFS Communications from 1995 to 1996, and from 1993 to 1995, for Northeast Networks. He also held senior management positions in engineering operations and network management with Eastern Telelogic and ITT's U.S. Transmission Systems, and served in the United States Marine Corps specializing in secure data and voice communications for the Department of Defense.

    Kenneth A. Shulman joined us in December 1999 as Chief Technology Officer. Mr. Shulman has 24 years of telecommunications experience in systems engineering, network technology, planning and voice, data, and video applications development. Prior to joining us, Mr. Shulman was Vice President of Local Network Technology at AT&T since 1998. From 1987 to 1998, he held various senior management positions in technology, network architecture, engineering and planning at Teleport Communications Group, including Senior Vice President and Chief Technology Officer and member of the Executive Committee from 1995 to 1998. Prior to joining Teleport Communications Group, he held network and systems engineering positions at MCI International, Bell Communications Research and Bell Laboratories.

    Colm D. Kelly is a co-founder of Open Support Systems and has served as Vice President-- Development since our inception and as Chief Information Officer since December 1999. Mr. Kelly has over 30 years of computer experience in database development, programming and networking. From 1988 to 1997, he was a founder and president of Unsel, which specialized in client/server database and network applications to the telecommunications, banking and other industries.

    George F. Holland joined us in December 1999 as Executive Vice President-- Sales and Marketing. Mr. Holland has 21 years of telecommunications experience, most recently serving as Senior Vice President of Covad Communications Group, since 1998, where he was responsible for building a New York regional DSL network. From 1997 to 1998, he was Senior Vice President for National Sales at Toll Free Cellular. From 1995 to 1996, he was Chief Executive Officer of Starlink Communications, where he was responsible for building a full service long distance company. From 1979 to 1995, Mr. Holland held a number of management positions with AT&T, including business sales, customer service, product development and network operations.

    Terrence J. Anderson is one of our co-founders and has served as Executive Vice President-Finance since our inception in March 1996. He also served as a Director from March 1996 to April 1999. From 1988 to 1995, Mr. Anderson was employed at Chemical Bank, most recently as Vice President in the Media and Telecommunications-Corporate Finance Group.

    Tracy W. Korman is one of our co-founders and is Executive Vice President-- Customer Relationship Management. He conceived, designed and developed the Broadview Networks brand. From December 1995 to October 1996, Mr. Korman was Business Manager for Sales and Marketing at Bantam Doubleday Dell. He was a consultant in the Strategy and Marketing and Media practices of Booz, Allen & Hamilton from 1986 to December 1995.

    Heidi B. Heiden became a director in January 2000. Mr. Heiden has held senior technology management positions in several industries. From 1995 to 1999, he served as Senior Vice President, Operations and Technology of UUNET, a unit of MCI WorldCom, where he was responsible for building and running the network, customer support and information systems. From 1990 to 1995, he was a Senior Operating Officer at Salomon Brothers. His prior experience includes senior management roles with The Wollongong Group and Trusted Information Systems. He also served in the US Army where he led various technology programs, including the design and implementation of voice and data systems and the Defense Data Network, the largest data system at the time and the basis of what is now known as the internet.

    Stuart A. Mencher became a director in January 2000. Mr. Mencher has held several senior executive positions in the telecommunications and data processing industries. From 1998 to 1999, he was Vice President of Strategic Planning for AT&T Business Services. He was Senior Vice President of Sales and Marketing for Teleport Communications Group and a member of the Executive Committee from 1992 to 1998, where he was responsible for leading TCG's overall market and sales channel development initiatives. His prior experience includes strategic marketing, sales, customer service and general management roles with MCI Communications, Motorola, AT&T Information Systems and IBM.

    Edward W. Scott has served as a director since April 1999. Mr. Scott is a co-founder and general partner of the Baker Communications Fund, a private equity fund that invests exclusively in communications equipment, services and Internet applications companies. Mr. Scott has been a general partner of that firm since 1996. From December 1990 until March 1996, Mr. Scott was a private equity investor with the Apollo Investment Fund, L.P. Mr. Scott currently serves on the board of directors of Akamai Technologies, Advanced Switching Communications, DataStudy, Fort Point Partners, InterXion Holdings and Style365.com.

    Roland A. Van der Meer has served as a director since 1998. Mr. Van der Meer is a general partner of ComVentures, a venture capital firm. From 1993 to 1997, he was also a partner at the venture firm Partech International. His previous experience includes Hambrecht & Quist Venture Partners, GTE and Sprint. Mr. Van der Meer is on the boards of Arbinet, Universal Access, Chromatis, Dynamicsoft, Nisham Systems, Range Star International, SiteSmith, Zantaz.com and Zoneworx.

    Each officer serves at the discretion of our board of directors. Each director serves until his successor is duly elected and qualified.

Board Composition

    We have five individuals on our board of directors. The Board is divided into three classes, with the term of office of the first class, which consists solely of Mr. Kennedy, to expire at the first annual meeting of stockholders after this offering which is expected to occur in 2000; the term of office of the second class, which consists of Messrs. Van der Meer and Scott, to expire at the second annual meeting of stockholders after this offering which is expected to occur in 2001; and the term of office of the third class, which consists of Messrs. Mencher and Heiden, to expire at the third annual meeting of stockholders after this offering which is expected to occur in 2002. Each term afterward will expire at each third succeeding annual meeting of stockholders held after the meeting at which the director in question was elected.

Election of Directors and Voting Agreement

    Some of our stockholders have each agreed to vote all of their shares in such a manner as to elect directors as follows: ComVentures, New Enterprise Associates and Weiss, Peck & Greer Venture Partners collectively have the right to designate one director and Baker Communications Fund, ComVentures, New Enterprise Associates and Weiss, Peck & Greer Venture Partners collectively have the right to designate one director. Under these arrangements, Mr. Van der Meer and Mr. Scott have been elected to the board. Each group of stockholders will lose its right to designate a director if its ownership of our common stock falls below 5%.

Director Compensation

    We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time, pursuant to our 2000 Stock Option Plan. Messrs. Heiden and Mencher were each granted options to purchase 60,000 shares of common stock pursuant to this plan. During 1999, we also granted 6,857 stock options to Peter Lawson-Johnston, 11,405 stock options to Philip Smith and 22,808 stock options to Joseph Walsh. Messrs. Lawson-Johnston, Smith and Walsh were non-employee directors at the time these options were granted under our 1997 Stock Option Plan, but are no longer members of our board of directors. We pay the premiums on a directors and officers insurance policy covering all of our directors.

Committees of the Board of Directors

    Our board of directors has established an audit committee and a compensation committee. The functions of the audit committee will be to:

  .recommend annually to our board of directors the appointment of our independent auditors;

  . discuss and review in advance the scope and the fees of our annual audit and review the results thereof with our independent auditors;

  .review and approve non-audit services of our independent auditors;

  .review compliance with our existing major accounting and financial reporting policies;

  .review the adequacy of major accounting and financial reporting policies;

  . review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

  . review compliance with applicable Securities and Exchange Commission and Nasdaq rules regarding audit committees;

  .prepare a report for our annual proxy statement; and

  .comply with any additional requirements set forth in the audit committee's charter.


The three members of the audit committee are Messrs. Van der Meer, Heiden and Scott, each of whom is an independent director.

    Our compensation committee is also composed solely of independent directors. The compensation committee establishes salaries, incentives and other forms of compensation for our directors, executive officers and key employees and administers our equity incentive plans and other incentive and benefit plans. The two members of the compensation committee are Messrs. Mencher and Scott.

Compensation Committee Interlocks and Insider Participation

    No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Mr. Scott is affiliated with Baker Communications Fund, L.P., which is our largest stockholder. Baker is also a party with the Company to the Securities Purchase Agreement and Stockholders' Agreement dated April 23, 1999.

Executive Compensation

    The following table lists information concerning the compensation during the years ended December 31, 1997, 1998 and 1999 of our Chief Executive Officer and each of our other four most highly-compensated executive officers during the year ended December 31, 1999 whose salary and bonus for 1999 equaled or exceeded $100,000. These executive officers are collectively referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                  Annual      Long-Term
                               Compensation  Compensation
                              --------------  Securities
Name and Principal                            Underlying   All Other
Position                 Year Salary  Bonus    Options    Compensation
------------------       ---- ------- ------ ------------ ------------
Vern M. Kennedy......... 1997  25,000      0         0            0
Chairman, President and  1998  76,846 30,000         0          675
 Chief Executive Officer 1999 147,512 41,250         0        2,613
Eric G. Roden........... 1997       0      0         0            0
Chief Operating Officer  1998  40,385 10,096   200,000            0
                         1999 156,923 32,484         0            0
Colm D. Kelly........... 1997       0      0         0            0
Chief Information
 Officer                 1998 176,576      0         0       11,142(1)
                         1999 190,000      0         0        1,054
Terence J. Anderson..... 1997  25,000      0         0            0
Executive Vice
 President--Finance      1998  73,192 35,000         0          632
                         1999 115,000 28,875    60,000        2,100
Tracy W. Korman......... 1997  75,000      0   145,000            0
Executive Vice
 President--             1998  81,154 35,000         0          655
 Customer Relationship
  Management             1999 115,000 28,875    40,000        2,348

--------
(1) Includes a $10,000 consulting fee paid in 1998 for work done in the fourth quarter of 1997.

                          OPTION GRANTS IN FISCAL 1999

    The following table lists information as to stock options granted to Terrence J. Anderson and Tracy W. Korman during the fiscal year ended December 31, 1999. Stock options were not granted to any other Named Executive Officer during the fiscal year ended December 31, 1999. We have not granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant equals the $19.00 mid-range of the estimated initial public offering price and appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 2,440,670 shares of common stock granted to our employees, including management, during the year.

    These options were granted on May 18, 1999 under the 1997 Stock Option Plan, as amended. As of December 31, 1999, none of these options were exercisable. 25% of the shares of common stock subject to these options become exercisable on the first anniversary of the grant date, with the remainder vesting in equal monthly installments following the first anniversary. All of the options have a term of nine years, subject to earlier termination in some situations related to termination of employment.

                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                                   Annual Rates of
                                                                                     Stock Price
                                                                                  Appreciation for
                                                                                       Option
                                           Individual Grants                            Term
                         ------------------------------------------------------ ---------------------
                                    Percentage of
                         Number of      Total
                         Securities    Options
                         Underlying  Granted to   Exercise
                          Options   Employees in  Price Per Expiration
Name                      Granted    Fiscal Year    Share      Date       0%        5%        10%
----                     ---------- ------------- --------- ---------- -------- ---------- ----------
Terrence J. Anderson....   60,000       2.46%       $2.75    5/18/08   $975,000 $1,603,514 $2,523,060
Tracy W. Korman.........   40,000       1.64%       $2.00    5/18/08   $680,000 $1,099,009 $1,712,040

                AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1999
                       AND FISCAL YEAR-END OPTION VALUES

    The following table lists information with respect to unexercised options held by the Named Executive Officers as of December 31, 1999. All of these options to purchase shares of our common stock were granted under our 1997 Stock Option Plan. Neither Vern M. Kennedy nor Colm D. Kelly held unexercised options as of December 31, 1999. No Named Executive Officer exercised options during the fiscal year ended December 31, 1999.

    There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values set forth below have been calculated on the basis of an assumed initial public offering price of $19.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                 December 31, 1999         December 31, 1999
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Eric G. Roden...............    62,499      137,501    $1,078,108   $2,371,892
Terrence J. Anderson........         0       60,000    $      --    $  975,000
Tracy W. Korman.............   145,000       40,000    $2,629,996   $  680,000

Employment Agreements

    We have employment agreements with each of our executive officers. The following table shows information about the current compensation arrangements under these employment agreements. Each agreement has an initial term and is automatically extended for successive one-year periods after the initial term unless we or the executive elects to terminate the agreement within 120 days before the end of the term. If we terminate an executive's employment other than for cause, death or disability or the executive terminates for a good reason, we will pay the executive a lump sum amount equal to one-half of the executive's annual base salary plus the executive's pro rata annual bonus. In addition, any unvested stock options will continue to vest as if the executive had remained employed for a period of twelve months following the date of termination and the executive will continue to receive benefits for a period of six months after the date of termination. If there is a change of control, all of the executives' unvested stock options will become 100% vested.

    All of the options granted to executives were granted either under the 1997 Stock Option Plan or the 2000 Stock Option Plan. Some options were granted at the time the executive was hired. Not all of these options were granted pursuant to the employment agreements. However, all are subject to the change of control provision within these agreements.

                                                          Annual
                                                           Base   Annual
                                                          Salary  Bonus  Options
Name                                     Initial Term       ($)    (%)   Granted
----                                  ------------------- ------- ------ -------
Vern M. Kennedy......................  2/03/00 - 12/31/01 250,000   60   590,000
Joel D. Gross........................ 10/01/99 -  9/30/01 260,000   50   830,000
Terrence J. Anderson.................  2/03/00 - 12/31/01 175,000   45   210,000
Tracy W. Korman......................  2/03/00 - 12/31/01 175,000   45   335,000
George F. Holland....................  2/03/00 - 12/31/01 250,000   50   300,000
Kenneth A. Shulman................... 12/14/99 - 12/14/01 175,000   45   250,000
Eric G. Roden........................  2/03/00 - 12/31/00 165,000   45   240,000
Colm D. Kelly........................  2/03/00 - 12/31/00 200,000   20    50,000

Employee Benefit Plans

1997 Stock Option Plan

    Our 1997 Stock Option Plan was adopted by the board of directors on February 10, 1997. There are a total of 4,100,000 shares of common stock reserved for issuance under it. As of December 31, 1999, we have granted options to purchase 4,011,865 shares under this plan, we have issued 121,392 shares in connection with the exercise of options granted under the plan and options to purchase 252,270 shares have been forfeited by employees who left our employ prior to such options vesting. At such date, options to purchase 3,638,203 shares were outstanding under the plan at an average exercise price of $3.53 per share.

    We have occasionally granted stock options under the plan in order to provide certain officers, directors, employees, and consultants with a competitive total compensation package and to reward them for their contribution to our performance. These grants of stock options are designed to align these individuals' interest with that of our stockholders.

    Our board of directors administers the plan and establishes the terms of the options and the dates after which they become exercisable. Options granted under the plan generally become exercisable over a four-year period.

    The price at which each share of common stock subject to an option granted under the plan may be purchased is determined by our board of directors at the time the option is granted. Options granted under the plan to employees may be, in the discretion of the Board, either incentive stock options or nonqualified options. Options granted to consultants or directors are nonqualified options.

    No incentive stock option may be granted under the plan to any person who has been appointed to serve on the board of directors effective as of a future date until the date the appointment becomes effective. Nor may any incentive stock option be granted to an employee who owns, directly or indirectly, more than 10% of our voting stock, unless:

  . the option price of the incentive stock option is fixed at not less than 110% of the fair market value of the shares on the date it is granted, and

  . the incentive stock option is not exercisable more than five years after the date it is granted.

    Options granted under the plan generally are not transferable by the optionee during his or her lifetime.

2000 Long-Term Incentive Plan

    Our 2000 Long-Term Incentive Plan was adopted by the board of directors on February 3, 2000. There are a total of 5,200,000 shares of common stock reserved for issuance under it. Under the 2000 Plan, we may grant stock options, stock appreciation rights and shares of common stock. As of February 3, 2000, we have granted options to purchase a total of 2,339,321 shares under this plan at exercise prices ranging from $9.00 to $18.00 per share.

    We will occasionally grant stock options, stock appreciation rights and shares of common stock under the 2000 Plan in order to provide officers, directors, employees, and consultants with a competitive total compensation package and to reward them for their contribution to our performance. These grants of stock options, stock appreciation rights and shares of common stock will be designed to align these individuals' interest with that of our stockholders.

    The compensation committee of our board of directors administers the 2000 Plan and establishes the terms of the options and stock appreciation rights and the dates after which they become exercisable. The exercise price of an option or stock appreciation right granted under the 2000 Plan is determined by our compensation committee at the time the option or stock appreciation right is granted, but the exercise price will not be less than 100% of the fair market value of the share of common stock on the date of the grant. Options granted under the plan to employees may be, in the discretion of the board, either incentive stock options or nonqualified options. Options granted to consultants or directors are nonqualified options. Stock appreciation rights may be granted in connection with options or may be granted as free-standing awards. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires and the exercise of the stock appreciation right will result in the surrender of the related option.

    No incentive stock option may be granted under the plan to any person who has been appointed to serve on the board of directors effective as of a future date until the date the appointment becomes effective. Nor may any incentive stock option be granted to an employee who owns, directly or indirectly, more than 10% of our voting stock, unless:

  . the option price of the incentive stock option is fixed at not less than 110% of the fair market value of the shares on the date it is granted, and

  . the incentive stock option is not exercisable more than five years after the date it is granted.

    Under the 2000 Plan, our compensation committee may grant common stock to participants. The compensation committee establishes the size of the grant and any limitations and restrictions on the grant. The total number of shares of common stock that may be awarded under the plan is 1,000,000.

    Options, stock appreciation rights and awards granted under the 2000 Plan generally are not transferable by the recipient during his or her lifetime.

2000 Employee Stock Purchase Plan

    Our 2000 Employee Stock Purchase Plan was adopted by our board of directors on February 3, 2000. There are a total of 300,000 shares of common stock available for sale. The purchase plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, is administered by our compensation committee. All employees of Broadview Networks or any present or future subsidiary of Broadview Networks designated by the board of directors may participate in the purchase plan. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed

10% of an employee's compensation, subject to certain limitations. The purchase plan will be implemented in a series of consecutive offering periods, each approximately six months in duration. The purchase price of each share of common stock under the purchase plan will be equal to 85% of the lesser of the closing price per share of the common stock on the NASDAQ National Market System on the start date of that offering period and on the date of termination of the offering period. Employees may modify or end their participation in the purchase plan at any time prior to the termination date of an offering period. An employee's participation ends on the employee's termination of employment with Broadview. The purchase plan will terminate in 2010 unless sooner terminated by our board of directors.

401(k) Plan

    We have adopted a tax-qualified employee savings and retirement plan covering all of our full-time employees. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the plan. We match our employees' contributions up to a maximum amount of 50% of the first 3% of their base salaries by contributing cash to the 401(k) plan. The 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees and us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. The trustees under the 401(k) plan, at the direction of each participant, invest such participant's assets in the plan in selected investment options.

                              CERTAIN TRANSACTIONS

The Securities Purchase Agreement and Shareholders' Agreement

    On April 23, 1999 we entered into a securities purchase agreement and a shareholders' agreement with each of our preferred stockholders and our founding stockholders in connection with our issuance of Series C preferred stock. On February 2 and February 4, 2000, these agreements were both amended in connection with our issuance of Series D preferred stock. On February 7, 2000, the shareholders' agreement was further amended in order to modify or eliminate some of the rights previously granted. Under the shareholders' agreement, as amended, these stockholders have preemptive rights, voting rights and registration rights, and are subject to transfer restrictions, as described below and elsewhere in this prospectus.

    The securities purchase agreement contains standard representations and warranties by us and confidentiality provisions and transfer restrictions.

    The shareholders' agreement contains provisions relating to:

  . Election of our directors. Following the closing of this offering the holders of our Series A preferred stock and Series B preferred stock collectively have the right to designate one director and the holders of Series C preferred stock and Series D preferred stock collectively have the right to designate one director. All of our preferred stockholders and our founding stockholders have agreed to vote all of their shares in such a manner as to elect these two designees as directors.

  . Preemptive rights with respect to new issuances of common stock. Each preferred stockholder and founding stockholder generally has the right to purchase its proportional share, based on its current percentage ownership, of any capital stock issued by us. These rights have been waived with respect to this offering and will terminate following the closing of this offering.

  . Source of financing. If we decide to seek equity financing (other than in connection with this offering), all preferred stockholders have the first right to make a firm offer to provide that financing on terms satisfactory to us.

  . Transfer restrictions relating to sales of shares of common stock by the preferred stockholders and the founding stockholders including:

     . Rights of first offer. If any preferred stockholder or founding stockholder wishes to sell its shares, it must give us and the other preferred stockholders and founding stockholders the exclusive right, for a period of 15 business days, to purchase from the selling stockholder any of our common stock held by the selling stockholder or any stock or security convertible into or exchangeable for our common stock.

     . Tag along rights. If any preferred stockholder or founding stockholder proposes to sell any of our securities, the other preferred stockholders and founding stockholders have the right, for a period of 30 days, to participate in the sale by selling a proportional share of their stock on the same terms.

    None of these provisions and restrictions, other than the preemptive rights, will terminate on the completion of this offering. The rights and obligations of the holders of Series A and Series B preferred stock will terminate at the time they no longer collectively hold at least 5% of our fully-diluted common stock. The rights and obligations of the holders of Series C and Series D preferred stock will terminate at the time they no longer collectively hold at least 5% of our fully-diluted common stock.

Series C Bridge Financing

    On February 26, 1999, we borrowed a total of $4 million from holders of Series B preferred stock. This loan was evidenced by a demand note paying 5% interest. Under the terms of the loan, we had the option of repaying the debt in cash or in additional shares of Series B preferred stock, and the lenders would be granted warrants to purchase common stock if the debt was not repaid in full within 60 days. On April 23, 1999, the loan, including accrued interest, was converted into shares of Series C preferred stock.

Registration Rights

    We have granted registration rights to our preferred stockholders with respect to the common stock they now hold and the common stock they will receive following the closing of this offering. These holders have the benefit of the following demand registration:

  . The majority of the holders of Series C preferred shares and the Series D preferred shares and the majority of the holders of Series A preferred shares and the Series B preferred shares may each demand two registrations on Form S-1 or, if available, on Form S-2 or S-3 or any similar short form of registration. However, we are not obligated to effect any demand registration within 120 days following the effective date of a previous demand registration or other registration of our securities that is an underwritten offering.

    In addition, stockholders that have been granted registration rights have unlimited piggyback registration rights under which they have the right to request that we register their shares of common stock whenever we register any of our securities under the Securities Act of 1933, following their written request for inclusion within 30 days after the receipt of our notice, and the registration form to be used may be used for the registration of their shares of common stock. These piggyback registration rights will not, however, be available in the following circumstances:

  . If the piggyback registration is in connection with an underwritten registration and the managing underwriter concludes that including shares of common stock owned by holders of piggyback registration rights would adversely affect the marketing of the securities to be sold in the underwritten offering; or

  .   For registrations undertaken because of a demand registration.

Terms of Indebtedness

    In October 1999 we entered into a Loan and Security Agreement with NTFC Capital Corporation, which established a vendor financing facility in the maximum principal amount of $36 million plus capitalized interest. Under the terms of this facility, at least 60% of the aggregate principal amount we borrow must be used for the purchase of Northern Telecom equipment and related services associated with the installation and operation of Northern Telecom equipment. As collateral, NTFC Capital Corporation obtained a continuing security interest in all equipment financed or refinanced with proceeds from the loan, all general intangibles and intangible property, and all proceeds. At December 31, 1999, $6.9 million under the facility was outstanding with an average interest rate of 11.7%.

    The outstanding debt becomes due in monthly installments to be repaid by or before November 1, 2007. Principal and capitalized interest on each advance is payable according to the following amortization schedule. Interest is capitalized and added to the principal amount over a twelve-month period. On the last day of the 12th calendar month following the date of the advance, the "conversion date," principal amounts and interest will be amortized and repaid monthly in arrears over 48 consecutive months in payments of principal calculated as follows:

  . the first 12 payments of principal will each be equal to 0.833% of the principal amount, including interest, of the advance as of the conversion date;

  . the next 12 payments will be each equal to 1.667% of the principal amount, including interest, of the advance as of the conversion date;

  . the next 12 payments will each be equal to 2.50% of the principal amount, including interest, of the advance as of the conversion date; and

  . the next 12 payments will each be equal to 3.33% of the principal amount, including interest, of the advance as of the conversion date.

    The agreement contains various restrictive covenants, including among others, limitations on our ability and the ability of our subsidiaries to do the following things:

  . Pay dividends and make other distributions on capital stock and redeem capital stock. We may not make any equity payments to any person without NTFC Capital Corporation's written consent.

  . Incur additional indebtedness or refinance existing indebtedness. Except for trade payables and various subordinated, unsecured indebtedness, we may not incur additional indebtedness in excess of certain limitations determined pursuant to our financial covenants.

  . Incur responsibility for contingent obligations. We may not assume contingent obligations other than those contemplated by our agreement with NTFC Capital Corporation.

  . Create liens on our assets. We may not create liens on any of our property except for:

     .   liens created by our agreement with NTFC Capital Corporation; and

     . liens arising in the ordinary course of business and similar encumbrances which do not materially detract from the value of our property.

  . Engage in transactions with stockholders and affiliates. Except for employment agreements entered into in the ordinary course of business and permitted disbursements to our subsidiaries, we may not enter into any transactions, including loans or advances, with our affiliates.

  . Make investments, advances and loans. Other than in the ordinary course of business or as permitted disbursements to our subsidiaries, we may not make any advance, loan, guarantee of indebtedness or capital contribution to any person without the consent of NTFC Capital Corporation.

  . Enter into agreements to lease personal property. We may only enter into leases of personal property in excess of $100,000 which are in the ordinary course of business and after we comply with various financial covenants listed in our agreement with NTFC Capital Corporation.

  . Remove collateral from various locations. We may not remove any material part of the collateral under our agreement from specified locations without written notice to NTFC Capital Corporation and without ensuring the continuation of NTFC Capital Corporation's perfected security interest in the collateral.

  . Make capital expenditures inconsistent with our business plan. We may not acquire any fixed or capital assets that are inconsistent with the business plan we submitted to NTFC Capital Corporation.

  . Transact business under assumed names. We may not transact business under assumed names not listed in our agreement with NTFC Capital Corporation.

  . Engage in mergers and consolidations. We are limited in our ability to enter into any transaction of merger, acquisition or consolidation, to change our name, corporate structure or fiscal year or to modify our organizational documents.

  . Sell assets. We may only sell the collateral given to NTFC Capital Corporation in the ordinary course of business or with the permission of NTFC Capital Corporation.

    Events of default under the vendor financing facility include, among other things:

  .   payment defaults;

  .   covenant defaults;

  .   failure of conditions;

  .   involuntary and voluntary bankruptcy;

  .   non-compliance with governmental requirements; and

  .   default under third party agreements.

    On March 31, 2000, we entered into a non-binding letter of intent with GE Capital and First Union National Bank for a proposed senior credit facility in an aggregate principal amount of $150 million. If finalized, we expect that this facility would incorporate or replace our vendor credit facility and that the proceeds from this financing would be used in connection with the deployment and expansion of our telecommunications network. We also expect that any agreement entered into in connection with the proposed financing would contain customary restrictive covenants and events of default. We have not entered into an agreement with respect to this proposed financing, and there is no guarantee that we will do so in the future.

Stock Sales to Senior Management

    On September 23, 1999, in connection with his hiring, Joel D. Gross was granted an option to purchase 830,000 shares of common stock at an exercise price of $3.75 per share. This option becomes exercisable over time, with the initial 25%, or 207,500 shares, vesting upon the closing of this offering and the remainder vesting in equal monthly installments following the first anniversary of the grant date. On the same date, Mr. Gross also purchased 370,000 shares of common stock at a price of $3.75 per share, or an aggregate purchase price of $1,387,500.

    On February 2, 2000, in connection with our Series D preferred stock financing, Baker Communications Fund, L.P. assigned a portion of its right to purchase Series D preferred stock to Mr. Gross, who simultaneously exercised that right and purchased 214,534 shares of Series D preferred stock for an aggregate purchase price of $999,998.75.

    On December 20, 1999, in connection with his hiring, Kenneth A. Shulman was granted options to purchase 250,000 shares of common stock at an exercise price of $6.40. This option becomes exercisable over time, with the initial 25%, or 62,500 shares, vesting upon the closing of this offering and the remainder vesting in equal monthly installments following the first anniversary of the grant date. On November 30, 1999, Mr. Shulman also purchased 100,000 shares of common stock at a price of $6.40 per share or an aggregate purchase price of $640,000.

    On December 1, 1999, in connection with his hiring, George F. Holland was granted an option to purchase 300,000 shares of common stock at a purchase price of $6.40 per share. This option becomes exercisable over time, with the initial 25%, or 75,000 shares, vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments following the first anniversary. On the same date, Mr. Holland also purchased 250,000 shares of common stock at a price of $6.40 per share, or an aggregate purchase price of $1,600,000. Mr. Holland paid $640,000 of the purchase price for 100,000 of these shares in cash and paid the remaining $960,000 for 150,000 of these shares with a full recourse promissory note.

    Under the terms of the promissory note, Mr. Holland must pay us the principal sum of $960,000, together with interest on the unpaid principal balance at the rate of 6.47% per year, compounded annually, until the note is paid in full. Principal and interest must be paid in full on December 1, 2009. If Mr. Holland sells any of his shares, he must make a prepayment on the note equal to the net proceeds of the sale. The note will become immediately due and payable after an event of default, including default in payment or insolvency. Mr. Holland may prepay the note in whole or in part at any time, without penalty.

    On February 3, 2000, several of our executive officers were granted options to purchase shares of common stock at an exercise price of $9.00 per share under the 2000 Long-Term Incentive Plan. Colm Kelly was granted options to purchase 50,000 shares; Tracy Korman was granted options to purchase 150,000 shares; Vern Kennedy was granted options to purchase 590,000 shares; Eric Roden was granted options to purchase 40,000 shares; and Terrence J. Anderson was granted options to purchase 150,000 shares.

Stock Repurchase from Senior Management

    On June 15, 1999, we repurchased 100,000 shares of common stock from Terrence J. Anderson at an aggregate purchase price of $200,000.

                             PRINCIPAL STOCKHOLDERS

    The following table lists various information with respect to the beneficial ownership of our common stock as of March 15, 2000, adjusted to reflect the sale of shares of common stock offered in this prospectus and the related conversion into shares of common stock on a one-for-one share basis of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock immediately preceding this offering, by:

  . each person or entity who is known by us to beneficially own five percent or more of the outstanding shares of our common stock;

  .   each director;

  .   each Named Executive Officer; and

  .   all of our directors and executive officers as a group.

                                                                Percentage of
                                                                   Shares
                                                                Beneficially
                                                                 Owned(1)(2)
                                             Number of Shares -----------------
                                               Beneficially    Before   After
Name                                             Owned(1)     Offering Offering
----                                         ---------------- -------- --------
Baker Communications Fund, L.P.(3).........      6,516,556     25.43%   19.97%
Communications Ventures II, L.P. ..........      2,991,159     11.67%    9.17%
Communications Ventures Affiliates Fund II,
 L.P. .....................................        245,098         *        *
ComVentures, as a group(4).................      3,236,257     12.63%    9.92%
New Enterprise Associates VII, L.P.........      3,228,998     12.60%    9.90%
NEA Presidents Fund........................         47,859         *        *
NEA Ventures 1998, L.P.....................          2,900         *        *
New Enterprise Associates, as a group(5)...      3,279,757     12.80%   10.05%
WPG Enterprise Fund III, LLC...............      1,230,186      4.80%    3.77%
Weiss, Peck & Greer Venture Associates IV,
 LLC.......................................      1,406,329      5.49%    4.31%
Weiss, Peck & Greer Venture Associates IV
 Cayman, L.P. .............................        177,581         *        *
WPG Information Sciences Entrepreneur Fund,
 L.P.......................................         52,067         *        *
Weiss, Peck & Greer Venture Partners, as a
 group(6)..................................      2,866,163     11.18%    8.78%
The State of Michigan Retirement
 Systems(7)................................      2,038,075      7.95%    6.25%
Vern M. Kennedy............................      1,660,830      6.48%    5.09%
Eric G. Roden..............................         83,332         *        *
Colm D. Kelly..............................        195,460         *        *
Terrence J. Anderson.......................        730,270      2.85%    2.24%
Tracy W. Korman............................        588,700      2.28%    1.80%
Heidi B. Heiden............................         20,000         *        *
Stuart A. Mencher..........................         20,000         *        *
Edward W. Scott(8).........................      6,516,556     25.43%   19.97%
Roland A. Van der Meer(9)..................      3,236,257     12.63%    9.92%
Directors & Executive Officers as a group
 (12 persons)(10)..........................     13,985,939     54.01%   42.52%

--------
  *  Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 15, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for Mr. Scott and Mr. Van der Meer, and as required by applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite his or its name.

    Except as indicated in the footnotes, the address of each of the persons in this table is: c/o Broadview Networks Holdings, Inc., 45-18 Court Square, Suite 300, Long Island City, New York 11101.
(2) Assumes no exercise of the underwriters' over-allotment option.
(3) Baker Communications Fund, L.P.'s address is c/o Baker Capital Corp., 540 Madison Avenue, New York, New York 10022.
(4) The ComVentures group consists of Communications Ventures II, L.P. and Communications Ventures Affiliates Fund II, L.P. The address for each entity in this group is c/o ComVentures, 505 Hamilton Avenue, Palo Alto, California 94301.
(5) Represents 3,228,998 shares held by New Enterprise Associates VII, L.P., 47,859 shares held by NEA Presidents Fund and 2,900 shares held by NEA Ventures 1998, L.P. The general partner of New Enterprise Associates VII, L.P. is NEA Partners VII, L.P. The general partner of NEA Presidents Fund is NEA General Partners, L.P. The general partner of NEA Ventures 1998, L.P. is Louis V. Van Dyck. The address for each New Enterprise Associates entity in this group is c/o New Enterprise Associates, One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.
(6) Represents 1,230,186 shares held by WPG Enterprise Fund III, LLC, 1,406,329 shares held by Weiss, Peck & Greer Venture Associates IV, LLC, 177,581 shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P. and 52,067 shares owned by WPG Information Sciences Entrepreneur Fund, L.P. WPG VC Fund Adviser, LLC is the Investment Advisory Member of WPG Enterprise Fund III, LLC, Weiss, Peck & Greer, Venture Associates IV, LLC and Weiss, Peck & Greer Venture Associates IV Cayman, L.P. WPG VC Fund Adviser, LLC is the general partner of WPG Information Sciences Entrepreneur Fund, L.P. Barry Eggers is the Managing Member of WPG VC Fund Adviser, LLC. The address for each entity in this group is c/o Weiss, Peck & Greer Venture Partners, 555 California Street, San Francisco, California 94104.
(7) The State Treasurer of the State of Michigan, as Custodian of the Michigan Public School Employees' Retirement System, State Employees' Retirement System and Michigan State Police Retirement System. The address for this stockholder is Michigan Department of Treasury, Alternative Investment Division, 2501 Coolridge Road, Suite 400, East Lansing, Michigan 48823.
(8) All of the shares indicated are owned by Baker Communications Fund, L.P. Baker Capital Partners, LLC is general partner of Baker Communications Fund, L.P. Edward W. Scott, a director of Broadview, is a general partner of Baker Communications Fund, L.P. Mr. Scott disclaims beneficial ownership of the shares held by Baker Communications Fund, L.P. except to the extent of his pecuniary interest in Baker Communications Fund, L.P.
(9) All of the shares indicated are owned Communications Ventures II, L.P. and Communications Ventures Affiliates Fund II, L. P. ComVen II, LLC is general partner of both Communications Ventures II, L.P. and Communications Ventures Affiliates Fund II, L.P. Roland A. Van der Meer is a member of ComVen II, LLC. Mr. Van der Meer disclaims beneficial ownership of the shares held by ComVen II, LLC except to the extent of his pecuniary interest in ComVen II, LLC.
(10) Includes an aggregate of 8,333 shares of common stock subject to options held by directors and executive officers which are exercisable within 60 days of February 5, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and our certificate of incorporation and bylaws.

    Our certificate of incorporation authorizes the issuance of up to 160 million shares of capital stock, consisting of 150 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share.

    The common stock and the preferred stock that may be issued under our certificate of incorporation are described below.

Common Stock

    Shares of common stock have the following rights, preferences and privileges.

    Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting in the election of directors.

    Stockholders may not act by written consent and must act on all proposals at an annual or special meeting.

    Dividends, Distributions and Stock Splits. Holders of common stock are entitled to receive dividends at the same rate if and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

    Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any, our remaining assets will be distributed ratably among the holders of the common stock.

    All shares of common stock outstanding are fully paid and nonassessable, and all the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

    Shares of preferred stock have the following rights, preferences and privileges. All outstanding shares of our Series A, Series B, Series C and Series D preferred stock will be converted into 17,561,703 shares of common stock following the closing of this offering.

    Series A Convertible Preferred Stock. On January 29, 1998, we issued 3,446,070 shares of Series A convertible preferred stock to Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., NEA Presidents Fund, NEA Ventures 1998, L.P. WPG Enterprise Fund III, LLC, Weiss, Peck & Greer Venture Associates IV, LLC, Weiss, Peck & Greer Venture Associates IV Cayman L.P. and WPG Information Sciences Entrepreneur Fund L.P. for $5,970,384, net of $30,531 in fees and expenses. The Series A preferred stock is convertible, at the option of the holder, into shares of common stock at any time. The conversion price is $1.74, subject to the investors' anti-dilution protection rights. The Series A preferred stock automatically converts:

  . after the closing of our registration statement on a Form S-1 at a per share price of at least $6.97 or at an aggregate public offering price of no less than $15.0 million, prior to underwriting, commissions and expenses; or

  . at the election of holders of a majority of the then outstanding Series A preferred stock, voting together as a single class, at the current conversion ratio. If we are liquidated, holders of Series A preferred stock are entitled to receive, before any amount is paid to holders of common stock but after payments to holders of Series C preferred stock and Series D preferred stock, an amount per share equal to $1.74, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The Series A preferred stock carries voting rights equal to one vote per share, on an as if converted basis. Holders of the Series A preferred stock are entitled to receive dividends at the discretion of our board of directors. No dividends have been declared on the Series A preferred stock.

    Series B Convertible Preferred Stock. On September 11, 1998, we issued 1,838,799 shares of Series B Convertible preferred stock to Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., NEA Presidents Fund, WPG Enterprise Fund III, LLC, Weiss Peck & Greer Venture Associates IV, LLC, Weiss Peck & Greer Venture Associates IV Cayman L.P. and WPG Information Sciences Entrepreneur Fund, L.P. for $5,969,470, net of $30,531 in fees and expenses. The Series B preferred stock is convertible, at the option of the holder, into shares of common stock at any time. The conversion price is $3.26, subject to the investors' anti-dilution protection rights. The Series B preferred stock automatically converts:

  . after the closing of our registration statement on a Form S-1 at a per share price of at least $6.97 or at an aggregate public offering price of no less than $15.0 million, prior to underwriting, commissions and expenses; or

  . at the election of holders of more than 50% of the then outstanding Series B preferred stock, voting together as a single class, at the current conversion ratio. In the event of liquidation, holders of Series B preferred stock are entitled to receive, before any amount is paid to holders of common stock, an amount per share equal to $3.26, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The Series B preferred stock carries voting rights equal to one vote per share, on an as converted basis. Holders of the Series B preferred stock are entitled to receive dividends at the discretion of our board of directors. No dividends have been declared on the Series B preferred stock.

    Series C Mandatorily Redeemable Convertible Preferred Stock. On April 23, 1999 we issued 6,269,875 Series C mandatorily redeemable convertible preferred stock to Baker Communications Fund, L.P., Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., WPG Enterprise Fund III, LLC, Weiss, Peck & Greer Venture Associates IV Cayman, L.P. and WPG Information Sciences Entrepreneur Fund L.P. for $27,795,875, net of $204,125 fees and expenses. This issue has a stated liquidation preference of $4.46580 per share, plus all accrued and unpaid dividends whether or not declared ("Series C liquidation preference") and is senior in liquidation to the Series A preferred stock and Series B preferred stock, and all common stock. Holders of the Series C preferred stock have the right to convert their shares into common stock at any time. The conversion price is $4.4658, subject to certain antidilution rights, as defined. Holders of Series C preferred stock are entitled to receive, at the discretion of our board of directors, cumulative preferential dividends at an annual rate of 8% of the Series C liquidation preference. The Series C preferred stock carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series C preferred stock, voting as a class, have veto rights on specific corporate actions. At any time after April 23, 2005, the Series C preferred stock is redeemable at the option and written election of the holders of at least 50% of the Series C preferred stock within one year of such election at the greater of:

  . the fair market value of the common stock underlying the Series C preferred stock to be redeemed, as defined, or

  . the aggregate Series C liquidation preference of the Series C preferred stock to be redeemed. No dividends have been declared on the Series C preferred stock.

    Series D Mandatorily Redeemable Convertible Preferred Stock. On February 2 and February 4, 2000 we issued a total of 6,006,959 shares of Series D mandatorily redeemable convertible preferred stock to Baker Communications Fund, L.P., Joel Gross, the State Treasurer of the State of Michigan, as Custodian of the Michigan Public School Employees' Retirement System, State Employees' Retirement System and Michigan State Police Retirement System, Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., WPG Enterprise Fund III, LLC, Weiss, Peck & Greer Venture Associates IV Cayman, L.P. and WPG Information Sciences Entrepreneur Fund L.P. for $27,950,000, net of approximately $50,000 fees and expenses. This issue has a stated liquidation preference of $4.66126 per share, plus all accrued and unpaid dividends whether or not declared ("Series D liquidation preference") and is senior in liquidation to the Series A preferred stock and Series B preferred stock, and all common stock. Holders of the Series D preferred stock have the right to convert their shares into common stock at any time. The conversion price is $4.66126, subject to certain antidilution rights, as defined. Holders of Series D preferred stock are entitled to receive when, as and if, dividends are declared by our board of directors, cumulative preferential dividends at an annual rate of 8% of the Series D liquidation preference. The Series D preferred stock carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series D preferred stock, voting as a class, have veto rights on specific corporate actions. At any time after April 23, 2005, the Series D preferred stock is redeemable at the option and written election of the holders of a majority of the Series D preferred stock within one year of the election at the greater of:

  . the fair market value of the common stock underlying the Series D preferred stock to be redeemed, or

  . the aggregate Series D liquidation preference of the Series D preferred stock to be redeemed. No dividends have been declared on the Series D preferred stock.

    New Preferred Stock. Upon the closing of this offering, the board of directors will have the authority, without further action by the stockholders, to issue up to 10 million shares of preferred stock, $0.01 par value, in one or more series and to fix the designations, powers, preferences, privileges, and relative participating options, or special rights and the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued with terms calculated to delay or prevent a change in our control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. Upon the completion of this offering, there will be no shares of preferred stock outstanding and we have no current plans to issue any of the preferred stock.

Warrants

    We granted warrants to purchase a total of 344,520 shares of common stock to the purchasers of Series A preferred stock. Each warrant could be exercised at any time after August 1, 1998 at a price of $0.01 per share. As of the effective date of the re-incorporation of the Company in the State of Delaware, the warrants were terminated.

    We granted warrants to purchase a total of 612,183 shares of common stock to the purchasers of Series B preferred stock. Each warrant could be exercised at any time after the closing of the transaction at a price of $0.001 per share. The fair value of the warrants at the time of grant was approximately $1,065,000. As a result of the closing of the Series C preferred stock on April 23, 1999, 459,139 warrants issued to the investors of Series B preferred stock were exercised for 459,139 shares of common stock and the balance of the warrants was terminated.

Registration Rights of Certain Holders

    We have granted registration rights to holders of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock who will become common stockholders upon effectiveness of this offering when their preferred stock is converted to our common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

    Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by:

     (a)persons who are directors and also officers; and

     (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock which is not owned by the "interested stockholder."

    A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years did own, 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us.

    Stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect for us not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of
Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

    Classified Board of Directors. Following completion of the offering, our board of directors will be divided into three classes of directors. The first class will consist of one director and the second and third classes will each consist of two directors. Each class will serve a staggered three-year term. As a result, only one or two members of the board of directors will be selected each year, and a director will generally stand for election only once every three years. The board of directors believes that a classified board will help to assure the continuity and stability of the board and our business strategies and policies. The classified board provision could have the effect, however, of discouraging a third party from making a tender offer or otherwise attempting to obtain control of our company, even though the attempt might be beneficial to us and our stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board from removing a majority of the board for two years. A vote of the holders of at least two-thirds of our common stock is required to change the classified board provision.

    Other Provisions. Following completion of this offering, our certificate of incorporation and bylaws will provide, in general, that:

  . any vacancy or newly created directorship on the board of directors will be filled by a majority of, the directors in office with any new director to serve for the remaining term of the class of directors to which he or she is elected;

  . directors may be removed by our stockholders only for cause and by a vote of the holders of at least two-thirds of our stock (both common and preferred) entitled to vote generally in the election of directors ("voting stock");

  . special meetings of stockholders may be called only by the board of directors or a committee of the board of directors expressly authorized to call a special meeting, and the business permitted to be conducted at a special meeting is limited to business brought before the meeting by the board of directors;

  . election of directors and votes regarding amendments to the certificate of incorporation or bylaws must be by written ballot; and

  . stockholders may not act by written consent and must act on all proposals at an annual or special meeting.

    Our bylaws also require that stockholders wishing to bring any business, including director nominations, before an annual meeting of stockholders deliver written notice to us not later than 60 days or more than 90 days prior to the date on which we first mailed our proxy materials for the prior year's annual meeting of stockholders. If, however, our annual meeting is set for a date that is not within 30 calendar days of the anniversary of the prior year's meeting, notice by the stockholder must be delivered to us not later than the close of business on the tenth day following the day on which we publicly announce the date of our annual meeting. Our bylaws further require that the notice by the stockholder list, among other things:

  . A description of the business to be brought before the annual meeting, including information with respect to a nominated director;

  .   The reasons for conducting the business at the meeting; and

  . Specific information concerning the stockholder proposing the business and the beneficial owner, if any, on whose behalf the proposal is made.

    Our certificate of incorporation and bylaws state that the provisions summarized in this section and the provisions relating to the classification of the board of directors may not be amended by our stockholders, nor may any provision inconsistent with the certificate of incorporation or bylaws be adopted by our stockholders, without the affirmative vote of the holders of at least two-thirds of our voting stock, voting together as a single class.

    The above provisions of our certificate of incorporation and bylaws relating to removal of directors, special meetings of stockholders and advance notice of stockholder proposals may discourage or make more difficult the acquisition of control of us by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging specific types of coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us first to negotiate with the board of directors. We believe that these measures will benefit us and our stockholders by enhancing our ability to negotiate with the proponent of any unfriendly or unsolicited proposal to acquire or restructure us. We also believe that the benefits outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in better terms.

Limitation of Liability and Indemnification of Directors

    Our certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under the Delaware General Corporation Law. Among other things, our certificate of incorporation contains provisions that eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving some wrongful acts, including:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .   under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

    Our bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    We have also entered into a directors indemnification agreement with each of our directors. Under the terms of each agreement, we agree to indemnify the director to the fullest extent permitted by law, irrespective of whether the indemnification is authorized by our certificate of incorporation, bylaws, or Delaware General Corporation Law. We agree to indemnify each director for expenses, including attorneys' fees, judgments and fines incurred with respect to any litigation or proceeding related to the fact that the director is our director or fiduciary. This includes indemnification for liability arising from
(i) the declaration of dividends to stockholders in the absence of a surplus,
(ii) the approval of the issuance of securities and the failure to register the securities under relevant securities laws, and (ii) the approval of amendments to stock option plans without obtaining necessary consents.

    These provisions including the provisions of our certificate of incorporation, do not limit or eliminate our rights or rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

Listing

    We have applied to have the common stock approved for quotation on the Nasdaq National Market under the trading symbol "BDVU."

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is EquiServe Trust Company. Its address is 525 Washington Boulevard, Jersey City, NJ 07310, and its telephone number at this location is (201) 324-1225.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

    Upon completion of this offering and the related conversion into shares of common stock on a one-to-one basis of the Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, we will have an aggregate of 32,627,116 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these outstanding shares, the 7,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, will be deemed "restricted securities," as defined in Rule 144, and may only be sold in compliance with the limitations described below. Restricted securities may be sold in the public market only if such securities are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, this leaves 25,627,116 additional shares eligible for sale in the public market as follows:

   Number of
     Shares   Date of first availability for resale
   ---------- -------------------------------------
      224,044 Immediately after the date of this prospectus
       33,392 90 days from the date of this prospectus (Rule 144)
   25,369,680 At various times after 180 days from the date of this prospectus
              (subject, in some cases, to volume limitations)

Rule 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are required to be aggregated, such as an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

  . 1% of the then outstanding shares of our common stock, which will equal approximately 326,271 shares immediately after this offering, or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

    Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information about us.

Rule 144(k)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume, manner of sale and notice requirements mentioned above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule
144. As of the date of this prospectus, options to purchase a total of 6,140,417 shares of common stock are outstanding, of which 989,723 are currently exercisable unless subject to the 180-day lock-up period described below.

    Within 180 days following the closing of this offering, we intend to file a registration statement on Form S-8 to register for resale the 4.1 million shares of common stock issued or reserved for issuance under our 1997 Stock Option Plan and the 5.2 million shares of common stock issued or reserved for issuance under our 2000 Long-Term Incentive Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will then be eligible for sale in the public markets, unless these options are subject to vesting restrictions or the lock-up agreements referred to below.

Lock-Up Agreements

    Directors and officers and various stockholders who hold 25,369,680 shares in the aggregate, together with the holders of options to purchase 4,502,370 shares of common stock, have agreed that they will not sell, directly or indirectly, any shares of common stock, other than those obtained in the directed share program, without the prior written consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus.

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus without Goldman Sachs' prior written consent, except we may issue, and grant options to purchase, shares of common stock under the 2000 Long Term Incentive Plan and 2000 Employee Stock Purchase Plan.

Registration Rights

    Following this offering, under various circumstances and subject to various conditions, holders of 18,151,342 shares of our outstanding common stock prior to this offering will have certain demand registration rights with respect to their shares of common stock, subject to the 180 day lock-up arrangement described above, to require that we register their shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by us. We are not required to effect more than an aggregate of three demand registrations on behalf of such holders. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus or any subsequent prospectus.

                                  UNDERWRITING

    Broadview Networks and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are the representatives of the underwriters.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   Goldman, Sachs & Co.........................................
   Bear, Stearns & Co. Inc. ...................................
   Donaldson, Lufkin & Jenrette Securities Corporation.........
                                                                      ---
     Total.....................................................
                                                                      ===

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,050,000 shares from Broadview Networks to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Broadview Networks. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                            Paid by Broadview Networks
                            --------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................  $            $
   Total..............................................  $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $     per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $     per share from
the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Broadview Networks and its directors, officers and a number of its stockholders have agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock, other than shares obtained in the directed share program, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    At Broadview Networks' request, the underwriters are reserving up to 350,000 shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Broadview Networks and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Broadview Networks' historical performance, estimates of the business potential and earnings prospects of Broadview Networks, an assessment of Broadview Networks' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Broadview Networks has applied for quotation of the common stock on the Nasdaq National Market under the symbol "BDVU."

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or securities dealers. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

    Broadview Networks estimates that its share of the total expenses of this offering, excluding underwriting discounts and commission, will be approximately $2,200,000.

    Broadview Networks has agreed to indemnify the separate underwriters against various liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered in this prospectus will be passed upon for Broadview Networks by Mayer, Brown & Platt, New York, New York, and for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          WHERE YOU CAN FIND MORE INFORMATION ABOUT BROADVIEW NETWORKS

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules contained in it. Various items are omitted following the rules and regulations of the SEC. For further information with respect to Broadview Networks and the common stock offered in this prospectus, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance that a copy of the contract or other document has been filed as an exhibit to the registration statement, reference is made to the exhibit filed, each relevant statement being qualified in all respects by the reference.

    A copy of the registration statement, and the exhibits and schedules contained in it, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street., N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the SEC. You may obtain information about the operation of these public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

               Broadview Networks Holdings, Inc. and Subsidiaries

                 Index to the Consolidated Financial Statements



                                                                            Page

Report of Independent Accountants..........................................  F-2
Consolidated Balance Sheets at December 31, 1998 and 1999..................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1997, 1998 and 1999.......................................................  F-4
Consolidated Statements of Mandatorily Redeemable Securities and
 Stockholders' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..................................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1998 and 1999.......................................................  F-6
Notes to the Consolidated Financial Statements.............................  F-7

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Broadview Networks Holdings, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable securities and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Broadview Networks Holdings, Inc. and its subsidiaries as of December 31, 1998, and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 4, 2000, except as to Note 18, which is as of April 4, 2000

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   Pro forma
                                            December 31,             as of
                                      --------------------------  December 31,
                                          1998          1999          1999
                                      ------------  ------------  ------------
                                                                   Unaudited
                                                                   See Note 2
Assets
 Current assets:
 Cash and cash equivalents..........  $  3,052,524  $  5,572,220
 Accounts receivable, net of
  allowance of $382,302 and
  $1,302,491 at December 31, 1998
  and 1999, respectively............     3,171,920     6,552,341
 Note receivable from officer.......           --        640,000
 Other current assets...............       472,487     1,280,756
                                      ------------  ------------
  Total current assets..............     6,696,931    14,045,317
 Restricted certificates of depos-
  it................................       100,000       434,000
 Property and equipment, net........       658,923    15,597,594
 Intangible assets, net.............       319,923           --
 Other assets.......................       231,198       632,115
                                      ------------  ------------
  Total assets......................  $  8,006,975  $ 30,709,026
                                      ============  ============
Liabilities, Mandatorily Redeemable
 Securities and Stockholders' Equity
 (Deficit)
 Current liabilities:
 Accounts payable...................  $  2,489,641  $  5,817,458
 Accrued and other current liabili-
  ties..............................       650,684     5,510,410
 Payroll related liabilities........       363,521       973,903
 Taxes payable......................       531,176     2,216,395
 Capital lease obligations..........        56,563        76,464
 Current portions of long term debt
  and payable.......................           --        742,268
                                      ------------  ------------
  Total current liabilities.........     4,091,585    15,336,898
 Long term payable..................           --      1,049,397
 Long term debt.....................           --      6,819,683
 Capital lease obligations..........        83,890       109,947
                                      ------------  ------------
                                            83,890     7,979,027
                                      ------------  ------------
  Total liabilities.................     4,175,475    23,315,925
 Commitments and contingencies (see
  Note 12)
 Mandatorily redeemable securities:
 Series C convertible preferred
  stock, $.01 par value, 6,269,875
  shares authorized, issued and
  outstanding at December 31, 1999;
  no pro forma shares issued and
  outstanding.......................           --     38,888,367
 Common Stock, $.01 par value,
  370,000 shares issued and
  outstanding at December 31, 1999;
  no pro forma shares issued and
  outstanding.......................           --      5,180,000
                                      ------------  ------------
  Total mandatorily redeemable
   securities.......................           --     44,068,367
 Stockholders' equity (deficit):
 Convertible preferred stock, $.01
  par value 5,800,000 and 16,900,000
  shares authorized at December 31,
  1998 and 1999, respectively; pro
  forma 17,600,000 shares authorized
  Series A--3,446,070 shares issued
   and outstanding at December 31,
   1998 and 1999; no pro forma
   shares issued and outstanding....        34,461        34,461
  Series B--1,838,799 shares issued
   and outstanding at December 31,
   1998 and 1999; no pro forma
   shares issued and outstanding....        18,388        18,388
 Common stock, $.01 par value,
  32,000,000 shares authorized,
  6,980,882 and 7,695,413 shares
  issued and outstanding at December
  31, 1998 and 1999, respectively;
  pro forma 36,000,000 shares
  authorized, 25,627,116 shares
  issued and outstanding............        69,809        76,954  $    256,271
 Receivable from officer for
  issuance of stock.................           --       (960,000)     (960,000)
 Additional paid-in capital.........    15,596,004    33,290,153   105,182,052
 Deferred compensation..............      (783,500)  (20,401,000)  (20,401,000)
 Accumulated deficit................   (11,103,662)  (48,734,222)  (48,734,222)
                                      ------------  ------------  ------------
  Total stockholders' equity (defi-
   cit).............................     3,831,500   (36,675,266) $ 35,343,101
                                      ------------  ------------  ------------
  Total liabilities, mandatorily
   redeemable securities and
   stockholders equity (deficit)....  $  8,006,975  $ 30,709,026
                                      ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year Ended December 31,
                                        --------------------------------------
                                           1997         1998          1999
                                        -----------  -----------  ------------
Revenues, net.......................... $ 2,070,264  $10,866,123  $ 37,203,295
Operating expenses:
 Cost of revenues (excluding
  depreciation and amortization).......   1,759,426    9,506,778    33,964,926
 General and administrative (excluding
  $20,000 and $9,874,700 of non-cash
  compensation in 1998 and 1999,
  respectively)........................   1,024,303    4,555,312    16,288,690
 Sales and marketing (excluding
  $482,275 of non-cash compensation in
  1999)................................     449,056    4,181,043    11,034,222
 Software development (excluding
  $475,500 and $563,025 of non-cash
  compensation in 1998 and 1999,
  respectively)........................      30,000    1,435,650     2,083,658
 Depreciation and amortization.........     123,715      610,157     1,059,569
 Non-cash compensation.................         --       495,500    10,920,000
                                        -----------  -----------  ------------
 Total operating expenses..............   3,386,500   20,784,440    75,351,065
 Operating loss........................  (1,316,236)  (9,918,317)  (38,147,770)
Interest income........................      18,406      221,248       854,207
Interest expense.......................      (4,221)     (14,070)     (336,997)
                                        -----------  -----------  ------------
  Net loss.............................  (1,302,051)  (9,711,139)  (37,630,560)
Accretion of Series C mandatorily
 redeemable convertible preferred
 shares to redemption value............         --           --    (11,092,492)
                                        -----------  -----------  ------------
Net loss applicable to common
 stockholders.......................... $(1,302,051) $(9,711,139) $(48,723,052)
                                        ===========  ===========  ============
Basic and diluted net loss per share
 applicable to common shareholders..... $     (0.24) $     (1.49) $      (6.73)
                                        ===========  ===========  ============
Weighted average common shares used in
 computing basic and diluted net loss
 per share applicable to common
 stockholders..........................   5,391,317    6,510,871     7,238,631
                                        ===========  ===========  ============
Pro forma basic and diluted net loss
 per common share (unaudited)..........                           $      (2.23)
                                                                  ============
Weighted average shares used in
 computing pro forma basic and diluted
 net loss per common share
 (unaudited)...........................                             16,864,162
                                                                  ============


  The accompanying notes are an integral part of these consolidated financial statements.

  The accompanying notes are an integral part of these consolidated financial statements.
              BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE SECURITIES AND STOCKHOLDERS'
                               EQUITY (DEFICIT)

                           Mandatorily Redeemable Securities
                  ---------------------------------------------------- -----------------------------------
                        Series C                                        Series A and B
                       Convertible                            Total       Convertible
                     Preferred Stock       Common Stock    Mandatorily  Preferred Stock    Common Stock
                  --------------------- ------------------ Redeemable  ----------------- -----------------
                   Shares     Amount    Shares    Amount   Securities   Shares   Amount   Shares   Amount
                  --------- ----------- ------- ---------- ----------- --------- ------- --------- -------
Balance at
December 31,
1996............                                                                         4,495,002 $44,950
Issuance of
common stock in
connection with
business
acquisition.....                                                                           290,000   2,900
Issuance of
common stock....                                                                         1,441,300  14,413
Issuance of
common stock
options for non-
compete
agreements......
Issuance of
common stock
options for
consulting
services........
Net loss........
                                                                       --------- ------- --------- -------
Balance at
December 31,
1997............                                                                         6,226,302  62,263
Issuance of
common stock
options for
consulting
services........
Issuance of
restricted
common stock in
connection with
business
acquisition.....                                                                           551,580   5,516
Deferred
compensation
related to stock
options.........
Amortization of
deferred
compensation....
Issuance of
common stock....                                                                            87,000     870
Exercise of
common stock
options.........                                                                           116,000   1,160
Issuance of
Series A
convertible
preferred
stock...........                                                       3,446,070 $34,461
Issuance of
Series B
convertible
preferred
stock...........                                                       1,838,799  18,388
Net loss........
                                                                       --------- ------- --------- -------
Balance at
December
31,1998.........                                                       5,284,869  52,849 6,980,882  69,809
Amortization of
deferred
compensation....
Purchase of
treasury stock..
Issuance of
common stock....                        370,000 $1,387,500 $ 1,387,500                     250,000   2,500
Deferred
compensation
related to stock
options.........
Compensation
related to
issuance
of common stock
and common stock
options at below
estimated
fair value......                                 3,792,500   3,792,500
Exercise of
common stock
options.........                                                                             5,392      54
Exercise of
common stock
warrants........                                                                           459,139   4,591
Issuance of
Series C
mandatorily
redeemable
convertible
preferred
stock...........  6,269,875 $27,795,875                     27,795,875
Accretion of
Series C
manditorily
redeemable
convertible
preferred stock
to redemption
value...........             11,092,492                     11,092,492
Net loss........
                  --------- ----------- ------- ---------- ----------- --------- ------- --------- -------
Balance at
December
31,1999.........  6,269,875 $38,888,367 370,000 $5,180,000 $44,068,367 5,284,869 $52,849 7,695,413 $76,954
                  ========= =========== ======= ========== =========== ========= ======= ========= =======
                  Stockholders' Equity (Deficit)
                  --------------------------------- ------------------------------------------------------
                                                    Receivable
                                                       from
                                                     Officer                                    Total
                  Additional     Treasury Stock        for                                  Stockholders'
                    Paid-in    --------------------  Issuance   Accumulated     Deferred       Equity
                    Capital     Shares    Amount     of Stock     Deficit     Compensation    (Deficit)
                  ------------ --------- ---------- ----------- ------------- ------------- --------------
Balance at
December 31,
1996............  $   356,200                                   $    (90,472)               $    310,678
Issuance of
common stock in
connection with
business
acquisition.....      297,100                                                                    300,000
Issuance of
common stock....    1,405,587                                                                  1,420,000
Issuance of
common stock
options for non-
compete
agreements......      199,386                                                                    199,386
Issuance of
common stock
options for
consulting
services........       10,518                                                                     10,518
Net loss........                                                  (1,302,051)                 (1,302,051)
                  ------------                                  ------------- ------------- --------------
Balance at
December 31,
1997............    2,268,791                                     (1,392,523)                    938,531
Issuance of
common stock
options for
consulting
services........       18,750                                                                     18,750
Issuance of
restricted
common stock in
connection with
business
acquisition.....      945,484                                                 $   (951,000)          --
Deferred
compensation
related to stock
options.........      328,000                                                     (328,000)          --
Amortization of
deferred
compensation....                                                                   495,500       495,500
Issuance of
common stock....      149,130                                                                    150,000
Exercise of
common stock
options.........       (1,156)                                                                         4
Issuance of
Series A
convertible
preferred
stock...........    5,935,923                                                                  5,970,384
Issuance of
Series B
convertible
preferred
stock...........    5,951,082                                                                  5,969,470
Net loss........                                                  (9,711,139)                 (9,711,139)
                  ------------                                  ------------- ------------- --------------
Balance at
December
31,1998.........   15,596,004                                    (11,103,662)     (783,500)    3,831,500
Amortization of
deferred
compensation....                                                                   557,500       557,500
Purchase of
treasury stock..               (100,000) $(200,000)                                             (200,000)
Issuance of
common stock....    2,037,500   100,000    200,000  $(960,000)                                 1,280,000
Deferred
compensation
related to stock
options.........   22,335,000                                                  (22,335,000)          --
Compensation
related to
issuance
of common stock
and common stock
options at below
estimated
fair value......    4,410,000                                                    2,160,000     6,570,000
Exercise of
common stock
options.........        8,273                                                                      8,327
Exercise of
common stock
warrants........       (4,132)                                                                       459
Issuance of
Series C
mandatorily
redeemable
convertible
preferred
stock...........                                                                                     --
Accretion of
Series C
manditorily
redeemable
convertible
preferred stock
to redemption
value...........  (11,092,492)                                                               (11,092,492)
Net loss........                                                 (37,630,560)                (37,630,560)
                  ------------ --------- ---------- ----------- ------------- ------------- --------------
Balance at
December
31,1999.........  $33,290,153       --   $     --   $(960,000)  $(48,734,222) $(20,401,000) $(36,675,266)
                  ============ ========= ========== =========== ============= ============= ==============

  The accompanying notes are an integral part of these consolidated financial statements.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         --------------------------------------
                                            1997         1998          1999
                                         -----------  -----------  ------------
Cash flows from operating activities
 Net loss..............................  $(1,302,051) $(9,711,139) $(37,630,560)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
   Depreciation and amortization.......       14,442      118,014       739,646
   Amortization of intangible assets...      109,273      425,016       319,923
   Provision for doubtful accounts.....      217,786      528,412     3,955,938
   Non-cash compensation expense.......          --           --      8,202,500
   Amortization of deferred compensa-
    tion...............................          --       495,500     2,717,500
   Imputed interest on long term pay-
    able...............................                                  74,950
   Interest on notes payable to stock-
    holders............................          --           --         30,685
   Common stock options issued for con-
    sulting
    services...........................       10,518       18,750           --
 Changes in assets and liabilities, net
  of effects of business acquisition:
   Accounts receivable.................     (749,567)  (2,800,175)   (7,336,359)
   Other current assets................      (62,846)    (365,626)     (808,269)
   Other assets........................        5,607     (181,907)     (400,917)
   Accounts payable....................      510,650    1,484,365     3,327,817
   Accrued and other current liabili-
    ties...............................      333,212      226,380     4,859,726
   Payroll related liabilities.........       60,323      303,198       610,382
   Taxes payable.......................      165,001      149,902     1,685,219
                                         -----------  -----------  ------------
    Net cash used in operating activi-
     ties..............................     (687,652)  (9,309,310)  (19,651,819)
                                         -----------  -----------  ------------
Cash flows from investing activities
 Purchase of restricted certificates of
  deposit..............................     (100,000)         --       (334,000)
 Purchase of property and equipment....      (56,047)    (473,717)  (13,918,093)
 Business acquisition, net of cash ac-
  quired...............................      (92,638)         --            --
                                         -----------  -----------  ------------
    Net cash used in investing activi-
     ties..............................     (248,685)    (473,717)  (14,252,093)
                                         -----------  -----------  ------------
 Cash flows from financing activities
 Repayments of capital lease...........       (3,931)     (26,058)      (61,828)
 Proceeds from issuance of long term
  debt.................................                               6,883,960
 Proceeds from exercise of common stock
  options and warrants.................                                   8,786
 Proceeds from issuance of mandatorily
  redeemable common stock..............                               1,387,500
 Proceeds from issuance of common
  stock................................    1,420,000      150,004       640,000
 Repurchase treasury stock.............                                (200,000)
 Proceeds from issuance of Series A and
  B convertible preferred stock, net...          --    11,939,854           --
 Proceeds from issuance of notes
  payable to stockholders..............          --           --      4,000,000
 Proceeds from issuance of Series C
  mandatorily redeemable convertible
  preferred stock, net.................          --           --     23,765,190
                                         -----------  -----------  ------------
    Net cash provided by financing ac-
     tivities..........................    1,416,069   12,063,800    36,423,608
                                         -----------  -----------  ------------
    Net increase in cash and cash
     equivalents.......................      479,732    2,280,773     2,519,696
Cash and cash equivalents, beginning of
 period................................      292,019      771,751     3,052,524
                                         -----------  -----------  ------------
Cash and cash equivalents, end of peri-
 od....................................  $   771,751  $ 3,052,524  $  5,572,220
                                         ===========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Organization and Nature of Business

  Broadview Networks Holdings, Inc. (the "Company"), formerly Coaxicom, Inc. (prior to the name change as of October 5, 1999), is a privately held Delaware corporation originally incorporated in March 1996. The Company's principal business consists of providing a complete line of local, long distance, internet, and data services to customers within New York and Massachusetts.

  Effective September 30, 1997, the Company acquired Briar Joy Development Corporation d/b/a SCC Telecommunications ("SCC"), a provider of commercial and residential telecommunication services. On April 16, 1998, the name of SCC was formally changed to Community Networks, Inc. ("CNI"). On October 5, 1999, the name of CNI was formally changed to Broadview Networks, Inc. ("BNI").

  On November 25, 1997, the Company, together with three software engineers, formed National CEJ, LLC ("CEJ") for the purpose of developing operating software for the telecommunications industry. Concurrent with the formation of CEJ, the Company obtained a 61% interest in CEJ. On January 29, 1998, the Company issued 551,580 shares of its restricted common stock valued at $951,000 to the three software engineers in exchange for their 39% interest in CEJ and their agreement to continue to develop software for the Company under two year employment agreements. On May 7, 1998 the name of CEJ was formally changed to Open Support Systems LLC ("OSS").

2.Significant Accounting Policies

  Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BNI and OSS. All significant intercompany transactions have been eliminated in consolidation.

  On June 29, 1998 the Company reorganized as a Delaware corporation, which was effected in a manner so as to exchange each share of Coaxicom Inc., the New York Corporation, for 290 shares of the Company. All share information in the consolidated financial statements has been retroactively restated to reflect the effect of this exchange as if it had occurred at the beginning of the earliest period presented.

  Revenue Recognition

  The Company's revenue is derived from subscriber usage and fixed monthly recurring fees. Revenue from subscriber usage is recognized when calls are completed. Revenue from fixed monthly recurring fees is recognized when the related services are performed. Unbilled revenue included in accounts receivable represents revenue for earned services which will be billed in the succeeding month and totaled $1,737,845 and $3,082,386 as of December 31, 1998 and 1999, respectively. Beginning August 1, 1999, the Company began invoicing new customers one month in advance for recurring services which resulted in deferred revenue of $188,107 at December 31, 1999.

  Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. A significant portion of cash balances are maintained with several high credit quality financial institutions, which are members of the FDIC.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  Restricted Certificates of Deposit

   At December 31, 1998 and 1999, the Company held bank certificates of deposit which are restricted to cover letters of credit required as security by a long distance carrier and the lease of premises housing a switch facility.

  Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life is three years for computer and office equipment, five years for furniture and fixtures, and seven years for network equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Capitalized software costs are amortized on a straight-line basis over the estimated useful life, typically two years. Construction in progress includes amounts incurred in the Company's expansion of its network. The amounts include switching and colocation equipment, switching and colocation facilities design and other indirect costs, and colocation fees. The Company has not capitalized interest to date since the construction period has been short in duration and the related imputed interest expense incurred during that period was insignificant. When construction of each switch or colocation facility is complete the balance of the assets are transferred to network equipment, and depreciated in accordance with the Company's policy. Maintenance and repairs are expensed as incurred.

  Intangible Assets

   Intangible assets consist of customer lists and non-compete agreements. The intangible assets were amortized over a period of two years using the straight-line method and were fully amortized during 1999.

  Impairment of Long-lived Assets

   Long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

  Income Taxes

   The Company recognizes deferred taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Stock-Based Compensation

   The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under

              BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

   APB 25, generally no compensation expense is recorded when the terms of the award are fixed and the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with SFAS 123, stock options granted to non-employees are recorded at fair value.

  Software Development Costs

   On January 1, 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for the accounting for computer software developed or acquired for internal use including the requirement to capitalize certain costs and amortization of these costs. Costs for preliminary stage projects are expensed as incurred while application stage projects are capitalized. The latter costs are typically internal payroll costs of employees associated with the development of internal use computer software. The Company commences amortization of the software on a straight-line basis over the estimated useful life, typically two years, when it is ready for intended use.

   The Company expensed approximately $30,000, $1,435,000, and $2,084,000 of software development costs for the years ended December 31, 1997, 1998 and 1999, respectively. During the year ended December 31, 1999, the Company capitalized $667,212 of software development costs, and amortized $19,953 of these costs which are presented in property and equipment.

  Advertising Costs

   Advertising costs are charged to expense the first time the advertising takes place and totaled approximately $288,000, $1,495,000, and $1,001,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Segment Reporting

   In June 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 uses a management approach to report financial and descriptive information about a Company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. Under this definition, the Company operated, for all periods presented, as a single segment.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  Comprehensive Income

   In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS 130 was effective for fiscal years beginning after December 15, 1997. Implementation of this statement has not had an impact on the Company's financial statements as the Company has no other comprehensive income to report.

  Recent Accounting Pronouncements

   In June 1998, FASB issued SFAS 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 2000, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133," issued in June 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, cash flows or financial position.

  Net Loss Per Share

   Basic net loss per common share is computed by dividing the net loss applicable to common stockholders for the year by the weighted-average number of common shares and mandatorily redeemable common shares outstanding during the year. Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders for the year by the weighted-average number of common and common stock equivalents, which include unvested restricted common shares, common shares issuable upon the exercise of stock options, warrants and upon conversion of the mandatorily redeemable and convertible preferred shares outstanding during the year. Common stock equivalents are excluded from the computation if their effect is antidilutive.

   At December 31, 1997, 1998, and 1999 523,875, 6,436,108 and 12,847,413
   common stock equivalents, respectively, were excluded from basic and diluted net loss per share calculation as their inclusion would have been antidilutive. In addition, at December 31, 1999 13,241 incremental shares, calculated under the reverse treasury stock method, related to the embedded put option of the mandatorily redeemable common stock were excluded from the computation of the diluted net loss per share as their inclusion would have been antidilutive. The unaudited pro forma basic and diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding giving effect for the one for one conversion into common stock of all 11,554,744 shares of the Series A and Series B convertible preferred stock and Series C mandatorily redeemable preferred stock, as if such conversions had occurred at the beginning of the earliest period presented or issuance date if later.

   As the calculation of the unaudited pro forma basic and diluted net loss per common share includes the assumed conversion of all preferred stock that will occur upon the consummation of an initial public offering, the accretion to the redemption value related to the Series C preferred stock of $11,092,492 has been excluded from the calculation of the net loss applicable to common stockholders.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  A reconciliation of the numerator and denominator used in the calculation of basic and diluted and unaudited pro forma basic and diluted net loss per common share is as follows:

                                              Year Ended December 31,
                                        --------------------------------------
                                           1997         1998          1999
                                        -----------  -----------  ------------
   Numerator:
     Net loss.......................... $(1,302,051) $(9,711,139) $(37,630,560)
     Accretion of mandatorily
      redeemable preferred stock.......         --           --    (11,092,492)
                                        -----------  -----------  ------------
     Net loss applicable to common
      stockholders..................... $(1,302,051) $(9,711,139) $(48,723,052)
                                        ===========  ===========  ============
   Denominator:
     Weighted average shares of common
      stock outstanding................   5,391,317    6,510,871     7,137,999
     Weighted average shares of
      mandatorily redeemable common
      stock............................         --           --        100,632
                                        -----------  -----------  ------------
     Weighted average common shares
      used in computing basic and
      diluted net loss per share.......   5,391,317    6,510,871     7,238,631
                                        -----------  -----------  ------------
     Basic and diluted net loss per
      common share..................... $     (0.24) $     (1.49) $      (6.73)
                                        ===========  ===========  ============
     Weighted average shares used in
      computing basic and diluted net
      loss per common share............                              7,238,631
     Adjustment to reflect the assumed
      conversion of all mandatorily
      redeemable and convertible
      preferred stock (unaudited)......                              9,625,531
                                                                  ------------
     Weighted average shares used in
      computing pro forma basic and
      diluted net loss per common share
      (unaudited)......................                             16,864,162
                                                                  ------------
     Pro forma basic and diluted net
      loss per common share
      (unaudited)......................                           $      (2.23)
                                                                  ============

    Pro Forma Stockholders' Equity (unaudited)

  As described in Notes 16 and 17, upon completion of the Company's qualified initial public offering, all of the mandatorily redeemable preferred stock and convertible preferred stock outstanding as of the closing date, will automatically be converted into an aggregate amount of shares of common stock. In addition, the mandatory redemption feature of the Series C and Series D preferred stock and the mandatorily redeemable common stock will terminate upon completion of an initial public offering. Unaudited pro forma shareholders' equity at December 31, 1999, as adjusted for the conversion of the mandatorily redeemable convertible preferred stock outstanding at December 31, 1999 and the termination of the mandatorily redemption feature of the common shares, is presented in the accompanying balance sheet.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  Reclassifications

  Certain prior year balances have been reclassified to conform to current year presentation.

3.Supplemental Cash Flow Information

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1997        1998      1999
                                                -----------  -------- ----------
   Cash paid during the period for:
    Interest..................................  $     4,221  $ 14,070 $  143,421
   Supplemental noncash investing and
    financing activities:
    Common stock issued to an officer in
     consideration of a note receivable.......          --        --  $1,600,000
    Conversion of notes payable, plus accrued
     interest, to stockholders into Series C
     mandatorily redeemable convertible
     preferred stock..........................          --        --  $4,030,685
    Equipment acquired under long term credit
     (net of imputed interest in the amount of
     $315,333)................................          --        --  $1,652,438
    Equipment acquired under capital lease....  $     6,108  $126,933 $  107,786
    Acquisition of business (net of cash
     acquired):
     Fair value of assets acquired............  $ 1,586,557
     Fair value of liabilities assumed........   (1,193,919)
     Common stock issued......................     (300,000)
                                                -----------
                                                $    92,638
                                                ===========

4.Risks and Uncertainties

  The Company has experienced significant net operating losses and negative cash flow since its inception. To date, the Company has funded its operations and the construction of its network with external financing through various preferred stock, common stock and debt issuances. The Company's continued network deployment will require continued substantial capital expenditures. The Company's ability to fund these expenditures is dependent upon the Company raising substantial financing. Failure to raise sufficient capital could compel the Company to delay or modify some of its plans or expenditures. However, management believes that the Company's current cash resources and credit facility together with anticipated equity financing and expected revenue growth will be sufficient to fund the Company's operations for the next twelve months (See Note 18).

  The Company is dependent upon certain carriers for the provision of telecommunications services to its customers. The Company's two largest carriers accounted for approximately 84%, 88% and 90% of the costs incurred by the Company to provide service to customers for the years ended December 31, 1997, 1998 and 1999, respectively.

5.Acquisition

  On September 30, 1997, the Company acquired all of the outstanding shares of common stock of BNI and settled certain outstanding debts of BNI for 290,000 shares of common stock and $180,000 cash. The total cost of acquisition, accounted for using the purchase method, approximated $504,000. The excess acquisition costs over the fair value of acquired net assets of approximately $655,000 was allocated to an intangible for the value of BNI's customer lists.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  The operating results of BNI have been included in the consolidated statement of operations from the date of acquisition. Unaudited pro forma results of operations as if the acquisition had taken place at the beginning of 1997, would have been as follows: revenue of $4,284,000, net loss of $1,630,000 and basic and diluted net loss per share of $0.30. Such pro forma amounts are not necessarily indicative of the actual consolidated results of operations that would have been reported as if the acquisition had been effective as of the beginning of 1997.

  In connection with the BNI acquisition, the Company granted two employees of BNI, 191,690 fully vested common stock options with an exercise price of $0.001 in respect of non-compete agreements signed by the employees. The aggregate fair value of the options was $199,386, calculated using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 5%; expected life of five years; zero dividend yield; and expected volatility of 75%. This amount was presented as an intangible asset and was amortized over the two-year term of the agreements.

6.Deferred Compensation

  On January 29, 1998, the Company issued 551,580 shares of its restricted common stock valued at $951,000 to certain employees in exchange for their interest in OSS and their employment agreements to provide development services for the Company for a period of two years. Under the restricted common stock agreements, the Company has the right to buy back the unvested portion of the restricted shares for nominal consideration upon voluntary separation by the employee. The restricted common stock grants are being recorded as deferred compensation and are being amortized as compensation expense over the term of the employment agreements.

7.Property and Equipment

  Property and equipment, at cost, consist of the following at December 31:

                                                           1998        1999
                                                         ---------  -----------
   Computer and office equipment........................ $ 691,915  $ 1,664,022
   Furniture and fixtures...............................    72,936      916,358
   Network equipment....................................       --     7,886,379
   Leasehold improvements...............................    27,192      182,562
   Capitalized software costs...........................       --       667,212
   Construction in progress--network equipment..........       --     5,153,827
                                                         ---------  -----------
                                                           792,043   16,470,360
   Less: Accumulated depreciation and amortization......  (133,120)    (872,766)
                                                         ---------  -----------
                                                         $ 658,923  $15,597,594
                                                         =========  ===========

  Included in network equipment and construction in progress are colocation fees that represent one time fees paid to incumbent local exchange carriers for infrastructure improvements to their central offices to allow the Company to install its equipment, which allows the Company to interconnect with the carrier's network. Colocation fees amounted to $2,304,763 as of December 31, 1999 and are being amortized over seven years. Included above is equipment under capital lease of $133,041 and $240,827 as of December 31, 1998 and 1999, less accumulated depreciation and amortization of $27,306 and $56,639, respectively.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

8.Intangible Assets

   Intangible assets consist of the following at December 31 (see Note 5):

                                                              1998       1999
                                                            ---------  --------
   Customer lists.......................................... $ 654,826  $654,826
   Non-compete agreements..................................   199,386   199,386
                                                            ---------  --------
                                                              854,212   854,212
   Less: Accumulated amortization..........................  (534,289) (854,212)
                                                            ---------  --------
                                                            $ 319,923  $    --
                                                            =========  ========

9.Obligations under Capital and Operating Leases

  The future minimum lease payments under capital leases at December 31, 1999 are as follows:

   Year ending December 31:
   2000.............................................................. $  81,380
   2001..............................................................    76,759
   2002..............................................................    58,640
   2003..............................................................     6,398
                                                                      ---------
     Total minimum lease payments....................................   223,177
   Less: amounts representing interest...............................   (36,766)
                                                                      ---------
                                                                      $ 186,411
                                                                      =========

  The Company rents office space and equipment under various operating leases. The future minimum lease payments under operating leases at December 31, 1999 are as follows:

   Year ending December 31:
   2000............................................................ $ 1,369,137
   2001............................................................   1,672,507
   2002............................................................   1,542,691
   2003............................................................   1,557,832
   2004............................................................   1,394,528
   Thereafter......................................................   6,106,821
                                                                    -----------
     Total minimum lease payments.................................. $13,643,516
                                                                    ===========

  Total rent expenses under these operating leases for the years ended December 31, 1997, 1998 and 1999 amounted to $54,230, $208,013 and
  $767,804, respectively.

10.Long-Term Debt

  In October 1999, the Company entered into a seven-year, $36 million credit facility with a major financial institution. Advances under the credit facility are available through September 30, 2001 and may be used to fund the purchase of certain network-related equipment and certain costs related to the network implementation. The credit facility provides the lender with a first priority

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES collateralized interest in all assets funded under the credit facility. Interest on the credit facility is capitalized from the date of each funding until December 1, 2001. At this time the Company will begin making stepped principal payments with accrued interest for four years. At December 31, 1999, $6.9 million under the facility was outstanding with an average interest rate of 11.7%. In connection with the issuance of the debt, the Company paid $540,000 as commitment fee, which is being amortized over the life of the loan.

  Under the terms of the credit facility agreement, the Company is required to comply with certain financial covenants, including minimum revenues, minimum gross margins, fixed charged coverage ratio (as defined), and minimum leverage ratio. In addition, the Company may not make any equity payments, including dividends, to any person without prior written consent of the lender. As of December 31, 1999, the Company has met all required covenants.

  The maturities of long-term debt for the five years after December 31, 1999 are as follows:

   2000.............................................................. $   64,277
   2001..............................................................    835,545
   2002..............................................................  1,607,596
   2003..............................................................  2,378,942
   Thereafter........................................................  1,997,600
                                                                      ----------
    Total............................................................ $6,883,960
                                                                      ==========

11.Long-Term Payable

  Under a purchase agreement with a vendor, the Company pays a specified portion of each invoice within normal trade terms. The balance of each invoice is due and payable in 18 months from the invoice date. These balances are non-interest bearing and composed at December 31, 1999 as follows:

   Principal amount.............................................. $ 1,967,771
   Less--unamortized discount based on imputed interest rate of
    11.7%........................................................    (240,383)
                                                                  -----------
                                                                    1,727,388
   Less--current maturities......................................    (677,991)
                                                                  -----------
                                                                  $ 1,049,397
                                                                  ===========

12.Commitments and Contingencies

  The Company purchases long distance services under a contract agreement with one of its carriers. Minimum purchase requirements under this agreement are $300,000 per month through April 2001.

  During the year ended December 31, 1999, the Company entered into employment agreements with seven executives. These agreements provide for base salaries and performance bonuses over periods ranging from one to two years. These employment agreements also provide for severance compensation for a period of up to one year after termination if the employment agreement of the executive is terminated without cause. The aggregate future minimum commitments at December 31, 1999 under these employment agreements are approximately $1,650,000 for annual base salary, $825,000 for severance payment and annual bonus, contingent upon performance goals, of up to an additional 60% of the annual base salary.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

13.Income Taxes

  The components of the net deferred tax asset consist of the following at December 31:

                                                         1998          1999
                                                      -----------  ------------
   Accounts receivable............................... $   129,983  $    442,847
   Intangible assets.................................      23,974           --
   Deferred income...................................         --        102,000
   Organization costs................................       7,423         5,466
   Conversion costs..................................      12,916        58,843
   Net operating loss carryforwards..................   3,493,655    12,514,178
   Other.............................................       7,028        21,898
                                                      -----------  ------------
    Total deferred tax assets........................   3,674,979    13,145,232
                                                      -----------  ------------
   Accelerated depreciation..........................     (41,069)     (283,384)
                                                      -----------  ------------
    Total deferred tax liabilities...................     (41,069)     (283,384)
                                                      -----------  ------------
    Net deferred tax asset...........................   3,633,910    12,861,848
    Valuation allowance..............................  (3,633,910)  (12,861,848)
                                                      -----------  ------------
                                                      $       --   $        --
                                                      ===========  ============

  At December 31, 1999, the Company had net operating loss carryforwards totaling approximately $36.8 million, which expire at various times through 2019. Under Section 382 of the Internal Revenue code of 1986, as amended, utilization of prior net operating losses is limited after an ownership change, as defined. As a result, a portion of the net operating loss carryforward is subject to substantial limitation due to ownership changes. As each entity files separate federal and state tax returns, the net operating losses may be used to offset taxable income of each separate company. The Company has recorded a valuation allowance against the entire amount of net deferred tax assets since management believes that based upon available evidence, it is more likely than not that these assets will not be realized.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

14.Stock Options

  In February 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for up to 2,900,000 shares for grants, either as incentive stock options or as nonqualified stock options, to purchase shares of the Company's common stock and for other stock-based awards to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors. In September 1999, the board of directors and stockholders of the Company approved an increase in the number of shares available under the 1997 Plan to 4,100,000 shares. The options generally expire five years from the date of 100% vesting. The following information relates to options issued under the Plan.

                                                                Weighted Average
                                                                 Exercise Price
                                                      Shares       Per Share
                                                     ---------  ----------------
   Outstanding January 1, 1997......................       --
   Granted..........................................   554,325       $0.92
   Exercised........................................       --
   Forfeited........................................       --
                                                     ---------
   Outstanding January 1, 1998......................   554,325        0.92
   Granted..........................................   975,800        1.74
   Exercised........................................  (116,000)       0.00
   Forfeited........................................  (126,600)       1.72
                                                     ---------
   Outstanding January 1, 1999...................... 1,287,525        1.55
   Granted.......................................... 2,481,740        4.49
   Exercised........................................    (5,392)       1.54
   Forfeited........................................  (125,670)       2.42
                                                     ---------
   Outstanding December 31, 1999.................... 3,638,203       $3.53
                                                     =========       =====
   Shares exercisable at December 31, 1998..........   539,025       $1.28
                                                     =========       =====
   Shares exercisable at December 31, 1999..........   833,573       $1.47
                                                     =========       =====

  The following table summarizes information about the stock options outstanding at December 31, 1999:

                                                Weighted Average
       Exercise         Outstanding                Remaining
        Price             Options               Contractual Life             Exercisable
       --------         -----------             ----------------             -----------
        $0.01               75,690                    7.7                       75,690
         0.34               29,000                    7.1                       29,000
         0.86              165,300                    7.3                      165,300
         1.72              410,431                    8.0                      301,527
         1.75              814,691                    9.0                      211,819
         2.00              162,600                    9.5                        3,000
         2.75               60,000                    9.4                           --
         3.45               43,500                    7.7                       43,500
         3.75              860,870                    9.7                          800
         6.40              954,788                    9.8                        2,604
         9.00               61,333                    9.9                          333
                         ---------                                             -------
                         3,638,203                                             833,573
                         =========                                             =======

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  The following table is a summary of the weighted average exercise price and grant date fair value of options granted to employees during the years ended December 31 1997, 1998 and 1999:

                                       1997           1998           1999
                                  -------------- -------------- ---------------
                                  Exercise Fair  Exercise Fair  Exercise  Fair
                                   Price   Value  Price   Value  Price   Value
                                  -------- ----- -------- ----- -------- ------
   Exercise price less than fair
    value of stock on date of
    grant.......................   $0.01   $1.04  $1.75   $1.24  $4.55   $10.24
   Exercise price equal to fair
    value of stock on date of
    grant.......................    1.15    0.30   1.72    0.38    --       --
   Exercise price greater than
    fair value of stock on date
    of grant....................    3.45     --     --      --     --       --

  In general, the options vest 25% after one year and then in equal installments every month for a period of 36 months. Upon a change of control of the Company, the unvested portion of the options granted to various executive officers will automatically become 100% vested.

  In accordance with SFAS 123, the fair value of options granted to employees is estimated using the minimum value method of the Black-Scholes option-pricing model, which assumes no volatility. The assumptions used for grants made in 1997, 1998 and 1999 were as follows: risk free interest rate of approximately 6%, 5% and 5% for 1997, 1998 and 1999, respectively, zero dividend yield and an expected life of 5 years for 1997, 1998 and 1999.

  Had compensation cost been determined based upon the fair value method of SFAS 123, the Company's net loss on a pro forma basis would have been adjusted to the pro forma amounts indicated below:

                                                   December 31,
                                       --------------------------------------
                                          1997         1998          1999
                                       -----------  -----------  ------------
   Net loss applicable to common
    stockholders:
    As reported....................... $(1,302,051) $(9,711,139) $(48,723,052)
    Pro forma......................... $(1,430,484) $(9,796,664) $(52,680,749)
   Net loss per share applicable to
    common stockholders:
    As reported--basic and diluted.... $     (0.24) $     (1.49) $      (6.73)
    Pro forma--basic and diluted...... $     (0.27) $     (1.51) $      (7.28)

  During 1998, the Company granted stock options to employees to purchase shares of common stock at $1.75 exercise price per share. In connection with these issuances, the Company recorded $328,000 of deferred compensation and recognized $20,000 and $82,000 in 1998 and 1999, respectively, as compensation expense. The deferred compensation is being amortized over the vesting period, which is generally four years.

  During 1999, the Company granted stock options to employees to purchase shares of common stock at exercise prices ranging from $1.75-$9.00 per share. In connection with these issuances, the Company recorded $22,335,000 of deferred compensation and recognized $2,160,000 in 1999 as compensation expense. The deferred compensation is being amortized over the vesting period, which is generally four years.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  The Company determined the amount of deferred compensation as the difference between the estimated fair market value of the options granted and the exercise price on the date of grant.

  During 1997, in connection with the acquisition of BNI, 191,690 fully vested stock options at an exercise price of $0.001 having an aggregate estimated fair value of $199,386 were issued for two non-compete agreements. This amount was deferred and amortized over the two year term of the related agreements. In 1997 and 1998, the Company granted consultants, for services rendered 48,772 and 87,000 stock options, respectively, at an exercise price of $1.724. These options were fully vested at the grant date and were recorded based on the fair value of the invoiced services received, at $10,518 and $18,750, for the years ended December 31, 1997 and 1998, respectively.

15.Employee Savings and Retirement Plan

  The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. Under the plan, eligible employees may defer a portion of their pretax salaries but not more than the statutory limit. The Company matches the employees' contributions, limited to a maximum of 1.5% of participants' eligible compensation. The Company contributed approximately $0, $3,981 and $34,461 to the plan during the years ended December 31, 1997, 1998, and 1999, respectively.

16.Mandatorily Redeemable Securities

  Series C Mandatorily Redeemable Convertible Preferred Stock ("Series C")

  On April 23, 1999, the Company issued 6,269,875 shares of Series C to investors for $27,795,875, net of $204,125 issuance expense (including the conversion of $4.0 million convertible promissory notes, bearing 5% interest per annum, issued on February 1999). This issue has a stated liquidation preference of $4.46580 per share, plus all accrued and unpaid dividends whether or not declared ("Series C Liquidation Preference") and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series C have the right to convert their shares into common stock at any time. The conversion price is $4.4658, subject to certain antidilution rights, as defined. Holders of Series C are entitled to receive when, as and if, declared by the Company's board of directors, cumulative preferential dividends at an annual rate of 8% of the Series C Liquidation Preference. The Series C carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series C, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time after April 23, 2005, the Series C is redeemable at the option and written election of the holders of at least 50% of the Series C within one year of such election at the greater of (i) the fair market value of the Common Stock underlying the Series C to be redeemed, or (ii) the aggregate Series C Liquidation Preference of the Series C to be redeemed, as defined.

  The Series C issue provides an option, exercisable through February 15, 2000, under which the Series C holders may acquire 5,300,892 shares of Series D Mandatorily Redeemable Convertible Preferred Stock ("Series D") for $5.28213 per share. The Company allocated a portion of the Series C proceeds to the Series D option based upon its relative fair value at the time of the Series C issuance. The fair value of the Series D option was determined to be approximately $5.3 million using the Black-Scholes options pricing model and was based on the following assumptions: risk free interest rate of 6%; expected life of ten months; zero dividend yield; and expected volatility of 75%.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  Pursuant to the terms of the Series C agreement, the Company may cause the outstanding shares of Series C to be automatically converted into common stock at the Series C conversion price upon the consummation of an IPO in which the gross proceeds to the Company are equal to or greater than $50.0 million and the price per share paid in the offering is greater than three times the Series C conversion price of $4.4658 at December 31, 1999.

  The carrying value of the Series C is being accreted to its redemption value over the period from issuance through the earliest redemption date. Accretion related to the Series C totaled $11,092,492 for the year ended December 31, 1999.

  Series D Mandatorily Redeemable Convertible Preferred Stock ("Series D")

  The Series D issue will have a stated liquidation preference of $5.28213 per share, plus all accrued and unpaid dividends whether or not declared ("Series D Liquidation Preference") and is equal in seniority with the Series C holders and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series D have the right to convert their shares into common stock at any time. The conversion price is $5.28213, subject to certain antidilution rights, as defined. Holders of Series D are entitled to receive when, as and if, declared by the Company's board of directors, cumulative preferential dividends at an annual rate of 8% of the Series D Liquidation Preference. The Series D carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series D, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time after April 23, 2005, the Series D is redeemable at the option and written election of the holders of at least 50% of the Series D within one year of such election at the greater of (i) the fair market value of the Common Stock underlying the Series D to be redeemed, or (ii) the aggregate Series D Liquidation Preference of the Series D to be redeemed, as defined. There were no Series D issued or outstanding as of December 31, 1999 (See Note
  18).

  Pursuant to the terms of the Series D agreement, the Company may cause the outstanding shares of Series D to be automatically converted into common stock at the Series D conversion price upon the consummation of an IPO in which the gross proceeds to the Company are equal to or greater than $50.0 million and the price per share paid in the offering is greater than three times the Series D conversion price.

  Mandatorily Redeemable Common Stock

  On September 23, 1999, the Company sold 370,000 shares of common stock to an executive officer of the Company for $1,387,500. In connection with this transaction, the Company recorded compensation expense of $3,792,500 representing the difference between the estimated fair market value of the common stock purchased and the amount paid. If the Company is not a public Company after the executive's employment ends, after at least an initial six month holding period, the executive may require the Company to purchase the shares at their then fair market value as determined by an independent appraiser.

17. Stockholders' Equity

  Common Stock

  On January 29, 1998, the Board of Directors amended the certificate of incorporation to increase the authorized shares of Common Stock to an aggregate of 14,500,000 shares with a par value

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES of $.01 and authorized 5,800,000 shares of Convertible Preferred Stock with a par value of $.01. In April 1999, the Company amended its certificate of incorporation and increased its authorized capital to 32,000,000 shares of Common Stock, $.01 par value, and 16,900,000 shares of Convertible Preferred Stock, $.01 par value, of which 3,446,070 shares were designated as Series A, 1,838,799 shares were designated as Series B and 6,269,875 shares were designated as Series C.

  In June 1999, the Company repurchased 100,000 shares of common stock for $2.00 per share from an executive officer of the Company.

  On December 1, 1999, the Company sold 250,000 shares of common stock to an executive officer for $1.6 million of which $640,000 was paid in January 2000, with the balance of $960,000 under a 10 year full recourse note bearing interest at 6.47% per annum. On November 30, 1999, the Company sold 100,000 shares of common stock to another executive officer of the Company for $640,000. In connection with these transactions, the Company recorded $4,410,000 of compensation expense representing the difference between the estimated fair market value of the common stock purchased and the amount paid.

  Series A Convertible Preferred Stock ("Series A")

  On January 29, 1998, the Company issued 3,446,070 shares of Series A to investors for $5,970,384, net of $30,531 issuance expense. The Series A is convertible, at the option of the holder, into shares of common stock at any time. The conversion price is $1.74, subject to certain anti-dilution protection rights. The Series A automatically converts (i) upon the closing of the Company's registration statement on a Form S-1 at a per share price of $6.97 or at an aggregate public offering price of no less than $15.0 million, prior to underwriting, commissions and expenses; or (ii) at the election of holders of more than 50% of the then outstanding Series A, voting together as a single class, at the current conversion ratio. In the event of liquidation, holders of Series A are entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.74, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The Series A carries voting rights equal to one vote per share, on an as converted basis. Holders of the Series A are entitled to receive dividends when, as and if, declared by the Company's board of directors. As of December 31, 1999, no dividends have been declared.

  Series B Convertible Preferred Stock ("Series B")

  On September 11, 1998, the Company issued 1,838,799 shares of Series B to investors for $5,969,470, net of $30,531 issuance expense. The Series B is convertible, at the option of the holder, into shares of Common Stock at any time. The conversion price is $3.26, subject to certain anti-dilution protection rights. The Series B automatically converts (i) upon the closing of the Company's registration statement on a Form S-1 at a per share price of $6.97 or at an aggregate public offering price of no less than $15.0 million, prior to underwriting, commissions and expenses; or (ii) at the election of holders of more than 50% of the then outstanding Series B, voting together as a single class, at the current conversion ratio. In the event of liquidation, holders of Series B are entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $3.26, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The Series B

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES carries voting rights equal to one vote per share, on an as converted basis. Holders of the Series B are entitled to receive dividends when, as and if, declared by the Company's board of directors. As of December 31, 1999, no dividends have been declared.

  Warrants
  The Company granted the investors of Series A, warrants to purchase a total of 344,520 shares of Common Stock at any time after August 1, 1998 at a price of $0.01 per share. The fair value of the warrants at the time of grant was determined to be approximately $596,000, using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 5%; expected life of eight months; zero dividend yield; and expected volatility of 75%. As of the effective date of the re-incorporation of the Company in the state of Delaware, the warrants were terminated.

  In connection with the Series B issuance, the Company granted the investors of Series B, warrants to purchase a total of 612,183 shares of common stock at any time after the closing of the transaction at a price of $0.001 per share. The fair value of the warrants at the time of grant was approximately $1,065,000, using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 5%; expected life of seven months; zero dividend yield; and expected volatility of 75%. As a result of the closing of the Series C on April 23, 1999, 459,139 warrants issued to the investors of Series B were exercised for 459,139 shares of common stock and the balance of the warrants was terminated.

18. Subsequent Events
  On February 2, 2000, the Company amended its certificate of incorporation and increased its authorized capital to 36,000,000 shares of common stock, $0.01 par value, and 17,600,000 shares of convertible preferred shares, $0.01 par value.

  In February 2000, the Company amended the Series D agreement such that the purchase price per share and the number of shares to be purchased upon the exercise of the option were changed to $4.66126 and 6,006,959 shares, respectively. Concurrent with the amendment, the Company issued 6,006,959 shares of Series D to investors for $27,950,000, net of $50,000 issuance expense. The Series D issue has a new stated liquidation preference of $4.66126 per share, plus all accrued and unpaid dividends whether or not paid. All other terms of the original Series D agreement remained unchanged. The conversion price of $4.66126 represents a discount from the market value of the common stock at the time of issuance. Accordingly, the discount amount is considered incremental yield ("the beneficial conversion feature"), to the preferred stockholders and has been accounted for as an embedded dividend to preferred stockholders. Based on the conversion terms of the Series D, an embedded dividend of approximately $32.3 million will be added to the net loss in the calculation of net loss applicable to common stockholders in the first quarter of 2000.

  In connection with the Series D issuance, 214,534 shares of Series D were purchased by an executive officer of the Company for approximately $1,000,000. In connection with this transaction, the Company will record compensation expense of approximately $3,075,000 in the first quarter of 2000, representing the difference between the estimated fair market value of the Series D purchased and the amount paid.

  During January 2000, the Company granted 270,900 stock options to employees under the 1997 Plan to purchase shares of common stock at an exercise price of $9.00 per share. In connection with this issuance, the Company will record $2,709,000 of deferred compensation in 2000.

               BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES

  On February 3, 2000, the board of directors approved a new stock option plan (the "2000 Plan") that provides for up to 5,200,000 shares of common stock for grant, either as incentive stock options or as nonqualified stock options, to purchase shares of the Company's common stock and for other stock-based awards to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors. During February and March 2000, the Company granted 2,339,321 options to employees and directors to purchase shares of common stock at exercise prices ranging from $9.00 to $18.00 per share.

  In connection with these awards, the Company will record approximately $18,511,000 of deferred compensation which will be amortized over the vesting period, which is generally four years. In addition, the board of directors approved an Employee Stock Purchase plan to purchase up to 300,000 shares of common stock.

  On March 31, 2000, the Company entered into a non-binding letter of intent with GE Capital and First Union National Bank for a proposed senior credit facility in an aggregate principal amount of $150 million. If finalized, it is expected that the proceeds from this financing would be used in connection with the deployment and expansion of the Company's telecommunications network and that this facility would replace the Company's existing vendor credit facility with NTFC Capital Corporation.

                              [INSIDE BACK COVER]

                [Map of our existing and planned networks]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Use of Proceeds..........................................................  14
Corporate Information....................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  24
Management...............................................................  47
Certain Transactions.....................................................  56
Principal Stockholders...................................................  61
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  69
Underwriting.............................................................  71
Legal Matters............................................................  73
Experts..................................................................  73
Where You Can Find More Information about Broadview Networks.............  73
Index to Financial Statements............................................ F-1

                                 ------------

   Through and including [   ] , 2000, (the 25th day after the date of this
prospectus) all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               7,000,000 Shares

                               ----------------

                       Broadview Networks Holdings, Inc.

                               ----------------

                                 Common Stock


                         [LOGO OF BROADVIEW NETWORKS]


                             Goldman, Sachs & Co.

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette

                      Representatives of the Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    Expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

      SEC registration fee.......................................... $   43,000
      Printing and engraving expenses............................... $  500,000
      Legal fees and expenses....................................... $  620,000
      Accountants' fees and expenses................................ $  650,000
      NASD filing fee............................................... $   13,000
      Nasdaq listing fee............................................ $   95,000
      Blue Sky fees and expenses.................................... $   10,000
      Transfer Agent's fees and expenses............................ $    3,000
      Miscellaneous costs........................................... $  266,000
                                                                     ----------
        Total....................................................... $2,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The Registrant's Restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    The Registrant's bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors, in addition to indemnification provided for in the Registrant's bylaws, and intends to enter into indemnification agreements with any new directors in the future.

Item 15. Recent Sales of Unregistered Securities.

    Since February 1, 1997, the Registrant has issued and sold the following unregistered securities:

      (1) On June 30, 1998, Coaxicom, Inc. a New York corporation and a predecessor of the Registrant, reincorporated in Delaware by merging with the Registrant, then a newly formed Delaware corporation. As a result of the merger, each outstanding common share of Coaxicom, Inc. was converted into the right to receive 290 shares of the common stock of the Registrant. Shares of preferred stock and outstanding options to acquire common stock of Coaxicom, Inc. were similarly adjusted. Numbers of shares in the paragraphs below are reported to give effect to this adjustments.

      (2) On April 21, 1997, the Registrant issued 1,160,000 shares of common stock to various private investors for $1.0 million in cash.

      (3) On September 30, 1997, the Registrant issued 290,000 shares of common stock valued at $300,000 to the stockholders of Briar Joy Development Corporation, now known as Broadview Networks, Inc., in exchange for the outstanding equity securities and certain indebtedness of Briar Joy Development Corporation.

      (4) In December 1997, the Registrant issued 252,300 shares of common stock to various private investors for approximately $435,000 in cash.

      (5) On January 29, 1998, in a transaction valued at $951,000, the Registrant issued 551,580 shares of common stock to the members of National CEJ, LLC, now known as Open Support Systems LLC, in exchange for membership interests in National CEJ, LLC.

      (6) On January 29, 1998, the Registrant issued 3,446,070 shares of Series A convertible preferred stock and warrants to purchase 344,520 shares of common stock at an exercise price of $0.01 per share to Communications Ventures II, L.P., Communications Ventures Affiliates
  Fund II, L.P., New Enterprise Associates VII, L.P., NEA Presidents Fund, NEA Ventures 1998, L.P. WPG Enterprise Fund III, LLC, Weiss, Peck & Greer Venture Associates IV, LLC, Weiss, Peck & Greer Venture Associates IV Cayman, L.P. and WPG Information Sciences Entrepreneur Fund L.P. for $6.0 million in cash. The warrants expired, unexercised, on June 30, 1998.

      (7) In January, 1998, the Registrant issued 87,000 shares of common stock to various private investors for approximately $150,000 in cash.

      (8) On June 28, 1998, the Registrant issued 116,000 shares of common stock to Vern Kennedy, Terrence Anderson, Tracy Korman, Scott Matukas, Colm Kelly, Eric Neikrug, Drury Phebus, John Crowley, Kevin Mattern, Philip Smith, Barry Korman and Karen Korman for approximately $200,000 in cash.

      (9) On September 9, 1998, the Registrant issued 1,838,799 shares of Series B convertible preferred stock with warrants to purchase 612,183 shares of common stock at an exercise price of $0.001 per share to Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., NEA Presidents Fund, WPG Enterprise Fund III, LLC, Weiss Peck & Greer Venture Associates IV, LLC, Weiss Peck & Greer Venture Associates IV Cayman, L.P. and WPG Information Sciences Entrepreneur Fund, L.P. for $6.0 million in cash.

      (10) On April 23, 1999, the Registrant issued 459,139 shares of common stock to Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., NEA Presidents Fund, WPG Enterprise Fund III, LLC, Weiss Peck & Greer Venture Associates IV, LLC, Weiss Peck & Greer Venture Associates IV Cayman, L.P. and WPG Information Sciences Entrepreneur Fund, L.P. for $459 in cash following the exercise of warrants granted on September 9, 1998.

      (11) On April 23, 1999, the Registrant issued 6,269,875 shares of Series C convertible preferred stock to Baker Communications Fund, L.P., Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., WPG Enterprise Fund III, LLC, Weiss, Peck & Greer Venture Associates IV Cayman, L.P. and WPG Information Sciences Entrepreneur Fund L.P. for $28.0 million in cash.

      (12) On September 23, 1999, the Registrant issued 370,000 shares of common stock to Joel D. Gross at a price of $3.75 per share, or $1.4 million, and 830,000 options under the 1997 Stock Option Plan with an exercise price of $3.75 per share.

      (13) On November 30, 1999, the Registrant issued 100,000 shares of common stock to Kenneth A. Shulman at a price of $6.40 per share, or $640,000, and 250,000 options under the 1997 Stock Option Plan with an exercise price of $6.40 per share.

      (14) On December 1, 1999, the Registrant issued 250,000 shares of common stock to George F. Holland at a price of $6.40 per share, or $1.6 million, and 300,000 options under the 1997 Stock Option Plan with an exercise price of $6.40 per share.

      (15) In February 2000, the Registrant issued 6,006,959 shares of Series D convertible preferred stock to Baker Communications Fund, L.P., Communications Ventures II, L.P., Communications Ventures Affiliates Fund II, L.P., New Enterprise Associates VII, L.P., WPG Enterprise Fund III, LLC, Weiss, Peck & Greer Venture Associates IV Cayman, L.P. and WPG Information Sciences Entrepreneur Fund L.P., Joel Gross and The State Treasurer of the State of Michigan, Custodian of the Michigan Public School Employees' Retirement System, State Employees' Retirement System and Michigan State Police Retirement System for $28.0 million.

      (16) In addition to the option issuances referred to in paragraphs
  (12), (13) and (14) above, since January 1, 1997, the Registrant has issued 2,902,765 options to purchase shares of common stock under the 1997 Stock Option Plan. The options were issued at the following times and with the following exercise prices:

  . In January, 1997, 29,000 options with an exercise price of $0.3448 per share

  . From January, 1997 to June, 1997, 165,300 options with an exercise price of $0.8621 per share

  . In September, 1997, 192,324 options with an exercise price of $0.0001 per share

  . In September 1997, 43,500 options with an exercise price of $3.4483 per share

  . From September 1997 to June 1998, 526,431 options with an exercise price of $1.7241 per share

  . From June 1998 to May 1999, 901,519 options with an exercise price of $1.75 per share

  . From June 1999 to August 1999, 179,900 options with an exercise price of $2.00 per share

  .   In May 1999, 60,000 options with an exercise price of $2.75 per share

  . From August 1999 to September 1999, 65,370 options with an exercise price of $3.75 per share

  . From October 1999 to December 1999, 407,188 options with an exercise price of $6.40 per share

  . From December 1999 to January 2000, 332,233 options with an exercise price of $9.00 per share

      (17) In February 2000, under its 2000 Long Term Incentive Plan, the Registrant issued to five of its executive officers options to purchase an aggregate of 980,000 shares of common stock at an exercise price of $9.00 per share.

      (18) In addition to the option issuances referred to in paragraph (17) above, the Registrant has issued options to purchase an aggregate of 1,359,321 shares of common stock under the 2000 Long Term Incentive Plan. The options were issued at the following times and with the following exercise prices:

  . In February 2000, 797,721 options with an exercise price of $9.00 per share

  . In February 2000, 86,200 options with an exercise price of $16.00 per share

  . In March 2000, 475,400 options with an exercise price of $18.00 per share

      (19) Since February 1, 1997, the Registrant has issued 121,392 shares of common stock following the exercise of options granted to employees, at an average exercise price of $0.07 per share.

    The issuances of options and sales of common stock upon exercise thereof described in paragraphs (16), (18) and (19) above were exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder. All option grants and sales of common stock described in these paragraphs were effected pursuant to compensatory benefit plans and contracts relating to compensation.

    The sales of securities described in paragraphs (2) through (15) and (17) were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each transaction were accredited or sophisticated investors and represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, legends were affixed to share certificates and other instruments issued prohibiting transfer without registration under the Securities Act or the availability of an exemption from registration. All recipients either received adequate information about the Company or had access, through employment relationships or otherwise, to such information.

    The issuance of the securities of the Registrant in the reincorporation transaction described in paragraph (1) above was exempt from registration under the Securities Act in reliance on Section 3(a)(9) thereof. No material changes were made to the Registrant's capital structure or to the rights of the stockholders other than the reincorporation of the Registrant in Delaware. No consideration was paid to the Registrant or to any stockholder in connection with the transaction.

Item 16. Exhibits and Financial Statement Schedule

    (a) Exhibits

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement
  3.1    Form of Amended and Restated Certificate of Incorporation of Broadview
         Networks+
  3.2    Form of Amended and Restated Bylaws of Broadview Networks+
  4.1    Specimen common stock certificate
  5.1    Form of Opinion of Mayer, Brown & Platt as to legality of the securities being issued
 10.1    Lease, dated May 27, 1998 between Broadview Networks Holdings, Inc.
         (formerly known as Coaxicom, Inc.) and 45-18 Court Square, Suite 403,
         Long Island City, New York+
 10.2    Lease, dated October 20, 1998 between Broadview Networks Holdings,
         Inc. (formerly known as Coaxicom, Inc.) and 45-18 Court Square, LLC, for property located at 45-18 Court Square, Suite 400, Long Island
         City, New York+
 10.3    Lease, dated April 28, 1999 between Broadview Networks Holdings, Inc.
         (formerly known as Coaxicom, Inc.) and 45-18 Court Square, LLC, for property located at 45-18 Court Square, Suite 300, Long Island City,
         New York+
 10.4    Lease, dated March 27, 1997 between Broadview Networks Holdings, Inc.
         (formerly known as Coaxicom, Inc.) and 45-18 Court Square, LLC, for property located at 45-18 Court Square, Suite 502, Long Island City,
         New York+
 10.5    Lease, dated March 19, 1999 between Broadview Networks Holdings, Inc.
         (formerly known as Community Networks, Inc.) and Standard Motor
         Products, Inc. for property located at 37-18 Northern Boulevard, Long
         Island City, New York+
 10.6    Lease, dated December 30, 1999 between Broadview Networks, Inc. and 59
         Maiden Lane Associates, LLC, for property located at 59 Maiden Lane,
         27th Floor, New York, New York+
 10.7    Lease, dated January 9, 1997 between Broadview Networks, Inc.
         (formerly known as Community Networks, Inc.) and Briar Joy Development
         Corp., for property located at 205-213 South Salina Street, 2nd Floor,
         Syracuse, New York+

 Exhibit
 Number  Description
 ------- -----------
 10.8    Lease dated June 16, 1999 between Broadview Networks, Inc. (formerly known as Community Networks, Inc.) and 224 Harrison Associates, LLC,
         for property located at 224 Harrison Street, 5th floor, Syracuse, New
         York+
 10.9    Lease, dated June 16, 1999 between Broadview Networks, Inc. (formerly known as Community Networks, Inc.) and 224 Harrison Associates, LLC,
         for property located at 224 Harrison Street, 4th Floor, Syracuse, New
         York+
 10.10   Lease, dated November 25, 1998 between Broadview Networks, Inc.
         (formerly known as Community Networks, Inc.) and Starbucks Coffee
         Company, for property located at 2 Robins Lane, 2nd Floor, Jericho,
         New York+
 10.11   Lease, dated September 25, 1998 between Broadview Networks, Inc.
         (formerly known as Community Networks, Inc.) and Galesi Management, for property located at 100 State Street, Suite 140, Albany, New York+
 10.12   Lease, dated October 22, 1998 between Broadview Networks Holdings,
         Inc. (formerly known as Coaxicom, Inc.) and Main Place Liberty Group, for property located at 416-426 Main Street, Suite 500, Buffalo, New
         York+
 10.13   Lease, dated September 23, 1999 between Broadview Networks, Inc.
         (formerly known as Community Networks Inc.) and Hood Business Park,
         LLC, for property located at Hood Business Park, 500 Rutherford
         Avenue, 2nd Floor, Charlestown, Massachusetts+
 10.14   Lease, dated January 31, 2000 between Broadview Networks, Inc. and 400
         Horsham Road Associates, L.P., for 26,000 sq. ft. property located at
         400 Horsham Road, Horsham, Pennsylvania+
 10.15   Lease, dated January 31, 2000 between Broadview Networks, Inc. and 400
         Horsham Road Associates, L.P., for 10,000 sq. ft. property located at
         400 Horsham Road, Horsham, Pennsylvania+
 10.16   Lease, dated July 15, 1998 between Open Support Systems, LLC and
         Robert S. Sloat, for property located at 21 Charles Street, 4th Floor,
         Westport, Connecticut+
 10.17   Securities Purchase Agreement, dated as of April 23, 1999, among
         Broadway Networks Holdings, Inc., Baker Communications Fund,
         ComVentures, New Enterprise Associates, and Weiss, Peck & Greer
         Venture Partners+
 10.18   Amendment No. 1, dated February 2, 2000, to Securities Purchase
         Agreement dated as of April 23, 1999, among Broadview Networks
         Holdings, Inc., Baker Communications Fund, ComVentures, New Enterprise
         Associates, Weiss, Peck & Greer Venture Partners and Joel Gross+
 10.19   Amendment No. 2, dated February 4, 2000, to Securities Purchase
         Agreement dated as of April 23, 1999, among Broadview Networks
         Holdings, Inc., Baker Communications Fund, ComVentures, New Enterprise
         Associates, Weiss, Peck & Greer Venture Partners, Joel Gross and The
         State Treasurer of the State of Michigan, as Custodian of the Michigan
         Public School Employees' Retirement System, State Employees'
         Retirement System and Michigan State Police Retirement System+
 10.20   Shareholders' Agreement, dated as of April 23, 1999, among Broadview
         Networks Holdings, Inc., Baker Communications Fund, Communications
         Ventures, New Enterprise Associates, Weiss, Peck & Greer Venture
         Partners and the founders of Broadview Networks+
 10.21   Amendment No. 1, dated February 2, 2000, to Shareholders' Agreement dated April 23, 1999, among Broadview Networks Holdings, Inc., Baker
         Communications Fund, ComVentures, New Enterprise Associates, Weiss,
         Peck & Greer Venture Partners, the founders of Broadview Networks and
         Joel Gross+

 Exhibit
 Number  Description
 ------- -----------
 10.22   Amendment No. 2, dated February 4, 2000, to Shareholders' Agreement dated April 23, 1999, among Broadview Networks Holdings, Inc., Baker
         Communications Fund, ComVentures, New Enterprise Associates, Weiss,
         Peck & Greer Venture Partners, the founders of Broadview Networks,
         Joel Gross and The State Treasurer of the State of Michigan, as
         Custodian of the Michigan Public School Employees' Retirement System,
         State Employees' Retirement System and Michigan State Police
         Retirement System+
 10.23   Amendment No. 3, dated February 7, 2000, to Shareholders' Agreement dated April 23, 1999, among Broadview Networks Holdings, Inc., Baker
         Communications Fund, ComVentures, New Enterprise Associates, Weiss,
         Peck & Greer Venture Partners, the founders of Broadview Networks,
         Joel Gross and The State Treasurer of the State of Michigan, as
         Custodian of the Michigan Public School Employees' Retirement System,
         State Employees' Retirement System and Michigan State Police
         Retirement System+
 10.24   Interconnection Agreement, dated as of September 4, 1998, between
         Community Networks of Massachusetts and New England Telephone and
         Telegraph Company (d/b/a Bell Atlantic--Massachusetts)+
 10.25   Interconnection Agreement, dated as of December 18, 1998, between
         Broadview Networks, Inc. formerly known as Community Networks, Inc.
         and New York Telephone Company (d/b/a Bell Atlantic--New York)+
 10.26   Loan and Security Agreement, dated as of October 22, 1999, by and among Broadview Networks Holdings, Inc., each of its subsidiaries and
         NTFC Capital Corporation+
 10.27   Waiver Agreement No. 1 dated December 31, 1999 to the Loan and
         Security Agreement dated October 22, 1999 by and among Broadview
         Networks Holdings, Inc., each of its subsidiaries and NTFC Capital
         Corporation+
 10.28   Master Purchase Agreement, dated March 30, 1999, between Broadview
         Networks, Inc. and Northern Telecommunication, Inc., as amended+
 10.29   Wholesale Service Agreement, dated April 8, 1996, between Broadview
         Networks, Inc. and Frontier Communications of the West, Inc., as
         amended+
 10.30   Form of Employment Agreement between Broadview Networks Holdings, Inc.
         and each of Vern M. Kennedy, Eric G. Roden, Colm D. Kelly, George F.
         Holland, Terrence J. Anderson and Tracy W. Korman+
 10.31   Employment Agreement, dated as of October 1, 1999, between Joel D.
         Gross and Broadview Networks Holdings, Inc.+
 10.32   Employment Agreement, dated as of December 14, 1999 between Kenneth A.
         Shulman and Broadview Networks Holdings, Inc.+
 10.33   Broadview Networks 1997 Stock Option Plan
 10.34   Broadview Networks 2000 Long Term Incentive Plan
 10.35   Broadview Networks 2000 Employee Stock Purchase Plan*
 10.36   Lease, dated March 15, 2000 between Broadview Networks Holdings, Inc.
         and 744 Elroy Investors LLC, for property located in Newark, New
         Jersey
 10.37   Lease, dated January 19, 2000 between Broadview Networks, Inc. and The
         Port Authority of New York and New Jersey, for property located in the
         World Trade Center, New York, New York
 10.38   Sublease, between Broadview Networks, Inc. and C-Cube Microsystems,
         Inc., leasing from Robert Martin Company, for property located in
         White Plains, New York
 10.39   Interconnection Agreement, dated as of March 13, 2000, between
         Broadview Networks, Inc. and Bell Atlantic Pennsylvania, Inc.
 21.1    Subsidiaries of Broadview Networks Holdings, Inc.+
 23.1    Consent of PricewaterhouseCoopers LLP
 23.4    Consent of Mayer, Brown & Platt (included in Exhibit 5.1)

 Exhibit
 Number  Description
 ------- -----------
 24.1    Power of Attorney+
 27.1    Financial Data Schedule
     (b) Financial Statement Schedule
 99.1    Report of Independent Accountants on Financial Statement Schedule--
         Valuation and qualifying accounts
 99.2    Valuation and qualifying accounts

--------
*To be filed by amendment
+Previously filed

Item 17. Undertakings

    Broadview Networks hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, Broadview Networks has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Broadview Networks of expenses incurred or paid by a director, officer or controlling person of Broadview Networks in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Broadview Networks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

    Broadview Networks undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Broadview Networks pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 7th DAY OF APRIL, 2000.

                                          BROADVIEW NETWORKS HOLDINGS, INC.

                                          By:     /s/ Vern M. Kennedy
                                            -----------------------------------
                                                      Vern M. Kennedy
                                                  Chief Executive Officer

                 Signature                            Title                  Date
                 ---------                            -----                  ----

            /s/ Vern M. Kennedy             President, Chief Executive   April 7, 2000
___________________________________________  Officer (Principal
              Vern M. Kennedy                Executive Officer) and
                                             Chairman of the Board of
                                             Directors

             /s/ Joel D. Gross              Chief Financial Officer      April 7, 2000
___________________________________________  (Principal Financial
               Joel D. Gross                 Officer and Principal
                                             Accounting Officer)

                     *                      Executive Vice President--   April 7, 2000
___________________________________________  Finance
           Terrence J. Anderson

                     *                      Executive Vice President--   April 7, 2000
___________________________________________  Customer Relationship
              Tracy W. Korman                Management

                     *                      Executive Vice President--   April 7, 2000
___________________________________________  Sales and Marketing
             George F. Holland

                     *                      Chief Technology Officer     April 7, 2000
___________________________________________
            Kenneth A. Shulman

                     *                      Chief Operating Officer      April 7, 2000
___________________________________________
               Eric G. Roden

                     *                      Chief Information Officer    April 7, 2000
___________________________________________
               Colm D. Kelly

                     *                      Director                     April 7, 2000
___________________________________________
              Heidi B. Heiden


                 Signature                            Title                  Date
                 ---------                            -----                  ----

                     *                      Director                     April 7, 2000
___________________________________________
             Stuart A. Mencher

                     *                      Director                     April 7, 2000
___________________________________________
              Edward W. Scott

                     *                      Director                     April 7, 2000
___________________________________________
          Roland A. Van der Meer


*By:       /s/ Vern M. Kennedy
-------------------------------------
              Vern M. Kennedy
             Attorney-In-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement
  3.1    Form of Amended and Restated Certificate of Incorporation of Broadview
         Networks+
  3.2    Form of Amended and Restated Bylaws of Broadview Networks+
  4.1    Specimen common stock certificate
  5.1    Form of Opinion of Mayer, Brown & Platt as to legality of the securities being issued
 10.1    Lease, dated May 27, 1998 between Broadview Networks Holdings, Inc.
         (formerly known as Coaxicom, Inc.) and 45-18 Court Square, Suite 403,
         Long Island City, New York+
 10.2    Lease, dated October 20, 1998 between Broadview Networks Holdings,
         Inc. (formerly known as Coaxicom, Inc.) and 45-18 Court Square, LLC, for property located at 45-18 Court Square, Suite 400, Long Island
         City, New York+
 10.3    Lease, dated April 28, 1999 between Broadview Networks Holdings, Inc.
         (formerly known as Coaxicom, Inc.) and 45-18 Court Square, LLC, for property located at 45-18 Court Square, Suite 300, Long Island City,
         New York+
 10.4    Lease, dated March 27, 1997 between Broadview Networks Holdings, Inc.
         (formerly known as Coaxicom, Inc.) and 45-18 Court Square, LLC, for property located at 45-18 Court Square, Suite 502, Long Island City,
         New York+
 10.5    Lease, dated March 19, 1999 between Broadview Networks Holdings, Inc.
         (formerly known as Community Networks, Inc.) and Standard Motor
         Products, Inc. for property located at 37-18 Northern Boulevard, Long
         Island City, New York+
 10.6    Lease, dated December 30, 1999 between Broadview Networks, Inc. and 59
         Maiden Lane Associates, LLC, for property located at 59 Maiden Lane,
         27th Floor, New York, New York+
 10.7    Lease, dated January 9, 1997 between Broadview Networks, Inc.
         (formerly known as Community Networks, Inc.) and Briar Joy Development
         Corp., for property located at 205-213 South Salina Street, 2nd Floor,
         Syracuse, New York+
 10.8    Lease dated June 16, 1999 between Broadview Networks, Inc. (formerly known as Community Networks, Inc.) and 224 Harrison Associates, LLC,
         for property located at 224 Harrison Street, 5th floor, Syracuse, New
         York+
 10.9    Lease, dated June 16, 1999 between Broadview Networks, Inc. (formerly known as Community Networks, Inc.) and 224 Harrison Associates, LLC,
         for property located at 224 Harrison Street, 4th Floor, Syracuse, New
         York+
 10.10   Lease, dated November 25, 1998 between Broadview Networks, Inc.
         (formerly known as Community Networks, Inc.) and Starbucks Coffee
         Company, for property located at 2 Robins Lane, 2nd Floor, Jericho,
         New York+
 10.11   Lease, dated September 25, 1998 between Broadview Networks, Inc.
         (formerly known as Community Networks, Inc.) and Galesi Management, for property located at 100 State Street, Suite 140, Albany, New York+
 10.12   Lease, dated October 22, 1998 between Broadview Networks Holdings,
         Inc. (formerly known as Coaxicom, Inc.) and Main Place Liberty Group, for property located at 416-426 Main Street, Suite 500, Buffalo, New
         York+
 10.13   Lease, dated September 23, 1999 between Broadview Networks, Inc.
         (formerly known as Community Networks Inc.) and Hood Business Park,
         LLC, for property located at Hood Business Park, 500 Rutherford
         Avenue, 2nd Floor, Charlestown, Massachusetts+

 Exhibit
 Number  Description
 ------- -----------
 10.14   Lease, dated January 31, 2000 between Broadview Networks, Inc. and 400
         Horsham Road Associates, L.P., for 26,000 sq. ft. property located at
         400 Horsham Road, Horsham, Pennsylvania+
 10.15   Lease, dated January 31, 2000 between Broadview Networks, Inc. and 400
         Horsham Road Associates, L.P., for 10,000 sq. ft. property located at
         400 Horsham Road, Horsham, Pennsylvania+
 10.16   Lease, dated July 15, 1998 between Open Support Systems, LLC and
         Robert S. Sloat, for property located at 21 Charles Street, 4th Floor,
         Westport, Connecticut+
 10.17   Securities Purchase Agreement, dated as of April 23, 1999, among
         Broadway Networks Holdings, Inc., Baker Communications Fund,
         ComVentures, New Enterprise Associates, and Weiss, Peck & Greer
         Venture Partners+
 10.18   Amendment No. 1, dated February 2, 2000, to Securities Purchase
         Agreement dated as of April 23, 1999, among Broadview Networks
         Holdings, Inc., Baker Communications Fund, ComVentures, New Enterprise
         Associates, Weiss, Peck & Greer Venture Partners and Joel Gross+
 10.19   Amendment No. 2, dated February 4, 2000, to Securities Purchase
         Agreement dated as of April 23, 1999, among Broadview Networks
         Holdings, Inc., Baker Communications Fund, ComVentures, New Enterprise
         Associates, Weiss, Peck & Greer Venture Partners, Joel Gross and The
         State Treasurer of the State of Michigan, as Custodian of the Michigan
         Public School Employees' Retirement System, State Employees'
         Retirement System and Michigan State Police Retirement System+
 10.20   Shareholders' Agreement, dated as of April 23, 1999, among Broadview
         Networks Holdings, Inc., Baker Communications Fund, Communications
         Ventures, New Enterprise Associates, Weiss, Peck & Greer Venture
         Partners and the founders of Broadview Networks+
 10.21   Amendment No. 1, dated February 2, 2000, to Shareholders' Agreement dated April 23, 1999, among Broadview Networks Holdings, Inc., Baker
         Communications Fund, ComVentures, New Enterprise Associates, Weiss,
         Peck & Greer Venture Partners, the founders of Broadview Networks and
         Joel Gross+
 10.22   Amendment No. 2, dated February 4, 2000, to Shareholders' Agreement dated April 23, 1999, among Broadview Networks Holdings, Inc., Baker
         Communications Fund, ComVentures, New Enterprise Associates, Weiss,
         Peck & Greer Venture Partners, the founders of Broadview Networks,
         Joel Gross and The State Treasurer of the State of Michigan, as
         Custodian of the Michigan Public School Employees' Retirement System,
         State Employees' Retirement System and Michigan State Police
         Retirement System+
 10.23   Amendment No. 3, dated February 7, 2000, to Shareholders' Agreement dated April 23, 1999, among Broadview Networks Holdings, Inc., Baker
         Communications Fund, ComVentures, New Enterprise Associates, Weiss,
         Peck & Greer Venture Partners, the founders of Broadview Networks,
         Joel Gross and The State Treasurer of the State of Michigan, as
         Custodian of the Michigan Public School Employees' Retirement System,
         State Employees' Retirement System and Michigan State Police
         Retirement System+
 10.24   Interconnection Agreement, dated as of September 4, 1998, between
         Community Networks of Massachusetts and New England Telephone and
         Telegraph Company (d/b/a Bell Atlantic--Massachusetts)+
 10.25   Interconnection Agreement, dated as of December 18, 1998, between
         Broadview Networks, Inc. formerly known as Community Networks, Inc.
         and New York Telephone Company (d/b/a Bell Atlantic--New York)+

 Exhibit
 Number  Description
 ------- -----------
 10.26   Loan and Security Agreement, dated as of October 22, 1999, by and among Broadview Networks Holdings, Inc., each of its subsidiaries and
         NTFC Capital Corporation+
 10.27   Waiver Agreement No. 1 dated December 31, 1999 to the Loan and
         Security Agreement dated October 22, 1999 by and among Broadview
         Networks Holdings, Inc., each of its subsidiaries and NTFC Capital
         Corporation+
 10.28   Master Purchase Agreement, dated March 30, 1999, between Broadview
         Networks, Inc. and Northern Telecommunication, Inc., as amended+
 10.29   Wholesale Service Agreement, dated April 8, 1996, between Broadview
         Networks, Inc. and Frontier Communications of the West, Inc., as
         amended+
 10.30   Form of Employment Agreement between Broadview Networks Holdings, Inc.
         and each of Vern M. Kennedy, Eric G. Roden, Colm D. Kelly, George F.
         Holland, Terrence J. Anderson and Tracy W. Korman+
 10.31   Employment Agreement, dated as of October 1, 1999, between Joel D.
         Gross and Broadview Networks Holdings, Inc.+
 10.32   Employment Agreement, dated as of December 14, 1999 between Kenneth A.
         Shulman and Broadview Networks Holdings, Inc.+
 10.33   Broadview Networks 1997 Stock Option Plan
 10.34   Broadview Networks 2000 Long Term Incentive Plan
 10.35   Broadview Networks 2000 Employee Stock Purchase Plan*
 10.36   Lease, dated March 15, 2000 between Broadview Networks Holdings, Inc.
         and 744 Elroy Investors LLC, for property located in Newark, New
         Jersey.
 10.37   Lease, dated January 19, 2000 between Broadview Networks, Inc. and The
         Port Authority of New York and New Jersey, for property located in the
         World Trade Center, New York, New York
 10.38   Sublease, between Broadview Networks, Inc. and C-Cube Microsystems,
         Inc., leasing from Robert Martin Company, for property located in
         White Plains, New York.
 10.39   Interconnection Agreement, dated as of March 13, 2000, between
         Broadview Networks, Inc. and Bell Atlantic Pennsylvania, Inc.
 21.1    Subsidiaries of Broadview Networks Holdings, Inc.+
 23.1    Consent of PricewaterhouseCoopers LLP
 23.4    Consent of Mayer, Brown & Platt (included in Exhibit 5.1)
 24.1    Power of Attorney+
 27.1    Financial Data Schedule
   (b) Financial Statement Schedule

 99.1    Report of Independent Accountants on Financial Statement Schedule--
         Valuation and qualifying accounts
 99.2    Valuation and qualifying accounts

--------
*To be filed by amendment
+Previously filed